As filed with the Securities and Exchange Commission on March 11, 2022

Registration No. 333-255100
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 205

Amendment No. 2 to
FORM F-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Performance Shipping Inc.
(Exact name of registrant as specified in its charter)

Republic of the Marshall Islands	4412	N.A.
(State or other jurisdiction of corporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No. 98-1220963)

Performance Shipping Inc.
373 Syngrou Avenue
175 64 Palaio Faliro
Athens, Greece
Tel: +30-216-600-2400
(Address and telephone number of Registrant’s principal executive offices)

With copy to:

Will Vogel
Watson Farley & Williams LLP
250 West 55th Street
New York, New York 10019
(212) 922-2200
(Name, Address and telephone number of agent for service)

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company ☐

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

†	The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED MARCH 11, 2022

PRELIMINARY PROSPECTUS

333,333

Units consisting of
Common Shares or
Pre-Funded Warrants to Purchase Common Shares and
Class A Warrants to Purchase Common Shares

Performance Shipping Inc.

In an underwritten offering, we are offering 333,333 units consisting of one common share, par value of $0.01 per share (which we refer to as a “common share”), and one Class A Warrant to purchase one common share. Each Class A Warrant will be immediately exercisable at an exercise price of $      per share (or 110% of the price of each unit sold in this offering) and expire five years after the issuance date.

We are also offering to each purchaser, with respect to the purchase of units that would otherwise result in the purchaser’s beneficial ownership exceeding 4.99% of our outstanding common shares immediately following the consummation of this offering, the opportunity to purchase units including one pre-funded warrant in lieu of one common share in the unit. Subject to limited exceptions, a holder of pre-funded warrants will not have the right to exercise any portion of its pre-funded warrants if the holder, together with its affiliates, would beneficially own in excess of 4.99% (or, at the election of the holder, such limit may be increased to up to 9.99%) of the number of common shares outstanding immediately after giving effect to such exercise. Each pre-funded warrant will be exercisable for one common share. The purchase price of each unit including a pre-funded warrant will be equal to the price per unit including one common share, minus $0.01, and the remaining exercise price of each pre-funded warrant will equal $0.01 per share. The pre-funded warrants will be immediately exercisable and may be exercised at any time until all of the pre-funded warrants are exercised in full. For each unit including a pre-funded warrant we sell (without regard to any limitation on exercise set forth therein), the number of units including a common share we are offering will be decreased on a one-for-one basis.

The common shares sold in this offering include preferred stock purchase rights that trade with the common shares.

The common shares and pre-funded warrants, if any, can each be purchased in this offering only with the accompanying Class A Warrant (other than pursuant to the option of the underwriters to purchase additional units) as part of a unit, but the components of the units will immediately separate upon issuance.

Our common shares are listed on the Nasdaq Capital Market, or the NASDAQ, under the symbol “PSHG”.

There is currently no established trading market for the pre-funded warrants or Class A Warrants, and we do not expect one to develop. We do not intend to list the pre-funded warrants or the Class A Warrants on any securities exchange or other trading market. Without an active trading market, the liquidity of these securities will be limited.

Investing in our securities is highly speculative and involves a high degree of risk. See “Risk Factors” beginning on page 6 of this prospectus for a discussion of information that should be considered in connection with an investment in our securities.

	Per Unit	Per Pre Funded Unit	Total(2)
Public offering price	$	$	$
Underwriters fees and commissions (1)	$	$	$
Proceeds to the Company, before expenses	$	$	$

(1)	We refer you to the section entitled “Underwriting” of this prospectus for a description of the compensation payable to the underwriters, including reimbursable expenses.

(2)	Assumes that the underwriters do not exercise their option to purchase additional units.

We have granted the underwriters an option for a period of up to 30 days to purchase up to 49,999 additional common shares or pre-funded warrants and/or 49,999 additional Class A Warrants.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Delivery of the units to purchasers in the offering is expected to be made on or about             , 2022.

H.C. Wainwright & Co.
The date of this prospectus is                 , 2022.

ABOUT THIS PROSPECTUS

You should rely only on the information contained and incorporated by reference into this prospectus and in any free writing prospectus that we authorize to be distributed to you. We have not, and the underwriters have not, authorized anyone to provide you with additional or different information or to make representations other than those contained in this prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. This document may only be used where it is legal to sell these securities. You should assume that the information contained in this prospectus is accurate only as of the date of this prospectus. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer is not permitted.

We obtained certain statistical data, market data and other industry data and forecasts used or incorporated by reference into this prospectus from publicly available information. While we believe that the statistical data, industry data, forecasts and market research are reliable, we have not independently verified the data, and we do not make any representation as to the accuracy of the information.

i

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Matters discussed in this prospectus, or any prospectus supplement, and the documents incorporated by reference may constitute forward-looking statements. The Private Securities Litigation Reform Act of 1995 provides safe harbor protections for forward-looking statements in order to encourage companies to provide prospective information about their business. Forward-looking statements include, but are not limited to, statements concerning plans, objectives, goals, strategies, future events or performance, underlying assumptions and other statements, which are other than statements of historical facts.

Performance Shipping Inc., or the Company, desires to take advantage of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and is including this cautionary statement in connection with this safe harbor legislation. This document and any other written or oral statements made by the Company or on its behalf may include forward-looking statements, which reflect its current views with respect to future events and financial performance, and are not intended to give any assurance as to future results. When used in this document, the words “believe”, “anticipate,” “intends,” “estimate,” “forecast,” “project,” “plan,” “potential,” “will,” “may,” “should,” “expect” “targets,” “likely,” “would,” “could,” “seeks,” “continue,” “possible,” “might,” “pending” and similar expressions, terms or phrases may identify forward-looking statements.

In this prospectus, and any prospectus supplement, “we”, “us”, “our” and “the Company” all refer to Performance Shipping Inc. and its subsidiaries, unless the context requires otherwise.

The forward-looking statements in this document are based upon various assumptions, many of which are based, in turn, upon further assumptions, including without limitation, management’s examination of historical operating trends, data contained in its records and other data available from third parties. Although the Company believes that these assumptions were reasonable when made, because these assumptions are inherently subject to significant uncertainties and contingencies which are difficult or impossible to predict and are beyond its control, the Company cannot assure you that it will achieve or accomplish these expectations, beliefs or projections.

Such statements reflect the Company’s current views with respect to future events and are subject to certain risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those described herein as anticipated, believed, estimated, expected or intended. The Company is making investors aware that such forward-looking statements, because they relate to future events, are by their very nature subject to many important factors that could cause actual results to differ materially from those contemplated.

In addition to these important factors and matters discussed elsewhere herein, including under the heading “Risk Factors,” and in the documents incorporated by reference herein, important factors that, in its view, could cause actual results to differ materially from those discussed in the forward-looking statements include, but are not limited to: the strength of world economies, fluctuations in currencies and interest rates, general market conditions, including fluctuations in charter rates and vessel values, changes in demand in the tanker shipping industry, changes in the supply of vessels, changes in worldwide oil production and consumption and storage, changes in our operating expenses, including bunker prices, crew costs, drydocking and insurance costs, our future operating or financial results, availability of financing and refinancing and changes to our financial condition and liquidity, including our ability to pay amounts that it owes and obtain additional financing to fund capital expenditures, acquisitions and other general corporate activities and our ability to obtain financing and comply with the restrictions and other covenants in our financing arrangements, our ability to continue as a going concern, potential liability from pending or future litigation and potential costs due to environmental damage and vessel collisions, the market for our vessels, availability of skilled workers and the related labor costs, compliance with governmental, tax, environmental and safety regulation, any non-compliance with the U.S. Foreign Corrupt Practices Act of 1977 (FCPA) or other applicable regulations relating to bribery, the impact of the discontinuance of LIBOR after 2021 on interest rates of our debt that reference LIBOR, general economic conditions and conditions in the oil industry, effects of new products and new technology in our industry, the failure of counter parties to fully perform their contracts with us, our dependence on key personnel, adequacy of insurance coverage, our ability to obtain indemnities from customers, changes in laws, treaties or regulations, the volatility of the price of our common shares, our incorporation under the laws of the Marshall Islands and the different rights to relief that may be available compared to other countries, including the United States, changes in governmental rules and regulations or actions taken by regulatory authorities, general domestic and international political conditions or events, including “trade wars,” armed conflicts including the conflict in Ukraine, acts by terrorists or acts of piracy on ocean-going vessels, the length and severity of epidemics and pandemics, including the ongoing outbreak of the novel coronavirus (COVID-19) and its impact on the demand for seaborne transportation of petroleum and other types of products, potential disruption of shipping routes due to accidents, labor disputes or political events, and other important factors described from time to time in the reports filed by the Company with the Securities and Exchange Commission, or the SEC.

This prospectus, and any prospectus supplement, may contain assumptions, expectations, projections, intentions and beliefs about future events. These statements are intended as forward-looking statements. The Company may also from time to time make forward-looking statements in other documents and reports that are filed with or submitted to the SEC, in other information sent to the Company’s security holders, and in other written materials. The Company also cautions that assumptions, expectations, projections, intentions and beliefs about future events may and often do vary from actual results and the differences can be material. The Company undertakes no obligation to publicly update or revise any forward-looking statement contained in this prospectus, and any prospectus supplement, whether as a result of new information, future events or otherwise, except as required by law.

ii

SERVICE OF PROCESS AND ENFORCEABILITY OF CIVIL LIABILITIES

We are a Marshall Islands company and our principal executive office is located outside the United States in Greece. A majority of our directors, officers and the experts named in this prospectus reside outside the United States. In addition, a substantial portion of our assets and the assets of certain of our directors, officers and experts are located outside of the United States. As a result, you may have difficulty serving legal process within the United States upon us or any of these persons. You may also have difficulty enforcing, both in and outside the United States, judgments you may obtain in United States courts against us or these persons in any action, including actions based upon the civil liability provisions of United States federal or state securities laws.

Furthermore, there is substantial doubt that the courts of the Marshall Islands or Greece would enter judgments in original actions brought in those courts predicated on United States federal or state securities laws.

iii

PART I
PROSPECTUS SUMMARY

This summary highlights certain information that appears elsewhere in this prospectus or in documents incorporated by reference herein, and this summary is qualified in its entirety by that more detailed information. This summary may not contain all of the information that may be important to you. We urge you to carefully read this entire prospectus and the documents incorporated by reference herein. As an investor or prospective investor, you should also review carefully the sections entitled “Cautionary Statement Regarding Forward-Looking Statements” and “Risk Factors” in this prospectus and in our annual report on Form 20-F for the year ended December 31, 2021, filed with the SEC on March 11, 2022, or our Annual Report.

Unless the context otherwise requires, as used in this prospectus, the terms “Company,” “we,” “us,” and “our” refer to Performance Shipping Inc. and all of its subsidiaries, and “Performance Shipping Inc.” refers only to Performance Shipping Inc. and not to its subsidiaries. We use the term deadweight ton, or dwt, in describing the size of our vessels. Dwt, expressed in metric tons each of which is equivalent to 1,000 kilograms, refers to the maximum weight of cargo and supplies that a vessel can carry. Unless otherwise indicated, all references in this prospectus to “$” or “dollars” are to U.S. dollars, and financial information presented in this prospectus is derived from the financial statements incorporated by reference in this prospectus that were prepared in accordance with accounting principles generally accepted in the United States, or U.S. GAAP.

Our Company

We provide global shipping transportation services through the ownership of tanker vessels. As of the date of this prospectus, our fleet consists of five Aframax tanker vessels, with a combined carrying capacity of 546,094 DWT and a weighted average age of approximately 12.5 years. At our inception in January 2010, our business was focused on the ownership of container vessels and we have since gradually transitioned to a purely tanker fleet, completing our exit from the containership sector in August 2020.

Our Fleet

Set forth below is summary information concerning our fleet as of March 11, 2022.

Vessel	Gross Rate (USD Per Day)	Commission(1)	Charterers	Delivery Date to Charterers	Redelivery Date to Owners(2)
BUILT CAPACITY
Aframax Tanker Vessels
BLUE MOON (ex Maersk Jeddah)	Spot	-	-	-	- - -
2011 104,623DWT
BRIOLETTE (ex Maersk Jamnagar)	Pool	-	-	-	- - -
2011 104,588DWT
P. FOS (ex Virgo Sun)	Pool	-	-	-	- - -
2007 115,577DWT
P. KIKUMA (ex FSL Shanghai)	Spot	-	-	-	- - -
2007 115,915DWT
P. YANBU (ex Kalamas)	Pool	-	-	-	- - -
2011 105,391DWT
(1) Total commission paid to third parties.
(2) Range of redelivery dates, with the actual date of redelivery being at the Charterers’ option, but subject to the terms, conditions, and exceptions of the particular charterparty.

Our Chartering Strategy

We have historically chartered our vessels to customers primarily pursuant to short-term and long-term time charters and on spot voyages. As of the date of this prospectus, three of our vessels are employed in the spot market, and two of our vessels are employed on a short-term and on a medium-term time charter which we define as having an initial duration of up to two years.

Under our time charters, the charterer typically pays us a fixed daily charter hire rate and bears all voyage expenses, including the cost of bunkers (fuel oil) and port and canal charges.  Under spot charter arrangements, voyage expenses that are unique to a particular charter are paid for by us. We remain responsible for paying the chartered vessel’s operating expenses, including the cost of crewing, insuring, repairing and maintaining the vessel, the costs of spares and consumable stores, tonnage taxes, environmental costs and other miscellaneous expenses, and unaffiliated shipbrokers and to in-house brokers associated with the charterer for the arrangement of the relevant charter.

Our commercial policy will be focused mainly on voyage charters and short-term time charters of less than 12 months and, in some cases, medium-term charters of less than 36 months to provide our shareholders with exposure to cyclical fluctuations in charter rates. When available, we will also consider entering time charters with a fixed floor rate and profit-sharing participation in the spot market. Our spot market focus should allow us and our shareholders to realize the benefits from rising charter rates. Still, the spot market is very volatile, and our strategy will also expose us and our shareholders to periods when spot rates decline below the cash breakeven level of our fleet. In line with our strategy, our current fleet of tankers operate primarily under voyage charters and through pool arrangements that enhance our spot market exposure and enable us to achieve economies of scale, obtain increased cargo, better flow of information and greater vessel utilization.

Management of Our Fleet

The commercial and technical management of our fleet, as well as the provision of administrative services relating to our fleet’s operations, have been carried out since March 1, 2013, by Unitized Ocean Transport Limited, or UOT, our in-house fleet manager. Pursuant to an Administrative Services Agreement, we pay UOT a fixed monthly administrative fee of $10,000, in exchange for providing us with accounting, administrative, financial reporting and other services necessary for the operation of our business. In addition, in exchange for providing us with commercial and technical services, we pay UOT a commission of 2.00% of our gross revenues, a fixed management fee of $15,000 per month for each vessel in operation and a fixed monthly fee of $7,500 for laid-up vessels, if any. These amounts are considered inter-company transactions and are, therefore, eliminated from our consolidated financial statements. In prior years, we have retained third-party managers to provide commercial and technical management for certain of our vessels. We presently do not use third-party managers.

For additional information regarding the management of our fleet, please see our Annual Report.

Our Fleet Development

In June and November 2019, under two separate transactions, we acquired the entities Taburao Shipping Company Inc., Tarawa Shipping Company Inc., and Rongelap Shipping Company Inc., which were affiliated with our Chairman and former Chief Executive Officer, Mr. Symeon Palios, for an aggregate purchase price of $21.0 million. Prior to their acquisition by us, each of the three newly-acquired entities had signed contracts to purchase one Aframax tanker vessel each, the Blue Moon, the Briolette, and the P. Fos from unaffiliated third-party sellers for a purchase price of $30.0 million, $30.0 million and $26.0 million respectively, and had paid advance deposits of $8.0 million, $2.0 million and $11.0 million, respectively, in connection therewith. In exchange for the acquisition of the aforementioned entities, we agreed to pay a price equal to the aggregate deposits previously paid to the vessels’ sellers. We paid the $21.0 million aggregate purchase price for the previously signed contracts of the Blue Moon, the Briolette, and the P. Fos in our common shares. The vessels Blue Moon and Briolette were delivered to us in August and November 2019, respectively, and P. Fos was delivered in January 2020.

Later during 2020, we acquired the tanker vessels P. Kikuma and P. Yanbu, for a purchase price of $26.0 million and $22.0 million, respectively. The vessels were delivered to us in March and December 2020, respectively.

Our Borrowing Activities

As of the date of this prospectus, we had $48.2 million aggregate amount of indebtedness outstanding under our secured bank loan facilities, $3.2 million of outstanding indebtedness under an unsecured loan facility with Mango Shipping Corp., an affiliated party, and we were in compliance with all of our loan covenants. Further, as of the date of this prospectus, we have not used any derivative instruments for hedging purposes or other purposes.

For more information regarding our current loan facilities, please see “Item 5. Operating and Financial Review and Prospects—B. Liquidity and Capital Resources—Loan Facilities” in our Annual Report.

Recent Developments

On March 5, 2021, we entered into an At The Market Offering Agreement with H.C. Wainwright & Co., LLC, as sales agent, pursuant to which we may offer and sell, from time to time, up to an aggregate of $5.9 million of our common shares.  Up to the date hereof, we have sold an aggregate of 190,363 common shares pursuant to the At The Market Offering Agreement.

We conducted an exchange offer, pursuant to which we offered to exchange issued and outstanding Common Shares for newly issued shares of our Series B Convertible Cumulative Perpetual Preferred Stock (“Series B Preferred Shares”), which expired on January 27, 2022. A total of 2,834,612 common shares were validly tendered and accepted for exchange in the offer, which resulted in the issuance of 793,657 Series B Preferred Shares. Pursuant to the Exchange Offer, Mango Shipping Corp. (“Mango Shipping”), a company controlled by Aliki Paliou, our Chairperson, exchanged 2,347,846 Common Shares, representing all of the Common Shares beneficially owned by Mango Shipping at that time, for Series B Preferred Shares at an exchange ratio of 0.28 Series B Preferred Shares per Common Share. The Series B Preferred Shares have no voting rights, subject to certain limited exceptions. Mango Shipping has indicated to us that it intends to exercise its right pursuant to the terms of the Series B Preferred Shares to acquire Series C Preferred Shares (as defined in the Amended and Restated Statement of Designations for the Series B Preferred Shares). For additional information regarding the terms of our issued and outstanding Series B Preferred Shares and the Series C Preferred Shares, which may be issued pursuant to the terms of our Series B Preferred Shares, please see “Item 10. Additional Information—B. Memorandum and Articles of Association” of our Annual Report.

On March 2, 2022, we entered into an unsecured credit facility with Mango Shipping Corp., an affiliated entity whose beneficial owner is Aliki Paliou, for up to $5.0 million, to be used for general working capital purposes. On March 9, 2022, $3.2 million have been drawn under the credit facility.

Corporate Information

Performance Shipping Inc. was incorporated in the Republic of the Marshall Islands pursuant to the Marshall Islands Business Corporation Act, or the BCA, on January 7, 2010. Each of our vessels is owned by a separate wholly-owned subsidiary. Our registered office is located at Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH 96960. Our registered agent in the Republic of the Marshall Islands is: The Trust Company of the Marshall Islands, Inc., Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH 96960. We maintain our principal executive offices at 373 Syngrou Avenue, 175 64 Palaio Faliro, Athens, Greece. Our telephone number at that address is +30-216-600-2400. Our website is http://www.pshipping.com. The information on our website shall not be deemed a part of this prospectus.  The SEC maintains a website that contains reports, proxy and information statements, and other information that we file electronically at www.sec.gov.

THE OFFERING

Common shares presently outstanding	2,438,477 common shares (1)

Securities offered by us
333,333 units, each unit consisting of (i) one common share or pre-funded warrant and (ii) one Class A Warrant to purchase one common share.

Each Class A Warrant will have an exercise price of $      per share, will be exercisable upon issuance and will expire five years from issuance.

We are also offering to each purchaser, with respect to the purchase of units that would otherwise result in the purchaser’s beneficial ownership exceeding 4.99% of our outstanding common shares immediately following the consummation of this offering, the opportunity to purchase units including one pre-funded warrant in lieu of one common share in the unit. Subject to limited exceptions, a holder of pre-funded warrants will not have the right to exercise any portion of its pre-funded warrant if the holder, together with its affiliates, would beneficially own in excess of 4.99% (or, at the election of the holder, such limit may be increased to up to 9.99%) of the number of common shares outstanding immediately after giving effect to such exercise. Each pre-funded warrant will be exercisable for one common share. The purchase price of each unit including a pre-funded warrant will be equal to the price per unit including one common share, minus $0.01, and the remaining exercise price of each pre-funded warrant will equal $0.01 per share. The pre-funded warrants will be immediately exercisable and may be exercised at any time until all of the pre-funded warrants are exercised in full.

Over-Allotment Option	We have granted the underwriters an option for a period of up to 30 days to purchase up to 49,999 additional common shares or pre-funded warrants and/or 49,999 additional Class A Warrants.

Common shares to be outstanding immediately after this offering
2,771,810 common shares (2,821,809 common shares if the underwriters exercise their option to purchase additional common shares in full), assuming no issuance of pre-funded warrants in the offering and no exercise of warrants issued within this transaction.

Use of proceeds
We estimate that we will receive net proceeds of approximately $            million, and approximately $               million if the underwriters exercise their option to purchase additional securities in full, after deducting underwriting discounts and commissions and estimated expenses payable by us.

We intend to use the net proceeds of this offering, after deducting underwriting discounts, commissions and our offering expenses, for partially funding tanker vessel acquisitions and general corporate and working capital purposes. However, we have not currently identified any potential acquisitions, and we can provide no assurance that we will be able to complete the acquisition of any vessel that we are able to identify.

Risk factors
Investing in our securities is highly speculative and involves a high degree of risk. We urge you to consider carefully the “Risk Factors” set forth below, beginning on page 6, and those set forth in our Annual Report, which is incorporated by reference herein, before investing in our securities.

Listing	Our common shares currently trade on the NASDAQ under the symbol “PSHG”.

Lock-up agreements
Subject to certain exceptions, we and all of our executive officers and directors, as of the effective date of the registration statement have agreed not to offer, issue, sell, contract to sell, encumber, grant any option for the sale of or otherwise dispose of any of our common shares or other securities convertible into or exercisable or exchangeable for shares of our common shares for a period of         days after this offering is completed without the prior written consent of the underwriters.

Except as otherwise noted, all information in this prospectus reflects and assumes no exercise of the underwriters’ over-allotment option.

(1) Does not include the issuance of any common shares pursuant to the exercise of conversion rights under convertible securities issuable upon conversion of our Series B Convertible Cumulative Perpetual Preferred Stock, of which 793,657 shares are currently outstanding.

RISK FACTORS

An investment in our securities is highly speculative and involves a high degree of risk. Before deciding to invest in our securities, you should carefully consider the risks described below and all of the other information contained or incorporated by reference into this prospectus. These risks and uncertainties are not the only risks and uncertainties that we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations. If any of these risks actually occurs, our business, financial condition, results of operations and future growth prospects could be materially adversely affected. In that case, you may lose all or part of your investment in the securities.

Summary of Risk Factors

Industry Specific Risk Factors

•
The tanker vessel industry is cyclical and volatile, which may lead to reductions and volatility in the charter rates we are able to obtain, in vessel values, and in our earnings and available cash flow.

•	An over-supply of tanker capacity may lead to a reduction in charter rates, vessel values, and profitability.
•	Our results of operations are subject to seasonal fluctuations, which may adversely affect our financial condition.
•
The current state of the global financial markets and current economic conditions may adversely impact our results of operation, financial condition, cash flows, and ability to obtain financing or refinance our existing and future credit facilities on acceptable terms, which may negatively impact our business.

•	If economic conditions throughout the world continue to deteriorate or become more volatile, it could impede our operations.
•
Tanker vessel values may fluctuate due to economic and technological factors, which may adversely affect our financial condition, or result in the incurrence of a loss upon disposal of a tanker vessel, impairment losses, or increases in the cost of acquiring additional tanker vessels.

•	An increase in operating costs could adversely affect our cash flows and financial condition.
•	Rising fuel prices may adversely affect our profits.
•	Compliance with safety and other vessel requirements imposed by classification societies may be very costly and may adversely affect our business.
•	We are subject to regulation and liability under environmental laws that could require significant expenditures and affect our cash flows and net income.
•	We, or our in-house managers, may be unable to attract and retain qualified, skilled employees or crew necessary to operate our business. In addition, labor interruptions could disrupt our business.
•
We operate our vessels worldwide and, as a result, our vessels are exposed to international risks and inherent operational risks of the tanker vessel industry, which may adversely affect our business and financial condition.

•	International hostilities and terrorist attacks could affect our results of operations and financial condition.
•	Outbreaks of epidemic and pandemic of diseases, such as the ongoing outbreak of COVID-19, and governmental responses thereto, could adversely affect our business.
•	Acts of piracy on ocean-going vessels could adversely affect our business.
•
If our vessels call on ports located in countries or territories that are the subject of sanctions or embargoes imposed by the U.S. government or other governmental authorities, it could lead to monetary fines or penalties and adversely affect our business, reputation and the market for our common stock.

•	We conduct business in China, where the legal system is unpredictable and has inherent uncertainties that could limit the legal protections available to us.
•	Governments could requisition our vessels during a period of war or emergency, resulting in loss of earnings.
•	Failure to comply with the U.S. Foreign Corrupt Practices Act of 1977, or the FCPA, could result in fines, criminal penalties, and an adverse effect on our business.
•	The smuggling of drugs or other contraband onto our tanker vessels may lead to governmental claims against us.
•	Maritime claimants could arrest or attach our tanker vessels, which would interrupt our business or have a negative effect on our cash flows.
•	Changing laws and evolving reporting requirements could have an adverse effect on our business.

Company Specific Risk Factors

•
The market values of our vessels are highly volatile and may decline, which could limit the amount of funds that we can borrow and trigger breaches of certain financial covenants under our future loan facilities.

•	We are currently subject to litigation, and we may be subject to similar or other litigation in the future.
•	Our business, operating results, financial condition, and growth will depend on our ability to successfully charter our tanker vessels, for which we will face substantial competition.
•	The failure of our counterparties to meet their obligations to us under any vessel purchase agreements or charter agreements could cause us to suffer losses or otherwise adversely affect our business.
•	We may be unable to locate suitable vessels or dispose of vessels at reasonable prices, which would adversely affect our ability to operate our business.
•	Our purchasing and operating secondhand vessels, and the aging of our fleet may result in increased operating costs and vessels off-hire, which could adversely affect our earnings.
•	There is a lack of historical operating history provided with our secondhand vessel acquisitions, and profitable operation of the vessels will depend on our skill and expertise.
•	Technical innovation and technical quality and efficiency requirements from our customers could reduce our charter hire income and the value of our tanker vessels.
•
The Public Company Accounting Oversight Board inspection of our independent accounting firm could lead to findings in our auditors’ reports and challenge the accuracy of our published audited consolidated financial statements.

•	Our ability to obtain debt financing in the future may be dependent on the performance of our then existing charters and the creditworthiness of our charterers.
•	We may be unable to attract and retain key management personnel and other employees in the shipping industry, which may negatively impact the effectiveness of our management and results of operations.
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Aliki Paliou, the Chairperson of the Board, has the right and has expressed the intention to acquire a significant percentage of voting power over matters on which our shareholders are entitled to vote, and accordingly, may exert considerable influence over us and may have interests that are different from the interests of our other shareholders.

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Our Chief Financial Officer participates in business activities not associated with us, and does not devote all of his time to our business, which may create conflicts of interest and hinder our ability to operate successfully.

•	We expect to continue to operate substantially outside the United States, which will expose us to political and governmental instability, which could harm our operations.
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We generate all of our revenues in U.S. dollars and incur a portion of our expenses in other currencies, and therefore exchange rate fluctuations could have an adverse impact on our results of operations.

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If volatility in the London InterBank Offered Rate, or LIBOR, occurs, or if LIBOR is replaced as the reference rate under our debt obligations, it could affect our profitability, earnings, and cash flow.

•	We may have to pay tax on United States source income, which would reduce our earnings.
•	We may be treated as a “passive foreign investment company,” which could have certain adverse U.S. federal income tax consequences to U.S. holders.
•	We may be subject to increased premium payments, or calls, because we obtain some of our insurance through protection and indemnity associations.
•	The international nature of our operations may make the outcome of any bankruptcy proceedings difficult to predict.
•	A cyber-attack could materially disrupt our business.
•	If we do not identify suitable vessels for acquisition or successfully integrate any acquired vessels, we may not be able to grow or to effectively manage our growth.
•	The IMO 2020 regulations may cause us to incur substantial costs and to procure low-sulfur fuel oil directly on the wholesale market for storage at sea and onward consumption on our tanker vessels.
•	Climate change and greenhouse gas restrictions may adversely impact our operations and markets.
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Increasing scrutiny and changing expectations from investors, lenders, and other market participants with respect to our Environmental, Social, and Governance (“ESG”) policies may impose additional costs on us or expose us to additional risks.

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If we are unable to operate our vessels profitably, we may be unsuccessful in competing in the highly competitive international tanker vessel market, which would negatively affect our financial condition and our ability to expand our business.

•	Regulations relating to ballast water discharge came into effect during September 2019 and may adversely affect our revenues and profitability.

•	Insurance may be difficult to obtain, or if obtained, may not be adequate to cover our losses that may result from our operations due to the inherent operational risks of the shipping industry.
•	Adverse market conditions could cause us to breach covenants in our credit facilities and adversely affect our operating results.
•	A shift in consumer demand from crude oil towards other energy sources or changes to trade patterns for crude oil and refined petroleum products may have a material adverse effect on our business.

Risks Relating to this Offering and the Ownership of our Common Shares and Warrants

•	The market price of our common shares is subject to significant fluctuations. Further, there is no guarantee of a continuing public market for you to resell our common shares.
•	Future sales of our common stock, including through the exercise of conversion rights under our outstanding convertible preferred shares, could cause the market price of our common stock to decline.
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As a key component of our business strategy, we intend to issue additional shares of common stock or other securities to finance our growth as market conditions warrant. These issuances, which would generally not be subject to shareholder approval, may lower your ownership interests and may depress the market price of our common stock.

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Our Series B Preferred Shares are convertible under certain circumstances into preferred shares with superior voting rights, which may limit the ability of our common shareholders to control or influence corporate matters, and the interests of the holders of such shares could conflict with the interests of common shareholders.

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A decline in the closing price of our common shares could result in a breach of the requirements for listing on the Nasdaq Capital Market, and our common shares could be delisted from the Nasdaq Capital Market, or trading could be suspended.

•	We cannot assure you that our board of directors will declare dividend payments in the future, or when such payment might occur.
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Future offerings of debt securities and amounts outstanding under any future credit facilities or other borrowings, which would rank senior to our common stock upon our liquidation, and future offerings of equity securities, which would dilute our existing stockholders, may adversely affect the market value of our common stock.

•	We are a holding company, and we depend on the ability of our current and future subsidiaries to distribute funds to us in order to satisfy our financial obligations and to make dividend payments.
•	Because we are a foreign corporation, you may not have the same rights or protections that a shareholder in a U.S. corporation may have.
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As a Marshall Islands corporation with principal executive offices in Greece, and also having subsidiaries in the Republic of the Marshall Islands, our operations may be subject to economic substance requirements.

•	It may not be possible for our investors to enforce judgments of U.S courts against us.
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Anti-takeover provisions in our organizational documents could make it difficult for our shareholders to replace or remove our current board of directors or have the effect of discouraging, delaying, or preventing a merger or acquisition, which could adversely affect the value of our securities.

•	We have broad discretion in the use of the net proceeds from this offering and may use the net proceeds in ways with which you disagree.
•	Warrants are speculative in nature and there is no assurance that they will ever be profitable for holders of our warrants to exercise the warrants.

Industry Specific Risk Factors

The tanker vessel industry is cyclical and volatile, which may lead to reductions and volatility in the charter rates we are able to obtain, in vessel values, and in our earnings and available cash flow.

The tanker industry is both cyclical and volatile in terms of charter rates and profitability. For example, during the ten year period from 2012 through 2021, time charter equivalent, or TCE, spot rates for an Aframax tanker trading between Curacao and Texas City fluctuated between $3,331 to $59,490 per day. Periodic adjustments to the supply of and demand for oil tankers cause the industry to be cyclical in nature. We expect continued volatility in market rates for our vessels in the foreseeable future with a consequent effect on our short- and medium-term liquidity. A worsening of the current global economic conditions may adversely affect our ability to charter or re-charter our vessels or to sell them on the expiration or termination of their charters, or any renewal or replacement charters that we enter into may not be sufficient to allow us to operate our vessels profitably. Fluctuations in charter rates and vessel values result from changes in the supply and demand for tanker capacity and changes in the supply and demand for oil and oil products. The carrying values of our vessels may not represent their fair market values or the amount that could be obtained by selling the vessels at any point in time since the market prices of second-hand vessels tend to fluctuate with changes in charter rates and the cost of newbuildings.

The factors affecting the supply and demand for tanker vessels are outside of our control, and the nature, timing, and degree of changes in industry conditions are unpredictable.

The factors that influence demand for tanker vessel capacity include:

•	supply and demand for energy resources and oil and petroleum products;

•	competition from, and supply and demand for, alternative sources of energy;

•	regional availability of refining capacity and inventories;

•	global and regional economic and political conditions and developments, including armed conflicts, terrorist activities, trade wars, tariffs embargoes, and strikes;

•	currency exchange rates;

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changes in seaborne and other transportation patterns, including shifts in transportation demand between crude oil and refined oil products and the distance they are transported by sea and changes in the price of crude oil and changes to the West Texas Intermediate and Brent Crude Oil pricing benchmarks, and changes in trade patterns;

•	changes in governmental or maritime self-regulatory organizations’ rules and regulations or actions taken by regulatory authorities;

•	environmental and other legal and regulatory developments;

•	government subsidies of shipbuilding;

•	construction or expansion of new or existing pipelines or railways;

•	weather and natural disasters;

•	economic slowdowns caused by public health events such as the ongoing COVID-19 pandemic;

•	developments in international trade, including those relating to the imposition of tariffs;

•	changes in the production levels of crude oil (including in particular production by OPEC, the United States, and other key producers); and

•	international sanctions, embargoes, import and export restrictions, nationalizations, and wars or other conflicts, including the conflict in Ukraine.

The factors that influence the supply of tanker vessel capacity include:

•	demand for alternative sources of energy;

•	the number of newbuilding orders and deliveries;

•	the number of shipyards and availability of shipyards to deliver vessels;

•	vessel casualties;

•	the recycling of older vessels, depending, amongst other things, on recycling rates and international recycling regulations;

•	conversion of tanker vessels to other uses;

•	the number of vessels that are out of service, namely those that are laid up, dry-docked, awaiting repairs, or otherwise not available for hire;

•	availability of financing for new vessels;

•	changes in national or international regulations that may effectively cause reductions in the carrying capacity of vessels or early obsolescence of tonnages;

•	changes in environmental and other regulations that may limit the useful lives of vessels;

•	port or canal congestion and weather delays; and

•	sanctions (in particular, sanctions on Russia, Iran and Venezuela, amongst others).

Declines in crude oil and natural gas prices for an extended period of time, or market expectations of potential decreases in these prices, could negatively affect our future growth in the tanker vessel sector. Sustained periods of low oil and natural gas prices typically result in reduced exploration and extraction because oil and natural gas companies’ capital expenditure budgets are subject to cash flow from such activities and are therefore sensitive to changes in energy prices. These changes in commodity prices can have a material effect on demand for our services, and periods of low demand can cause excess vessel supply and intensify the competition in the industry, which often results in vessels, particularly older and less technologically-advanced vessels, being idle for long periods of time. We cannot predict the future level of demand for our services or future conditions of the oil and natural gas industry. Any decrease in exploration, development, or production expenditures by oil and natural gas companies could reduce our revenues and materially harm our business, results of operations, and cash available for distribution.

An over-supply of tanker capacity may lead to a reduction in charter rates, vessel values, and profitability.

The market supply of tanker vessels is affected by a number of factors, such as supply and demand for energy resources, including oil and petroleum products, supply and demand for seaborne transportation of such energy resources, the current and expected price for newbuildings, and the number of vessels being recycled for scrap steel. If the capacity of new tanker vessels delivered exceeds the capacity of tanker vessels being recycled for scrap steel or converted to non-trading tanker vessels, tanker vessel capacity will increase. If the supply of tanker vessel capacity increases and if the demand for tanker vessel capacity decreases or does not increase correspondingly, charter rates could materially decline. A reduction in charter rates and the value of our tanker vessels may have a material adverse effect on our results of operations and earnings and available cash, and our ability to comply with the covenants in our loan agreements.

Our results of operations are subject to seasonal fluctuations, which may adversely affect our financial condition.

We operate our vessels in markets that have historically exhibited seasonal variations in demand and, as a result, charter rates. Peaks in tanker vessel demand quite often precede seasonal oil consumption peaks, as refiners and suppliers anticipate consumer demand. Seasonal peaks in oil demand can broadly be classified into two main categories: (1) increased demand prior to Northern Hemisphere winters as heating oil consumption increases and (2) increased demand for gasoline prior to the summer driving season in the United States. Unpredictable weather patterns and variations in oil reserves disrupt tanker scheduling. This seasonality may result in quarter-to-quarter volatility in our operating results, as many of our vessels trade in the spot market. Seasonal variations in tanker vessel demand will affect any spot market-related rates that we may receive.

The current state of the global financial markets and current economic conditions may adversely impact our results of operation, financial condition, cash flows, and ability to obtain financing or refinance our existing and future credit facilities on acceptable terms, which may negatively impact our business.

Global financial markets and economic conditions have been, and continue to be, volatile. Beginning in February 2020, due in part to the broad impacts of the COVID-19 pandemic (as more fully described below), global financial markets experienced volatility and a steep and abrupt downturn followed by a recovery, which volatility may continue. Credit markets and the debt and equity capital markets have been distressed, and the uncertainty surrounding the future of the global credit markets has resulted in reduced access to credit worldwide, particularly for the shipping industry. These issues, along with significant write-offs in the financial services sector, the re-pricing of credit risk, and the uncertain economic conditions, have made, and may continue to make, it difficult to obtain additional financing. The current state of global financial markets and current economic conditions might adversely impact our ability to issue additional equity at prices that will not be dilutive to our existing shareholders or preclude us from issuing equity at all. Economic conditions may also adversely affect the market price of our common shares.

Also, as a result of concerns about the stability of financial markets generally and the solvency of counterparties specifically, the availability and cost of obtaining money from the public and private equity and debt markets has become more difficult. Many lenders have increased interest rates, enacted tighter lending standards, refused to refinance existing debt at all or on terms similar to current debt, and reduced, and in some cases ceased, to provide funding to borrowers and other market participants, including equity and debt investors, and some have been unwilling to invest on attractive terms or even at all. Due to these factors, we cannot be certain that financing will be available if needed and to the extent required or that we will be able to refinance our existing and future credit facilities on acceptable terms or at all. If financing or refinancing is not available when needed, or is available only on unfavorable terms, we may be unable to meet our obligations as they come due, or we may be unable to enhance our existing business, complete additional vessel acquisitions, or otherwise take advantage of business opportunities as they arise.

Credit markets in the United States and Europe have in the past experienced significant contraction, de-leveraging, and reduced liquidity, and there is a risk that the U.S. federal government and state governments, and European authorities continue to implement a broad variety of governmental action and/or new regulation of the financial markets. Global financial markets and economic conditions have been, and continue to be, disrupted and volatile. We face risks attendant to changes in economic environments, changes in interest rates, and instability in the banking and securities markets around the world, among other factors. Major market disruptions may adversely affect our business or impair our ability to borrow amounts under our credit facilities or any future financial arrangements. In the absence of available financing, we also may be unable to take advantage of business opportunities or respond to competitive pressures.

We face risks attendant to changes in economic environments, changes in interest rates, and instability in the banking and securities markets around the world, among other factors. We cannot predict how long the current market conditions will last. However, these recent and developing economic and governmental factors may have a material adverse effect on our results of operations and financial condition and may cause the price of our common shares to decline.

If economic conditions throughout the world continue to deteriorate or become more volatile, it could impede our operations.

The world economy faces a number of challenges, including the effects of volatile oil prices, trade tensions between the United States and China and between the United States and the European Union, continuing turmoil and hostilities in the Middle East, the Korean Peninsula, North Africa, Venezuela, Iran and other geographic areas and countries, continuing threat of terrorist attacks around the world, continuing instability and conflicts and other recent occurrences in the Middle East and in other geographic areas and countries, continuing economic weakness in the European Union, or the E.U., and stabilizing growth in China, as well as significant public health concerns such as the COVID-19 pandemic. If U.S and world economic conditions weaken, the demand for energy, including crude oil and natural gas, may be negatively affected. There has historically been a strong link between the development of the world economy and demand for energy, including crude oil and natural gas.

Our ability to secure funding is dependent on well-functioning capital markets and on an appetite to provide funding to the shipping industry. If global economic conditions worsen or lenders for any reason decide not to provide debt financing to us, we may, among other things, not be able to secure additional financing to the extent required, on acceptable terms or at all. If additional financing is not available when needed, or is available only on unfavorable terms, we may be unable to meet our obligations as they come due, or we may be unable to enhance our existing business, complete additional vessel acquisitions or otherwise take advantage of business opportunities as they arise.

This conflict in Ukraine has disrupted supply chains and cause instability in the energy markets and the global economy, which have experienced significant volatility. The United States and the European Union, among other countries, have announced sanctions against Russia, including sanctions targeting the Russian oil sector, among those a prohibition on the import of oil from Russia to the United States. Apart from the immediate commercial disruptions caused in the conflict zone, escalating tensions among the two countries and fears of potential shortages in the supply of Russian crude have caused the price of oil to currently trade above $100 per barrel. The ongoing conflict could result in the imposition of further economic sanctions by the United States and the European Union against Russia, with uncertain impacts on the tanker market and the world economy. Much uncertainty remains regarding the global impact of the conflict in Ukraine, and it is possible that such uncertainty and resulting volatility could adversely affect our ability to secure financing and as a result adversely affect our business, financial condition, results of operation and cash flows.

In Europe, large sovereign debts and fiscal deficits, low growth prospects, and high unemployment rates in a number of countries have contributed to the rise of Eurosceptic parties, which would like their countries to leave the Euro. The exit of the United Kingdom, or the U.K., from the European Union, or the EU, as described more fully below, and potential new trade policies in the United States further increase the risk of additional trade protectionism.

In China, a transformation of the Chinese economy continues to be underway, as China transforms from a production-driven economy towards a service or consumer-driven economy. The Chinese economic transition implies that we expect challenges with the Chinese economy maintaining high levels of GDP growth rates in the near term. The annual year-over-year growth rate of China’s GDP was expected to be around 8.1% for the year ending December 31, 2021, as compared to 2.3% for the year ending December 31, 2020. Furthermore, there is a continuing threat of a Chinese financial crisis resulting from massive personal and corporate indebtedness and “trade wars.” The International Monetary Fund has warned that continuing trade tensions, including significant tariff increases, between the United States and China are expected to result in a cumulative reduction in global GDP. Additionally, following the emergence of COVID-19, industrial activity in China and other countries came to a quick halt in early 2020. The outbreak of COVID-19 initially had a very negative development for the Chinese economy and led to an economic contraction. While the Chinese economy has since recovered and is growing, we cannot assure you that the Chinese economy will not contract in the future.

While the recent developments in Europe and China have been without significant immediate impact on our charter rates, an extended period of deterioration in the world economy could reduce the overall demand for our services. Such changes could adversely affect our future performance, results of operations, cash flows, and financial position.

Further, governments may turn to trade barriers to protect their domestic industries against foreign imports, thereby depressing shipping demand. In particular, leaders in the United States have indicated that the United States may seek to implement more protective trade measures. There is significant uncertainty about the future relationship between the United States, China, and other exporting countries, including with respect to trade policies, treaties, government regulations, and tariffs. For example, in January 2019, the United States announced sanctions against Venezuela, which may have an effect on its oil output and in turn affect global oil supply. Protectionist developments, or the perception that they may occur, may have a material adverse effect on global economic conditions, and may significantly reduce global trade. Moreover, increasing trade protectionism may cause an increase in (a) the cost of goods exported from regions globally, (b) the length of time required to transport goods, and (c) the risks associated with exporting goods. Such increases may significantly affect the quantity of goods to be shipped, shipping time schedules, voyage costs, and other associated costs, which could have an adverse impact on the shipping industry, and therefore, our charterers and their business, operating results and financial condition and could thereby affect their ability to make timely charter hire payments to us and to renew and increase the number of their time charters with us. This could have a material adverse effect on our business, results of operations, financial condition and our ability to pay any cash distributions to our shareholders.

Prospective investors should consider the potential impact, uncertainty, and risk associated with the developments in the wider global economy. A further economic downturn in any of these countries could have a material effect on our future performance, results of operations, cash flows, and financial position.

Tanker vessel values may fluctuate due to economic and technological factors, which may adversely affect our financial condition, or result in the incurrence of a loss upon disposal of a tanker vessel, impairment losses, or increases in the cost of acquiring additional tanker vessels.

Tanker vessel values may fluctuate due to a number of different factors, including: general economic and market conditions affecting the shipping industry; competition from other shipping companies; the types and sizes of available tanker vessels; the availability of other modes of transportation; increases in the supply of tanker vessel capacity; the cost of newbuildings; governmental or other regulations; and the need to upgrade secondhand and previously owned tanker vessels as a result of charterer requirements, technological advances in vessel design or equipment or otherwise, including as a result of compliance with more stringent emissions regulations. In addition, as tanker vessels grow older, they generally decline in value. Due to the cyclical nature of the shipping market, if we sell any of our owned tanker vessels at a time when prices are depressed, we could incur a loss and our business, results of operations, cash flow, and financial condition could be adversely affected. Moreover, if the book value of a tanker vessel is impaired due to unfavorable market conditions, we may incur a loss that could adversely affect our operating results. In 2021 we did not recognize any impairment losses, and in 2020 and 2019, we recognized $0.34 million and $31.6 million of impairment charges, for one and three of our container vessels, respectively.

Conversely, if tanker vessel values are elevated at a time when we wish to acquire additional tanker vessels, the cost of acquisition may increase, and this could adversely affect our business, results of operations, cash flows, financial condition, and ability to pay dividends to our shareholders. Over the past ten years, the value of a ten year old Aframax tanker has fluctuated widely within a range of $17.0 million to $31.0 million.

An increase in operating costs could adversely affect our cash flows and financial condition.

Vessel operating expenses include the costs of crew, provisions, deck and engine stores, lube oil, bunkers, insurance, and maintenance and repairs, which depend on a variety of factors, many of which are beyond our control. Some of these costs, primarily relating to insurance and enhanced security measures implemented after September 11, 2001, and as a result of increases in the frequency of acts of piracy, have been increasing. If our vessels suffer damage, they may need to be repaired at a drydocking facility. The costs of drydock repairs are unpredictable and can be substantial. Increases in any of these costs could have a material adverse effect on our business, results of operations, cash flows, financial condition, and ability to pay dividends to our shareholders.

Rising fuel prices may adversely affect our profits.

Fuel is a significant, if not the largest, expense in our shipping operations when vessels are operated on the spot market under voyage charters. While we do not directly bear the cost of fuel or bunkers under our time charters, fuel is also a significant factor in negotiating charter rates. As a result, an increase in the price of fuel beyond our expectations may adversely affect our profitability at the time of charter negotiation. The price and supply of fuel is unpredictable and fluctuates based on events outside our control, including geopolitical developments, supply, and demand for crude oil and natural gas, actions by the Organization of Petroleum Exporting Countries, or OPEC, and other oil and natural gas producers, war and unrest in oil producing countries and regions, regional production patterns and environmental concerns. In April 2020, the crude oil price fell to under $27.00 per barrel (the lowest price over the past ten years) following OPEC’s inability to reach an agreement in respect of oil production cuts. However, fuel may become much more expensive in the future as a result of new regulations mandating a reduction in sulfur emissions to 0.5% as of January 2020. Over the past ten years, the price of crude oil has fluctuated widely within a range of $26.6 to $125.5 per barrel. An increase in oil prices in the future may reduce the profitability of our business. Other future regulations may have a similar impact.

Compliance with safety and other vessel requirements imposed by classification societies may be very costly and may adversely affect our business.

The hull and machinery of every commercial vessel must be classed by a classification society authorized by its country of registry. The classification society certifies that a vessel is safe and seaworthy in accordance with the applicable rules and regulations of the country of registry of the vessel and the IMO’s International Convention for the Safety of Life at Sea of 1974, or SOLAS.

A vessel must undergo annual surveys, intermediate surveys, and special surveys. In lieu of a special survey, a vessel’s machinery may be on a continuous survey cycle under which the machinery would be surveyed periodically over a five-year period. If any vessel does not maintain its class and/or fails any annual survey, intermediate survey, or special survey, the vessel will be unable to trade between ports and will be unemployable. If this were to happen to one or more of our vessels, it could negatively impact our results of operations and financial condition.

We are subject to regulation and liability under environmental laws that could require significant expenditures and affect our cash flows and net income.

Our business and the operations of our vessels are materially affected by environmental regulation in the form of international conventions, national, state, and local laws and regulations in force in the jurisdictions in which our vessels operate, as well as in the country or countries of their registration, including those governing the management and disposal of hazardous substances and wastes, the cleanup of oil spills and other contamination, air emissions (including greenhouse gases), water discharges and ballast water management.  These regulations include, but are not limited to, European Union regulations, the U.S. Oil Pollution Act of 1990, requirements of the U.S. Coast Guard and the U.S. Environmental Protection Agency, the U.S. Clean Air Act of 1970 (including its amendments of 1977 and 1990), the U.S. Clean Water Act, and the U.S. Maritime Transportation Security Act of 2002, and regulations of the IMO, including the International Convention on Civil Liability for Oil Pollution Damage of 1969, the International Convention for the Prevention of Pollution from Ships of 1973, as modified by the Protocol of 1978, collectively referred to as MARPOL 73/78 or MARPOL, including designations of Emission Control Areas, thereunder, SOLAS, the International Convention on Load Lines of 1966, the International Convention of Civil Liability for Bunker Oil Pollution Damage, and the ISM Code. Because such conventions, laws, and regulations are often revised, we cannot predict the ultimate cost of complying with such requirements or the impact thereof on the re-sale price or useful life of any vessel that we own or will acquire. Additional conventions, laws, and regulations may be adopted that could limit our ability to do business or increase the cost of our doing business and which may materially adversely affect our operations. Government regulation of vessels, particularly in the areas of safety and environmental requirements, continues to change, requiring us to incur significant capital expenditures on our vessels to keep them in compliance, or even to scrap or sell certain vessels altogether. In addition, we may incur significant costs in meeting new maintenance and inspection requirements, in developing contingency arrangements for potential environmental violations, and in obtaining insurance coverage.

In addition, we are required by various governmental and quasi-governmental agencies to obtain certain permits, licenses, certificates, approvals, and financial assurances with respect to our operations. Our failure to maintain necessary permits, licenses, certificates, approvals, or financial assurances could require us to incur substantial costs or temporarily suspend the operation of one or more of the vessels in our fleet or lead to the invalidation or reduction of our insurance coverage.

Environmental requirements can also affect the resale value or useful lives of our vessels, require a reduction in cargo capacity, ship modifications or operational changes or restrictions, lead to decreased availability of insurance coverage for environmental matters, or result in the denial of access to certain jurisdictional waters or ports, or detention in certain ports. Under local, national, and foreign laws, as well as international treaties and conventions, we could incur material liabilities, including for cleanup obligations and natural resource damages, in the event that there is a release of petroleum or hazardous substances from our vessels or otherwise in connection with our operations. We could also become subject to personal injury or property damage claims relating to the release of hazardous substances associated with our existing or historic operations. Violations of, or liabilities under, environmental requirements can result in substantial penalties, fines, and other sanctions, including, in certain instances, seizure or detention of our vessels.

We, or our in-house managers, may be unable to attract and retain qualified, skilled employees or crew necessary to operate our business. In addition, labor interruptions could disrupt our business.

Our success will depend largely on our ability and on the ability of Unitized Ocean Transport Limited, or UOT, our wholly-owned subsidiary, which acts as our in-house manager, to attract and retain highly skilled and qualified personnel. In crewing our vessels, we require technically skilled employees with specialized training who can perform physically demanding work. Competition to attract and retain qualified crew members is intense. If we are not able to increase our charter rates to compensate for any crew cost increases, it could have a material adverse effect on our business, results of operations, cash flows, and financial condition. Any inability we or UOT experience in the future to hire, train and retain a sufficient number of qualified employees could impair our ability to manage, maintain and grow our business, which could have a material adverse effect on our financial condition, results of operations and cash flows.

Our vessels are manned by masters, officers, and crews that are employed by our vessel-owning subsidiaries. If not resolved in a timely and cost-effective manner, industrial action or other labor unrest could prevent or hinder our operations from being carried out normally and could have a material adverse effect on our financial condition, results of operations, and cash flows.

We operate our vessels worldwide, and as a result, our vessels are exposed to international risks and inherent operational risks of the tanker vessel industry, which may adversely affect our business and financial condition.

The operation of an ocean-going vessel carries inherent risks. Our vessels and their cargoes are at risk of being damaged or lost because of events such as marine disasters, bad weather, and acts of God, business interruptions caused by mechanical failures, grounding, fire, explosions and collisions, human error, war, terrorism, piracy, and other circumstances or events. In addition, changing economic, regulatory, and political conditions in some countries, including political and military conflicts, have from time to time resulted in attacks on vessels, mining of waterways, piracy, terrorism, labor strikes, and boycotts. These events may result in death or injury to persons, loss of revenues or property, the payment of ransoms, environmental damage, higher insurance rates, damage to our customer relationships, and market disruptions, delay or rerouting, which may also subject us to litigation. In addition, the operation of tanker vessels has unique operational risks associated with the transportation of oil. An oil spill may cause significant environmental damage and the associated costs could exceed the insurance coverage available to us. Compared to other types of vessels, tanker vessels are exposed to a higher risk of damage and loss by fire, whether ignited by a terrorist attack, collision, or other cause, due to the high flammability and high volume of the oil transported in tanker vessels.

If our vessels suffer damage, they may need to be repaired at a drydocking facility. The costs of drydock repairs and maintenance are unpredictable and may be substantial. We may have to pay drydocking costs that our insurance does not cover in full. The loss of revenues while these vessels are being repaired and repositioned, as well as the actual cost of these repairs, may adversely affect our business and financial condition. In addition, space at drydocking facilities is sometimes limited and not all drydocking facilities are conveniently located. We may be unable to find space at a suitable drydocking facility, or our vessels may be forced to travel to a drydocking facility that is not conveniently located to our vessels’ positions. The loss of earnings while these vessels are forced to wait for space, or to travel to more distant drydocking facilities, may adversely affect our business and financial condition. Further, the total loss of any of our vessels could harm our reputation as a safe and reliable vessel owner and operator. If we are unable to adequately maintain or safeguard our vessels, we may be unable to prevent any such damage, costs, or loss which could negatively impact our business, financial condition, results of operations and available cash.

In addition, international shipping is subject to various security and customs inspection and related procedures in countries of origin and destination and transshipment points. Inspection procedures can result in the seizure of the cargo and/or our vessels, delays in the loading, offloading, or delivery, and the levying of customs duties, fines, or other penalties against us. It is possible that changes to inspection procedures could impose additional financial and legal obligations on us. Furthermore, changes to inspection procedures could also impose additional costs and obligations on our customers and may, in certain cases, render the shipment of certain types of cargo uneconomical or impractical. Any such changes or developments may have a material adverse effect on our business, results of operations, cash flows, financial condition, and available cash.

International hostilities and terrorist attacks could affect our results of operations and financial condition.

Continuing conflicts and recent developments in Ukraine, the Middle East, including tensions between the U.S. and Iran, as well as other geographic countries and areas, geopolitical events such as Brexit, terrorist or other attacks, and war (or threatened war) or international hostilities, such as between Russia and Ukraine, China and Taiwan, or the U.S. and North Korea, may lead to armed conflict or acts of terrorism around the world, which may contribute to further economic instability in the global financial markets and international commerce. The recent escalation of conflict between Russia and Ukraine may lead to further regional and international conflicts or armed action. This conflict has disrupted supply chains and cause instability in the energy markets and the global economy, with effects on the tanker market, which has experienced volatility. The United States and the European Union, among other countries, have announced sanctions against Russia, including sanctions targeting the Russian oil sector, among those a prohibition on the import of oil from Russia to the United States. The ongoing conflict could result in the imposition of further economic sanctions by the United States and the European Union against Russia, with uncertain impacts on the tanker market. While much uncertainty remains regarding the global impact of the conflict in Ukraine, it is possible that such tensions could adversely affect our business, financial condition, results of operation and cash flows. Furthermore, it is possible that third parties with whom we have charter contracts may be impacted by events in Russia and Ukraine, which could adversely affect our operations. Additionally, any further escalations of tension between the U.S. and Iran could result in retaliation from Iran that could potentially affect the shipping industry through increased attacks on vessels in the Strait of Hormuz (which already experienced an increased number of attacks on and seizures of vessels in 2019). These uncertainties could also adversely affect our ability to obtain additional financing on terms acceptable to us or at all. In the past, political conflicts have also resulted in attacks on vessels, mining of waterways and other efforts to disrupt international shipping, particularly in the Arabian Gulf region. The conflict in Ukraine has recently resulted in missile attacks on commercial vessels in the Black Sea. Acts of terrorism and piracy have also affected vessels trading in regions such as the South China Sea, the Gulf of Aden off the coast of Somalia, and in particular, the Gulf of Guinea region off Nigeria, which experienced increased incidents of piracy in recent years. Any of these occurrences could have a material adverse impact on our operating results. Additionally, Brexit, or similar events in other jurisdictions, could impact global markets, including foreign exchange and securities markets; any resulting changes in currency exchange rates, tariffs, treaties, and other regulatory matters could, in turn, adversely impact our business and operations.

Outbreaks of epidemic and pandemic of diseases, such as the ongoing outbreak of COVID-19, and governmental responses thereto, could adversely affect our business.

Since the beginning of the calendar year 2021, the outbreak of COVID-19 has resulted in numerous actions taken by governments and governmental agencies in an attempt to mitigate the spread of the virus, including travel bans, quarantines, lockdown measures, and other emergency public health measures. These measures have resulted in a significant reduction in global economic activity and extreme volatility in the global financial markets. If the COVID-19 pandemic continues on a prolonged basis, or becomes more severe, the adverse impact on the global economy and the rate environment for tanker vessels may deteriorate further, and our operations and cash flows may be negatively impacted. Relatively weak global economic conditions during periods of volatility have, and may continue to have, a number of adverse consequences for the tanker vessel sector, including, among other things:

•	low charter rates, particularly for tanker vessels employed on short-term time charters or in the spot market;

•	decreases in the market value of tanker vessels and a limited second-hand market for the sale of tanker vessels;

•	limited financing for tanker vessels;

•	loan covenant defaults; and

•	declaration of bankruptcy by certain tanker vessel operators, tanker vessel owners, shipyards, and charterers.

The COVID-19 pandemic and measures to contain its spread have negatively impacted regional and global economies and trade patterns in markets in which we operate, the way we operate our business, and the businesses of our charterers and suppliers. These negative impacts could continue or worsen, even after the pandemic itself diminishes or ends. Companies, including us, have also taken precautions, such as requiring employees to work remotely and imposing travel restrictions, while some other businesses have been required to close entirely. Moreover, we face significant risks to our personnel and operations due to the COVID-19 pandemic. Our crews face risk of exposure to COVID-19 as a result of travel to ports in which cases of COVID-19 have been reported. Our shore-based personnel likewise face risk of such exposure, as we maintain offices in areas that have been impacted by the spread of COVID-19.

Measures against COVID-19 in a number of countries have restricted crew rotations on our vessels, which may continue or become more severe. As a result, in 2021 and up to the date of this prospectus, vessel operators experienced and may continue to experience disruptions to normal vessel operations caused by increased deviation time associated with positioning vessels to countries in which they can undertake a crew rotation in compliance with such measures. Our crews generally work on a rotation basis, relying exclusively on international air transport for crew changes plan fulfillment. Any such disruptions could impact the cost of rotating our crew further, and possibly impact our ability to maintain a full crew synthesis onboard our vessel and other vessels we may acquire at any given time. Delays in crew rotations have furthermore led to issues with crew fatigue and may continue to do so, which may result in delays or other operational issues. Additionally, we are particularly vulnerable to our crew members getting sick, as if even one of our crew members gets sick, local authorities could require us to detain and quarantine the vessel and its crew for an unspecified amount of time, disinfect and fumigate the vessel and cargo onboard, or take similar precautions, which would add costs, decrease our utilization, and substantially disrupt our cargo operations. We expect to incur increased expenses due to incremental fuel consumption and days in which our vessel and other vessels we may acquire are unable to earn revenue in order to deviate to certain ports on which we would ordinarily not call during a typical voyage. We may also incur additional expenses associated with testing, personal protective equipment, quarantines, and travel expenses such as airfare costs in order to perform crew rotations in the current environment.

The COVID-19 pandemic and measures in place against the spread of the virus have led to a more difficult environment in which to dispose of vessels, given the difficulty to physically inspect vessels. The impact of COVID-19 has also resulted in reduced industrial activity in China with temporary closures of factories and other facilities, labor shortages, and restrictions on travel. We believe these disruptions, along with other seasonal factors, including lower demand for some of the cargoes we carry, such as crude oil and refined petroleum products, have contributed to lower tanker charter rates during 2021 and up to the date of this prospectus.

Epidemics may also affect personnel operating payment systems through which we receive revenues from the chartering of our vessels or pay for our expenses, resulting in delays in payments. Organizations across industries, including ours, are rightly focusing on their employees’ well-being while ensuring that their operations continue undisrupted and, at the same time, adapting to new ways of operating. As such, employees are encouraged or even required to operate remotely, which significantly increases the risk of cybersecurity attacks.

While it is not possible to fully assess the overall impact that COVID-19 has had and will have on our financial condition and operations and on the tanker sector in general, we assess that tanker charter rates have been reduced significantly as a result of COVID-19 and that the tanker industry in general, and we specifically, are likely to continue to be exposed to volatility in the near term.

Further, containment measures and quarantine restrictions adopted by many countries worldwide have caused a significant impact on our ability to embark and disembark crew members and on our seafarers themselves. As a result, since the outbreak of COVID-19 and as of the date of this report, we have encountered certain prolonged delays and surrounding complexities in embarking and disembarking crew onto our ships which further resulted in increased operational costs and decreased revenues by reason of off-hires associated with crew rotation and related logistical complications associated with supplying our vessels with spares or other supplies.

The extent of the COVID-19 outbreak’s effect on our operational and financial performance will depend on future developments, including the duration, spread and intensity of the outbreak, any resurgence or mutation of the virus, the continued availability of vaccines and their global deployment, the development of effective treatments, the imposition of effective public safety and other protective measures and the public’s response to such measures. There continues to be a high level of uncertainty relating to how the pandemic will evolve, how governments and consumers will react and progress on the approval and distribution of vaccines, all of which are uncertain and difficult to predict considering the rapidly evolving landscape. As a result, the ultimate severity of the COVID-19 outbreak is uncertain at this time, and therefore, we cannot predict the impact it may have on our future operations, which impact could be material and adverse.

The occurrence or continued occurrence of any of the foregoing events or other epidemics, or an increase in the severity or duration of the COVID-19 or other epidemics, could have a material adverse effect on our business, results of operations, cash flows, financial condition, the value of our vessels, and ability to pay dividends.

Acts of piracy on ocean-going vessels could adversely affect our business.

Acts of piracy have historically affected ocean-going vessels trading in regions of the world such as the South China Sea, in the Gulf of Aden off the coast of Somalia, Sulu Sea and Celebes Sea, and in particular, the Gulf of Guinea region off Nigeria, which experienced increased incidents of piracy in recent years. Although the frequency of sea piracy worldwide has generally decreased since 2013, sea piracy incidents continue to occur. Acts of piracy could result in harm or danger to the crews that man our vessels. In addition, if these piracy attacks result in regions in which our vessels are deployed being characterized by insurers as “war risk” zones, or Joint War Committee “war and strikes” listed areas, premiums payable for such coverage could increase significantly, and such insurance coverage may be more difficult to obtain. In addition, crew costs due to employing onboard security guards could increase in such circumstances. We may not be adequately insured to cover losses from these incidents, which could have a material adverse effect on us. In addition, detention hijacking, involving the hostile detention of a vessel, as a result of an act of piracy against our vessels, or an increase in cost, or unavailability of insurance for our vessels, could have a material adverse impact on our business, financial condition, results of operations.

If our vessels call on ports located in countries or territories that are the subject of sanctions or embargoes imposed by the U.S. government or other governmental authorities, it could lead to monetary fines or adversely affect our business, reputation and the market for our common stock.

While none of our vessels have called on ports located in countries or territories that are the subject of country-wide or territory-wide sanctions or embargoes imposed by the U.S. government or other governmental authorities (“Sanctioned Jurisdictions”) in 2021, and although we intend to maintain compliance with all applicable sanctions and embargo laws, and we endeavor to take precautions reasonably designed to ensure compliance with such laws, it is possible that, in the future, our vessels may call on ports in Sanctioned Jurisdictions on charterers’ instructions and without our consent.  If such activities result in a violation of sanctions or embargo laws, we could be subject to monetary fines, penalties, or other sanctions, and our reputation and the market for our common shares could be adversely affected.

The U.S. sanctions and embargo laws and regulations vary in their application, as they do not all apply to the same covered persons or proscribe the same activities, and such sanctions and embargo laws and regulations may be amended or expanded over time. In particular, the ongoing conflict in the Ukraine could result in the imposition of further economic sanctions by the United States and the European Union against Russia. Current or future counterparties of ours may be affiliated with persons or entities that are or may be, in the future, the subject of sanctions imposed by the governments of the U.S., European Union, and/or other international bodies. If we determine that such sanctions require us to terminate existing or future contracts to which we, or our subsidiaries, are party or if we are found to be in violation of such applicable sanctions, our results of operations may be adversely affected or we may suffer reputational harm.

Although we believe that we have been in compliance with all applicable sanctions and embargo laws and regulations, and intend to maintain such compliance, any such violation could result in fines, penalties or other sanctions that could severely impact our ability to access U.S. capital markets and conduct our business, and could result in some investors deciding, or being required, to divest their interest, or not to invest, in us. In addition, certain institutional investors may have investment policies or restrictions that prevent them from holding securities of companies that have contracts with countries identified by the U.S. government as state sponsors of terrorism. The determination by these investors not to invest in, or to divest from, our common stock may adversely affect the price at which our common stock trades. Moreover, our charterers may violate applicable sanctions and embargo laws and regulations as a result of actions that do not involve us or our vessels, and those violations could, in turn, negatively affect our reputation. Investor perception of the value of our common stock may also be adversely affected by the consequences of war, the effects of terrorism, civil unrest and governmental actions in countries or territories that we operate in.

We conduct business in China, where the legal system is unpredictable and has inherent uncertainties that could limit the legal protections available to us.

Some of our vessels may be chartered to Chinese customers, and from time to time, on our charterers’ instructions, our vessels may call on Chinese ports. Such charters and voyages may be subject to regulations in China that may require us to incur new or additional compliance or other administrative costs and may require that we pay to the Chinese government new taxes or other fees. Applicable laws and regulations in China may not be well-publicized and may not be known to us or to our charterers in advance of us or our charterers becoming subject to them, and the implementation of such laws and regulations may be inconsistent. Changes in Chinese laws and regulations, including with regards to tax matters, or changes in their implementation by local authorities, could affect our vessels if chartered to Chinese customers, as well as our vessels calling to Chinese ports, and could have a material adverse impact on our business, financial condition and results of operations.

Governments could requisition our vessels during a period of war or emergency, resulting in loss of earnings.

A government of a vessel’s registry could requisition for title or seize one or more of our vessels. Requisition for title occurs when a government takes control of a vessel and becomes the owner. A government could also requisition one or more of our vessels for hire. Requisition for hire occurs when a government takes control of a vessel and effectively becomes the charterer at dictated charter rates. Generally, requisitions occur during a period of war or emergency. Even if we were entitled to compensation in the event of a requisition of one or more of our vessels, the amount and timing of the payment would be uncertain. Government requisition of one or more of our vessels could have a material adverse effect on our business, results of operations, cash flows, and financial condition.

Failure to comply with the U.S. Foreign Corrupt Practices Act of 1977, or the FCPA, could result in fines, criminal penalties, and an adverse effect on our business.

We may operate in a number of countries throughout the world, including countries known to have a reputation for corruption. We are committed to doing business in accordance with applicable anti-corruption laws and have adopted a code of business conduct and ethics that is consistent and in full compliance with the FCPA. We are subject, however, to the risk that we, our affiliated entities or our or their respective officers, directors, employees, and agents may take actions determined to be in violation of such anti-corruption laws, including the FCPA. In addition, actual or alleged violations could damage our reputation and ability to do business. Furthermore, detecting, investigating, and resolving actual or alleged violations is expensive and can consume significant time and attention of our senior management. Any such violation could result in substantial fines, sanctions, civil and/or criminal penalties, curtailment of operations in certain jurisdictions, and might adversely affect our business, earnings or financial condition.

The smuggling of drugs or other contraband onto our vessels may lead to governmental claims against us.

We expect that our vessels will call in ports in areas where smugglers attempt to hide drugs and other contraband on vessels, with or without the knowledge of crew members. To the extent our vessels are found with contraband, whether inside or attached to the hull of our vessel and whether with or without the knowledge of any of our crew, we may face governmental or other regulatory claims and our vessels may be detained for a prolonged period of time which could have an adverse effect on our business, results of operations, cash flows, and financial condition.

Maritime claimants could arrest or attach our vessels, which would interrupt our business or have a negative effect on our cash flows.

Crew members, suppliers of goods and services to a vessel, shippers of cargo, lenders, and other parties may be entitled to a maritime lien against that vessel for unsatisfied debts, claims, or damages. In many jurisdictions, a maritime lien holder may enforce its lien by arresting or attaching a vessel through foreclosure proceedings. The arrest or attachment of one or more of our vessels could interrupt our business or require us to pay large sums of funds to have the arrest or attachment lifted, which would have a negative effect on our cash flows.

In addition, in some jurisdictions, such as South Africa, under the “sister-ship” theory of liability, a claimant may arrest both the vessel that is subject to the claimant’s maritime lien and any “associated” vessel, which is any vessel owned or controlled by the same owner. Claimants could try to assert “sister-ship” liability against one vessel in our fleet for claims relating to another of our ships.

Changing laws and evolving reporting requirements could have an adverse effect on our business.

Changing laws, regulations, and standards relating to reporting requirements, including the EU General Data Protection Regulation, or GDPR, may create additional compliance requirements for us.

GDPR broadens the scope of personal privacy laws to protect the rights of EU citizens and requires organizations to report on data breaches within 72 hours and be bound by more stringent rules for obtaining the consent of individuals on how their data can be used. GDPR was enforced on May 25, 2018, and non-compliance exposes entities to significant fines or other regulatory claims which could have an adverse effect on our business, financial condition, and operations.

Company Specific Risk Factors

The market values of our vessels are highly volatile and may decline, which could limit the amount of funds that we can borrow and trigger breaches of certain financial covenants under our future loan facilities.

The market values of our vessels are related to prevailing charter rates. While the market values of vessels and the charter market have a very close relationship as the charter market moves from trough to peak, the time lag between the effects of charter rates on market values of ships can vary. The market values of our vessels have generally experienced high volatility, and you should expect the market value of our vessels to fluctuate depending on a number of factors, including:

•	the prevailing level of charter rates;

•	general economic and market conditions affecting the shipping industry;

•	competition from other shipping companies and other modes of transportation;

•	the types, sizes, and ages of vessels;

•	the supply of and demand for vessels;

•	applicable governmental or other regulations;

•	the need to upgrade secondhand and previously owned vessels as a result of charterer requirements;

•	technological advances in vessel design or equipment or otherwise;

•	fuel efficiency and level of air emissions;

•	the cost of newbuildings; and

•	shipyard capacity.

The market values of our vessels are at low levels compared to historical averages. At times when we have loans outstanding with covenants based on vessels’ market values, if the market values of our vessels decline further, we may not be in compliance with certain covenants contained in such loan facilities, and we may not be able to refinance our debt or obtain additional financing or incur debt on terms that are acceptable to us or at all. As of December 31, 2021, we had $50.2 million outstanding under our loan facilities and were in compliance with all our loan covenants. In the future, if we are not in compliance with the covenants in our loan facilities or are unable to obtain waivers or amendments or otherwise remedy the relevant breaches, our lenders under the facilities could accelerate our debt and foreclose on our fleet. We may not be successful in obtaining any such waiver or amendment, and we may not be able to refinance our debt or obtain additional financing. Moreover, our loan facilities, as amended or pursuant to any waiver, and any refinancing or additional financing, may be more expensive and carry more onerous terms than those in our existing debt agreements.

In addition, if the book value of a vessel is impaired due to unfavorable market conditions, or if a vessel is sold at a price below its book value, we would incur a loss that could adversely affect our operating results.

We are currently subject to litigation and we may be subject to similar or other litigation in the future.

We, and our former Chief Executive Officer, are defendants in a purported class action lawsuit pending in the U.S. District Court for the Eastern District of New York. The lawsuit alleges violations of the Securities Exchange Act of 1934, as amended.

While we believe these claims to be without merit and intend to defend these lawsuits vigorously, we cannot predict their outcome. Furthermore, we may, from time to time, be a party to other litigation in the normal course of business. Monitoring and defending against legal actions, whether or not meritorious, is time-consuming for our management and detracts from our ability to fully focus our internal resources on our business activities. In addition, legal fees and costs incurred in connection with such activities may be significant, and we could in the future be subject to judgments or enter into settlements of claims for significant monetary damages. A decision adverse to our interests could result in the payment of substantial damages and could have a material adverse effect on our cash flow, results of operations, and financial position.

With respect to any litigation, our insurance may not reimburse us or may not be sufficient to reimburse us for the expenses or losses we may suffer in contesting and concluding such a lawsuit. Substantial litigation costs, including the substantial self-insured retention that we are required to satisfy before any insurance is applied to the claim, or an adverse result in any litigation may adversely impact our business, operating results, or financial condition.

Our business, operating results, financial condition, and growth will depend on our ability to successfully charter our vessels, for which we will face substantial competition.

The process of obtaining new charters is highly competitive and generally involves an intensive screening process and competitive bids, and often extends for several months. Charters are awarded based upon a variety of factors relating to the vessel operator, including:

•	shipping industry relationships and reputation for customer service and safety;

•	the experience and quality of ship operations, including cost-effectiveness;

•	quality and experience of the seafaring crew;

•	the ability to finance vessels at competitive rates and financial stability generally;

•	relationships with shipyards and the ability to get suitable berths;

•	the technical specifications of the vessel;

•	construction management experience, including the ability to obtain on-time delivery of new ships according to customer specifications;

•	willingness to accept operational risks pursuant to the charter, such as allowing termination of the charter for force majeure events; and

•	competitiveness of the bid in terms of overall price.

We expect substantial competition for providing tanker vessel transportation services from a number of experienced companies, including state-sponsored entities and major shipping companies. Many of these competitors have significantly greater financial resources than we do and can therefore operate larger fleets and may be able to offer better charter rates. As a result of these factors, we may be unable to attract new customers or secure charters at profitable charter rates, if at all, which will impede our operating results, financial condition, and growth.

Furthermore, if our vessels become available for employment under new charters during periods when charter rates are at depressed levels, we may have to employ our tanker vessels at depressed charter rates, if we are able to secure employment for our vessels at all, which would lead to reduced or volatile earnings. Future charter rates may not be at a level that will enable us to operate our vessels profitably.

The failure of our counterparties to meet their obligations to us under any vessel purchase agreements or charter agreements could cause us to suffer losses or otherwise adversely affect our business.

Generally, we intend to selectively employ our vessels in the spot market under short to medium term time charters or voyage charters, and pool arrangements, which exposes us to counterparty risks. The ability and willingness of each of our counterparties to perform its obligations under a vessel purchase agreement or charter agreement with us will depend on a number of factors that are beyond our control and may include, among other things, general economic conditions, the condition of the shipping market and the overall financial condition of the counterparty. From time to time, we may enter into agreements to acquire vessels, and if the seller of a vessel fails to deliver a vessel to us as agreed, or if we cancel a purchase agreement because a seller has not met its obligations, this may have a material adverse effect on our business.

In addition, in depressed market conditions, there have been reports of charterers renegotiating their charters or defaulting on their obligations under charters, and our future customers may fail to pay charter hire or attempt to renegotiate charter rates. Furthermore, it is possible that third parties with whom we have charter contracts may be impacted by events in Russia and Ukraine or the resulting sanctions, which could adversely affect their ability to perform. If our future charterers fail to meet their obligations to us or attempt to renegotiate our future charter agreements, it may be difficult to secure substitute employment for such vessels, and any new charter arrangements we secure may be at lower rates. As a result, we could sustain significant losses, which could have a material adverse effect on our business, financial condition, results of operations, and cash flows.

We may be unable to locate suitable vessels or dispose of vessels at reasonable prices, which would adversely affect our ability to operate our business.

There are periods when we may be interested in further growing our fleet through selective acquisitions. Our business strategy is dependent on identifying and purchasing suitable vessels. Changing market and regulatory conditions may limit the availability of suitable vessels because of customer preferences or because they are not or will not be compliant with existing or future rules, regulations, and conventions. Additional vessels of the age and quality we desire may not be available for purchase at prices we are prepared to pay or at delivery times acceptable to us, and we may not be able to dispose of vessels at reasonable prices, if at all. If we are unable to purchase and dispose of vessels at reasonable prices in accordance with our business strategy or in response to changing market and regulatory conditions, our business would be adversely affected.

Our purchasing and operating secondhand vessels, and the aging of our fleet may result in increased operating costs and vessels off-hire, which could adversely affect our earnings.

While we will typically inspect secondhand vessels before purchase, this does not provide us with the same knowledge about their condition that we would have had if these vessels had been built for and operated exclusively by us. Accordingly, we may not discover defects or other problems with such vessels before purchase. Any such hidden defects or problems, when detected, may be expensive to repair, and if not detected, may result in accidents or other incidents for which we may become liable to third parties. In addition, when purchasing secondhand vessels, we do not receive the benefit of any builder warranties if the vessels we buy are older than one year.

In general, the costs to maintain a vessel in good operating condition increase with the age of the vessel. Older vessels are typically less fuel efficient than more recently constructed vessels due to improvements in engine technology. Potential charterers may also choose not to charter older vessels. Governmental regulations, safety, and other equipment standards related to the age of vessels may require expenditures for alterations or the addition of new equipment to some of our vessels and may restrict the type of activities in which these vessels may engage. We cannot assure you that, as our vessels age, market conditions will justify those expenditures or enable us to operate our vessels profitably during the remainder of their useful lives. As a result, regulations and standards could have a material adverse effect on our business, financial condition, results of operations, and cash flows.

There is a lack of historical operating history provided with our secondhand vessel acquisitions, and profitable operation of the vessels will depend on our skill and expertise.

Consistent with shipping industry practice, other than inspection of the physical condition of the vessels and examinations of classification society records, neither we, nor UOT, will conduct any historical financial due diligence process at times when we acquire vessels. Accordingly, neither we, nor UOT, will obtain the historical operating data for any secondhand vessels we may acquire in the future from the sellers because that information is not material to our decision to make acquisitions, nor do we believe it would be helpful to potential investors in assessing our business or profitability. Most vessels are sold under a standardized agreement, which, among other things, provides the buyer with the right to inspect the vessel and the vessel’s classification society records. The standard agreement does not give the buyer the right to inspect, or receive copies of, the historical operating data of the vessel. Prior to the delivery of a purchased vessel, the seller typically removes from the vessel all records, including past financial records and accounts related to the vessel. In addition, the technical management agreement between the seller’s technical manager and the seller is automatically terminated and the vessel’s trading certificates are revoked by its flag state following a change in ownership.

Consistent with shipping industry practice, we treat the acquisition of a vessel (whether acquired with or without charter) as the acquisition of an asset rather than a business. Although vessels are generally acquired free of charter, we have acquired and may also in the future acquire some vessels with time charters. Where a vessel has been under a voyage charter, the vessel is delivered to the buyer free of charter, and it is rare in the shipping industry for the last charterer of the vessel in the hands of the seller to continue as the first charterer of the vessel in the hands of the buyer. In most cases, when a vessel is under time charter, and the buyer wishes to assume that charter, the vessel cannot be acquired without the charterer’s consent and the buyer’s entering into a separate direct agreement with the charterer to assume the charter. The purchase of a vessel itself does not transfer the charter, because it is a separate service agreement between the vessel owner and the charterer.

Due to the differences between the prior owners of these vessels and the Company with respect to the routes we expect to operate, our future customers, the cargoes we expect to carry, the freight rates and charter rates we will charge in the future, and the costs we expect to incur in operating our vessels, we believe that our operating results will be significantly different from the operating results of the vessels while owned by the prior owners. The profitable operation of the vessels will depend on our skill and expertise. If we are unable to operate the vessels profitably, it may have an adverse effect on our financial condition, results of operations, and cash flows.

Technical innovation and technical quality and efficiency requirements from our customers could reduce our charter hire income and the value of our tanker vessels.

Our customers, in particular those in the oil industry, have a high and increasing focus on quality and compliance standards with their suppliers across the entire supply chain, including the shipping and transportation segment. Our continued compliance with these standards and quality requirements is vital for our operations. The charter rates and the value and operational life of a vessel are determined by a number of factors, including the vessel’s efficiency, operational flexibility, and physical life. Efficiency includes speed, fuel economy, and the ability to load and discharge cargo quickly. Flexibility includes the ability to enter harbors, utilize related docking facilities and pass through canals and straits. The length of a vessel’s physical life is related to its original design and construction, its maintenance, and the impact of the stress of operations. If new vessels are built that are more efficient or more flexible or have longer physical lives than our vessels, competition from these more technologically advanced vessels could adversely affect the amount of charter hire payments we receive for our vessels, and the resale value of our vessels could significantly decrease. This could have an adverse effect on our results of operations, cash flows, financial condition, and ability to pay dividends.

The Public Company Accounting Oversight Board inspection of our independent accounting firm could lead to findings in our auditors’ reports and challenge the accuracy of our published audited consolidated financial statements.

Auditors of U.S. public companies are required by law to undergo periodic Public Company Accounting Oversight Board, or PCAOB, inspections that assess their compliance with U.S. law and professional standards in connection with the performance of audits of financial statements filed with the SEC. For several years certain European Union countries, including Greece, did not permit the PCAOB to conduct inspections of accounting firms established and operating in such European Union countries, even if they were part of major international firms. Accordingly, unlike most U.S. public companies, the PCAOB was prevented from evaluating our auditor’s performance of audits and its quality control procedures, and, unlike stockholders of most U.S. public companies, we, and our stockholders, were deprived of the possible benefits of such inspections. Since 2015, Greece has agreed to allow the PCAOB to conduct inspections of accounting firms operating in Greece. In the future, such PCAOB inspections could result in findings in our auditors’ quality control procedures, question the validity of the auditor’s reports on our published consolidated financial statements and the effectiveness of our internal control over financial reporting, and cast doubt upon the accuracy of our published audited financial statements.

Our ability to obtain debt financing in the future may be dependent on the performance of our then existing charters and the creditworthiness of our charterers.

The actual or perceived credit quality of our charterers, and any defaults by them, may materially affect our ability to obtain the additional capital resources that we will require to purchase additional vessels in the future or may significantly increase our costs of obtaining such capital. Our inability to obtain financing at all or at a higher than anticipated cost may materially affect our results of operation and our ability to implement our business strategy.

We may be unable to attract and retain key management personnel and other employees in the shipping industry, which may negatively impact the effectiveness of our management and results of operations.

Our success depends to a significant extent upon the abilities and efforts of our management team, the Chairperson of the Board, Aliki Paliou, and our Chief Executive Officer, Director and Secretary, Andreas Michalopoulos. Our success will depend upon our ability to retain key members of our management team and to hire new members as may be necessary. The loss of any of these individuals could adversely affect our business prospects and financial condition. Difficulty in hiring and retaining replacement personnel could adversely affect our business, results of operations, and ability to pay dividends. We do not intend to maintain “key man” life insurance on any of our officers or other members of our management team.

Aliki Paliou, the Chairperson of the Board, has the right and has expressed the intention to acquire a significant percentage of voting power over matters on which our shareholders are entitled to vote, and accordingly, may exert considerable influence over us and may have interests that are different from the interests of our other shareholders.

As of the date of this report, Aliki Paliou, our Chairperson, may be deemed to beneficially own 657,396 shares of our Series B Convertible Cumulative Perpetual Preferred Stock (“Series B Preferred Shares”) through Mango Shipping Corp. (“Mango Shipping”), which has indicated to the Company that it intends to exercise its right pursuant to the terms of the Series B Preferred Shares to convert its Series B Preferred Shares into shares of Series C Convertible Cumulative Perpetual Preferred Stock (“Series C Preferred Shares”), during the conversion period for the Series B Preferred Shares, which will begin no earlier than February 3, 2023.  Upon issuance, our Series C Preferred Shares will bear superior voting rights to our common shares and will be entitled to vote on all matters on which our shareholders are entitled to vote, and further are convertible into our common shares under certain conditions. For additional information regarding the terms of our issued and outstanding Series B Preferred Shares and the Series C Preferred Shares, which may be issued pursuant to the terms of our Series B Preferred Shares, please see “Item 10. Additional Information—B. Memorandum and Articles of Association.” in our Annual Report. Assuming Mango Shipping converts all its Series B Preferred Shares into Series C Preferred Shares (and assuming that no other Series B Preferred Shares are converted and there are no other changes to our capitalization or Aliki Paliou’s beneficial ownership of our shares and no adjustments to the conversion price of the Series C Preferred Shares), Aliki Paliou will control 96.1% of the vote over any matter submitted to a vote of our shareholders.

Therefore, Aliki Paliou has the right and has expressed an intention to acquire the power to exert considerable influence over our actions and to control the outcome of matters on which our shareholders are entitled to vote, including the election of our directors and other significant corporate actions. The interests of Aliki Paliou may be different from your interests. Any such conflicts of interest could adversely affect our business, financial condition and results of operations, and the trading price of our common shares. Moreover, the potential concentration of ownership may delay, deter or prevent acts that may be favored by or favorable to our other shareholders. Similarly, this potential concentration of share ownership may adversely affect the trading price of our shares because investors may perceive disadvantages in owning shares in a company with concentrated ownership. Aliki Paliou is married to Andreas Michalopoulos, our Chief Executive Officer, Director and Secretary.

Our Chief Financial Officer participates in business activities not associated with us, and does not devote all of his time to our business, which may create conflicts of interest and hinder our ability to operate successfully.

Anthony Argyropoulos, our Chief Financial Officer, participates in business activities not associated with us, and as a result, may devote less time to us than if he was not engaged in other business activities. This may create conflicts of interest in matters involving or affecting us and our customers, and it is not certain that any of these conflicts of interest will be resolved in our favor. This could have a material adverse effect on our business, financial condition, results of operations and cash flows.

We expect to continue to operate substantially outside the United States, which will expose us to political and governmental instability, which could harm our operations.

We expect that our operations will continue to be primarily conducted outside the United States and may be adversely affected by changing or adverse political and governmental conditions in the countries where our vessels are flagged or registered and in the regions where we otherwise engage in business. Any disruption caused by these factors may interfere with the operation of our vessels, which could harm our business, financial condition, and results of operations. Past political efforts to disrupt shipping in these regions, particularly in the Arabian Gulf, have included attacks on ships and mining of waterways. In addition, terrorist attacks outside this region and continuing hostilities in the Middle East and the world may lead to additional armed conflicts or to further acts of terrorism and civil disturbance in the United States and elsewhere. Any such attacks or disturbances may disrupt our business, increase vessel operating costs, including insurance costs, and adversely affect our financial condition and results of operations. Our operations may also be adversely affected by expropriation of vessels, taxes, regulation, tariffs, trade embargoes, economic sanctions, or disruption of or limit to trading activities or other adverse events or circumstances in or affecting the countries and regions where we operate or where we may operate in the future.

We generate all of our revenues in U.S. dollars and incur a portion of our expenses in other currencies, and therefore exchange rate fluctuations could have an adverse impact on our results of operations.

We generate all of our revenues in U.S. dollars and incur a portion of our expenses in currencies other than the dollar. This difference could lead to fluctuations in net income due to changes in the value of the U.S. dollar relative to the other currencies, in particular the Euro. Expenses incurred in foreign currencies against which the U.S. dollar falls in value can increase, decreasing our revenues. Further declines in the value of the dollar could lead to higher expenses payable by us.

While we historically have not mitigated the risk associated with exchange rate fluctuations through the use of financial derivatives, we may employ such instruments from time to time in the future in order to minimize this risk. Our use of financial derivatives would involve certain risks, including the risk that losses on a hedged position could exceed the nominal amount invested in the instrument and the risk that the counterparty to the derivative transaction may be unable or unwilling to satisfy its contractual obligations, which could have an adverse effect on our results.

If volatility in the London InterBank Offered Rate, or LIBOR, occurs, or if LIBOR is replaced as the reference rate under our debt obligations, it could affect our profitability, earnings and cash flow.

LIBOR has historically been volatile, with the spread between LIBOR and the prime lending rate widening significantly at times. These conditions are the result of disruptions in the international credit markets. Because the interest rates borne by our outstanding indebtedness fluctuate with changes in LIBOR, if such volatility were to occur in the future, or if LIBOR is replaced as the reference rate under our debt obligations, it could affect the amount of interest payable on our debt which, in turn, could have an adverse effect on our profitability, earnings and cash flow.

 On July 27, 2017, the UK Financial Conduct Authority (“FCA”) announced that it would phase-out LIBOR by the end of 2021. On November 30, 2020, ICE Benchmark Administration (“IBA”), the administrator of LIBOR, with the support of the United States Federal Reserve and the United Kingdom’s Financial Conduct Authority, announced plans to consult on ceasing publication of U.S. Dollar LIBOR on December 31, 2021 for only the one-week and two-month U.S. Dollar LIBOR tenors, and on June 30, 2023 for all other U.S. Dollar LIBOR tenors. This announcement coincided with an announcement by the International Swaps and Derivatives Association (“ISDA”) that the IBA announcement was not a triggering event which would set the spread to be used in its derivative contracts as part of the risk-free rate determination process. As a result, lenders have insisted on fallback provisions that entitle the lenders, in their discretion, to replace published LIBOR as the basis for the interest calculation with successor benchmark rates, such as their cost-of-funds rate. Certain of our existing financing arrangements include fallback provisions in the event of the unavailability of LIBOR, but those fallback provisions and related successor benchmarks may create additional risks and uncertainties. We are continuing to evaluate the impact of LIBOR discontinuation on us. While we cannot predict the effect of the potential changes to LIBOR or the establishment and use of alternative rates or benchmarks, the interest payable on our debt could be subject to volatility and our lending costs could increase, which would have an adverse effect on our profitability, earnings and cash flow.

In order to manage our exposure to interest rate fluctuations, we may, from time to time, use interest rate derivatives to effectively fix some of our floating rate debt obligations. No assurance can however be given that the use of these derivative instruments, if any, may effectively protect us from adverse interest rate movements. The use of interest rate derivatives may affect our results through mark to market valuation of these derivatives. Also, adverse movements in interest rate derivatives may require us to post cash as collateral, which may impact our free cash position. Interest rate derivatives may also be impacted by the transition from LIBOR to SOFR or other alternative rates.

We may have to pay tax on United States source income, which would reduce our earnings.

Under the United States Internal Revenue Code of 1986, or the Code, 50% of the gross shipping income of a vessel owning or chartering corporation, such as us and our subsidiaries, that is attributable to transportation that begins or ends, but that does not both begin and end, in the United States may be subject to a 4% United States federal income tax without allowance for deduction, unless that corporation qualifies for exemption from tax under Section 883 of the Code, or Section 883, and the applicable Treasury Regulations promulgated thereunder.

We intend to take the position that we qualified for this statutory tax exemption for U.S. federal income tax return reporting purposes for our 2021 taxable year. However, there are factual circumstances that could cause us to lose the benefit of this tax exemption for any future taxable year and thereby become subject to U.S. federal income tax on our U.S.-source shipping income. Due to the factual nature of the issues involved, there can be no assurances on our tax-exempt status.

If we are not entitled to exemption under Section 883 for any taxable year, we would be subject for those years to an effective 2% U.S. federal income tax on the shipping income we derive during the year, which is attributable to the transport of cargoes to or from the United States. The imposition of this taxation would have a negative effect on our business and would result in decreased earnings available for distribution to our shareholders.

We may be treated as a “passive foreign investment company,” which could have certain adverse U.S. federal income tax consequences to U.S. holders.

A foreign corporation will be treated as a “passive foreign investment company,” or PFIC, for U.S. federal income tax purposes if either (1) at least 75% of its gross income for any taxable year consists of certain types of “passive income”, or (2) at least 50% of the average value of the corporation’s assets produce or are held for the production of those types of “passive income.” For purposes of these tests, cash will be treated as an asset held for the production of passive income. For purposes of these tests, “passive income” generally includes dividends, interest, and gains from the sale or exchange of investment property and rents and royalties other than those received from unrelated parties in connection with the active conduct of a trade or business. For purposes of these tests, income derived from the performance of services does not constitute “passive income.” U.S. holders of stock in a PFIC are subject to a disadvantageous U.S. federal income tax regime with respect to the income derived by the PFIC, the distributions they receive from the PFIC and the gain, if any, they derive from the sale or other disposition of their stock in the PFIC.

Whether we will be treated as a PFIC will depend upon our method of operation. In this regard, we intend to treat the gross income we derive or are deemed to derive from time or voyage chartering activities as services income rather than rental income. Accordingly, we believe that any income from time or voyage chartering activities will not constitute “passive income,” and any assets that we may own and operate in connection with the production of that income will not constitute passive assets. However, any gross income that we may be deemed to have derived from bareboat chartering activities will be treated as rental income and thus will constitute “passive income,” and any assets that we may own and operate in connection with the production of that income will constitute passive assets. There is substantial legal authority supporting this position consisting of case law and Internal Revenue Service, or IRS, pronouncements concerning the characterization of income derived from time charters and voyage charters as services income for other tax purposes. However, it should be noted that there is also authority which characterizes time charter income as rental income rather than services income for other tax purposes. Accordingly, no assurance can be given that the IRS or a court of law will accept our position with regard to our status from time to time as a PFIC, and there is a risk that the IRS or a court of law could determine that we are or have been a PFIC for a particular taxable year.

If we are or have been a PFIC for any taxable year, U.S. holders of our common stock will face certain adverse U.S. federal income tax consequences and information reporting obligations. Under the PFIC rules, unless such U.S. holders make certain elections available under the Code (which elections could themselves have certain adverse consequences for such U.S. holders), such U.S. holders would be liable to pay U.S. federal income tax at the then-prevailing income tax rates on ordinary income plus interest upon excess distributions and upon any gain from the disposition of our common stock, as if the excess distribution or gain had been recognized ratably over such U.S. holder’s holding period for such common stock. See “Item 10. Additional Information—E. Taxation—United States Federal Income Tax Considerations—United States Federal Income Taxation of U.S. Holders—PFIC Status and Significant Tax Consequences” in our Annual Report for a more comprehensive discussion of the U.S. federal income tax consequences to U.S. holders of our common stock if we are or were to be treated as a PFIC.

We may be subject to increased premium payments, or calls, because we obtain some of our insurance through protection and indemnity associations.

We may be subject to increased premium payments, or calls, in amounts based on our claim records as well as the claim records of other members of the protection and indemnity associations in the International Group, which is comprised of 13 mutual protection and indemnity associations and insures approximately 90% of the world’s commercial tonnage and through which we receive insurance coverage for tort liability, including pollution-related liability, as well as actual claims. Amounts we may be required to pay as a result of such calls will be unavailable for other purposes.

The international nature of our operations may make the outcome of any bankruptcy proceedings difficult to predict.

We are incorporated under the laws of the Republic of the Marshall Islands and we conduct operations in countries around the world. Consequently, in the event of any bankruptcy, insolvency, liquidation, dissolution, reorganization, or similar proceeding involving us or any of our subsidiaries, bankruptcy laws other than those of the United States could apply. If we become a debtor under U.S. bankruptcy law, bankruptcy courts in the United States may seek to assert jurisdiction over all of our assets, wherever located, including property situated in other countries. There can be no assurance, however, that we would become a debtor in the United States, or that a U.S. bankruptcy court would be entitled to, or accept, jurisdiction over such a bankruptcy case, or that courts in other countries that have jurisdiction over us and our operations would recognize a U.S. bankruptcy court’s jurisdiction if any other bankruptcy court would determine it had jurisdiction.

A cyber-attack could materially disrupt our business.

We rely on information technology systems and networks in our operations and administration of our business. Information systems are vulnerable to security breaches by computer hackers and cyber terrorists. We rely on industry accepted security measures and technology to securely maintain confidential and proprietary information maintained on our information systems. However, these measures and technology may not adequately prevent security breaches. Our business operations could be targeted by individuals or groups seeking to sabotage or disrupt our information technology systems and networks or to steal data. A successful cyber-attack could materially disrupt our operations, including the safety of our operations, or lead to the unauthorized release of information or alteration of information in our systems. Any such attack or other breach of our information technology systems could have a material adverse effect on our business and results of operations. In addition, the unavailability of the information systems or the failure of these systems to perform as anticipated for any reason could disrupt our business and could result in decreased performance and increased operating costs, causing our business and results of operations to suffer. Any significant interruption or failure of our information systems or any significant breach of security could adversely affect our business and results of operations.

Additionally, any changes in the nature of cyber threats might require us to adopt additional procedures for monitoring cybersecurity, which could require additional expenses and/or capital expenditures. Most recently, the escalation in conflict between Russia and Ukraine has been accompanied by cyber-attacks against the Ukrainian government and other countries in the region. It is possible that these attacks could have collateral effects on additional critical infrastructure and financial institutions globally, which could adversely affect our operations. It is difficult to assess the likelihood of such threat and any potential impact at this time.

If we do not identify suitable vessels for acquisition or successfully integrate any acquired vessels, we may not be able to grow or to effectively manage our growth.

One of our strategies is to continue to grow by expanding our operations and adding tanker vessels to our fleet. Our future growth will depend upon a number of factors, some of which may not be within our control. These factors include our ability to:

•	identify suitable vessels for acquisitions at attractive prices, which may not be possible if asset prices rise too quickly;

•	obtain financing for our existing and new operations;

•	manage relationships with customers and suppliers;

•	identify businesses engaged in managing, operating, or owning tanker vessels for acquisitions or joint ventures;

•	integrate any acquired vessels successfully with our then-existing operations;

•	attract, hire, train, integrate and retain qualified, highly trained personnel and crew to manage and operate our growing business and fleet;

•	identify additional new markets;

•	enhance our customer base;

•	improve our operating, financial, and accounting systems and controls; and

•	obtain required financing for our existing and new operations.

Our failure to effectively identify, purchase, develop, and integrate any new vessels could adversely affect our business, financial condition, and results of operations. The number of employees that perform services for us and our current operating and financial systems may not be adequate as we implement our plan to expand the size of our fleet, and we may not be able to effectively hire more employees, or adequately improve those systems. We may incur unanticipated expenses as an operating company. Our current operating and financial systems may not be adequate as we implement our plan to expand the size of our fleet. Finally, additional acquisitions may require additional equity issuances, which may dilute our common shareholders if issued at lower prices than the price they acquired their shares or debt issuances (with amortization payments), both of which could reduce our cash flow. If we are unable to execute the points noted above, our financial condition may be adversely affected.

Growing any business by acquisition presents numerous risks such as undisclosed liabilities and obligations, difficulty in obtaining additional qualified personnel and managing relationships with customers and suppliers, and integrating newly acquired operations into existing infrastructures. The expansion of our fleet may impose significant additional responsibilities on our management and staff, and the management and staff of our commercial and technical managers, and may necessitate that we, and they, increase the number of personnel. We cannot give any assurance that we will be successful in executing our growth plans or that we will not incur significant expenses and losses in connection with our future growth.

The IMO 2020 regulations may cause us to incur substantial costs and to procure low-sulfur fuel oil directly on the wholesale market for storage at sea and onward consumption on our vessels.

Effective January 1, 2020, the IMO implemented a new regulation for a 0.50% global sulfur cap on emissions from vessels (the “IMO 2020 Regulations”).  Under this new global cap, vessels are required to use marine fuels with a sulfur content of no more than 0.50% against the former regulations specifying a maximum of 3.50% sulfur in an effort to reduce the emission of sulfur oxide into the atmosphere.

We have incurred increased costs to comply with these revised standards. Additional or new conventions, laws, and regulations may be adopted that could require, among others, the installation of expensive emission control systems and could adversely affect our business, results of operations, cash flows, and financial condition.

Currently, none of our vessels are equipped with scrubbers, and as of January 1, 2020, we have transitioned to burning IMO compliant fuels.  We continue to evaluate different options in complying with IMO and other rules and regulations. We expect that our fuel costs and fuel inventories will increase in 2021 as a result of these sulfur emission regulations. Low sulfur fuel is more expensive than standard marine fuel containing 3.5% sulfur content and may become more expensive or difficult to obtain as a result of increased demand. If the cost differential between low sulfur fuel and high sulfur fuel is significantly higher than anticipated, or if low sulfur fuel is not available at ports on certain trading routes, it may not be feasible or competitive to operate our vessels on certain trading routes without installing scrubbers or without incurring deviation time to obtain compliant fuel. Scrubbers may not be available to be installed on such vessels at a favorable cost or at all if we seek them at a later date.

Furthermore, although as of the date of this prospectus, over two years has passed since the IMO 2020 Regulations became effective, it is uncertain how the availability of high-sulfur fuel around the world will be affected by the implementation of the IMO 2020 Regulations, and both the price of high-sulfur fuel generally and the difference between the cost of high-sulfur fuel and that of low-sulfur fuel are also uncertain. Scarcity in the supply of high-sulfur fuel, or a lower-than-anticipated difference in the costs between the two types of fuel, may cause us to fail to recognize anticipated benefits from installing scrubbers.

Fuel is a significant, if not the largest, expense in our shipping operations when vessels are under voyage charter and is an important factor in negotiating charter rates. Our operations and the performance of our vessels, and as a result, our results of operations, face a host of challenges. These include concerns over higher costs, international compliance, and the availability of low-sulfur fuel at key international bunkering hubs such as Rotterdam and Singapore. In addition, we take seriously concerns raised in Europe that certain blends of low-sulfur fuels can emit greater amounts of harmful black carbon than the high-sulfur fuels they are meant to replace. Costs of compliance with these and other related regulatory changes may be significant and may have a material adverse effect on our future performance, results of operations, cash flows, and financial position. As a result, an increase in the price of fuel beyond our expectations may adversely affect our profitability at the time of charter negotiation.

While we carry cargo insurance to protect us against certain risks of loss of or damage to the procured commodities, we may not be adequately insured to cover any losses from such operational risks, which could have a material adverse effect on us. Any significant uninsured or under-insured loss or liability could have a material adverse effect on our business, results of operations, cash flows and financial condition, and our available cash.

Climate change and greenhouse gas restrictions may adversely impact our operations and markets.

Due to concern over the risk of climate change, a number of countries and the IMO have adopted, or are considering the adoption of, regulatory frameworks to reduce greenhouse gas emissions. These regulatory measures may include, among others, the adoption of cap and trade regimes, carbon taxes, increased efficiency standards, and incentives, or mandates for renewable energy. Since January 1, 2020, IMO regulations have required vessels to comply with a global cap on the sulfur in fuel oil used on board of 0.5%, down from the previous cap of 3.5%. Additionally, in April 2018, nations at the MEPC 72 adopted an initial strategy to reduce greenhouse gas emissions from ships. The initial strategy identifies levels of ambition to reducing greenhouse gas emissions, including (1) decreasing the carbon intensity from ships through the implementation of further phases of the EEDI for new ships; (2) reducing carbon dioxide emissions per transport work, as an average across international shipping, by at least 40% by 2030, pursuing efforts towards 70% by 2050, compared to 2008 emission levels; and (3) reducing the total annual greenhouse emissions by at least 50% by 2050 compared to 2008 while pursuing efforts towards phasing them out entirely.

Since January 1, 2020, ships must either remove sulfur from emissions or buy fuel with low sulfur content, which may lead to increased costs and supplementary investments for ship owners. The interpretation of “fuel oil used on board” includes use in main engines, auxiliary engines, and boilers. Shipowners may comply with this regulation by (i) using 0.5% sulfur fuels on board, which are available around the world but at a higher cost; (ii) installing scrubbers for cleaning of the exhaust gas; or (iii) by retrofitting vessels to be powered by liquefied natural gas, which may not be a viable option due to the lack of supply network and high costs involved in this process. Costs of compliance with these regulatory changes may be significant and may have a material adverse effect on our future performance, results of operations, cash flows, and financial position.

In addition, although the emissions of greenhouse gases from international shipping currently are not subject to the Kyoto Protocol to the United Nations Framework Convention on Climate Change, which required adopting countries to implement national programs to reduce emissions of certain gases, or the Paris Agreement (discussed further below), a new treaty may be adopted in the future that includes restrictions on shipping emissions. Compliance with changes in laws, regulations, and obligations relating to climate change affects the propulsion options in subsequent vessel designs and could increase our costs related to acquiring new vessels, operating and maintaining our existing tanker vessels and require us to install new emission controls, acquire allowances or pay taxes related to our greenhouse gas emissions or administer and manage a greenhouse gas emissions program. Revenue generation and strategic growth opportunities may also be adversely affected.

Adverse effects upon the crude oil and natural gas industry relating to climate change, including growing public concern about the environmental impact of climate change, may also adversely affect demand for our services. For example, increased regulation of greenhouse gases or other concerns relating to climate change may reduce the demand for crude oil and natural gas in the future or create greater incentives for the use of alternative energy sources. In addition, the physical effects of climate change, including changes in weather patterns, extreme weather events, rising sea levels, and scarcity of water resources, may negatively impact our operations. Any long-term material adverse effect on the crude oil and natural gas industry could have a significant financial and operational adverse impact on our business that we cannot predict with certainty at this time.

Increasing scrutiny and changing expectations from investors, lenders, and other market participants with respect to our Environmental, Social, and Governance (“ESG”) policies may impose additional costs on us or expose us to additional risks.

Companies across all industries are facing increasing scrutiny relating to their ESG policies. Investor advocacy groups, certain institutional investors, investment funds, lenders, and other market participants are increasingly focused on ESG practices and, in recent years, have placed increasing importance on the implications and social cost of their investments. The increased focus and activism related to ESG and similar matters may hinder access to capital, as investors and lenders may decide to reallocate capital or to not commit capital as a result of their assessment of a company’s ESG practices. Companies that do not adapt to, or comply with, investor, lender, or other industry shareholder expectations and standards which are evolving, or which are perceived to have not responded appropriately to the growing concern for ESG issues, regardless of whether there is a legal requirement to do so, may suffer from reputational damage and the business, financial condition, and/or stock price of such a company could be materially and adversely affected.

We may face increasing pressures from investors, lenders, and other market participants, who are increasingly focused on climate change, to prioritize sustainable energy practices, reduce our carbon footprint and promote sustainability. As a result, we may be required to implement more stringent ESG procedures or standards so that our existing and future investors and lenders remain invested in us and make further investments in us, especially given the highly focused and specific trade of crude oil transportation in which we are engaged. If we do not meet these standards, our business and/or our ability to access capital could be harmed.

Additionally, certain investors and lenders may exclude oil transport companies, such as us, from their investing portfolios altogether due to environmental, social, and governance factors. These limitations in both the debt and equity capital markets may affect our ability to grow as our plans for growth may include accessing the equity and debt capital markets. If those markets are unavailable, or if we are unable to access alternative means of financing on acceptable terms, or at all, we may be unable to implement our business strategy, which would have a material adverse effect on our financial condition and results of operations and impair our ability to service our indebtedness. Further, it is likely that we will incur additional costs and require additional resources to monitor, report, and comply with wide-ranging ESG requirements. The occurrence of any of the foregoing could have a material adverse effect on our business and financial condition.

If we are unable to operate our vessels profitably, we may be unsuccessful in competing in the highly competitive international tanker vessel market, which would negatively affect our financial condition and our ability to expand our business.

The operation of tanker vessels and transportation of crude oil and refined petroleum products is extremely competitive, and reduced demand for transportation of crude oil and refined petroleum products could lead to increased competition. Competition arises primarily from other tanker vessel owners, including major oil companies and national oil companies or companies linked to authorities of oil producing or importing countries, as well as independent tanker companies, some of whom have substantially greater resources than we do. Competition for the transportation of oil and oil products can be intense and depends on price, location, size, age, condition, and the acceptability of the tanker and its operator to the charterers. Our ability to operate our vessels profitably depends on a variety of factors, including, but not limited to the (i) loss or reduction in business from significant customers, (ii) unanticipated changes in demand for transportation of crude oil and petroleum products, (iii) changes in the production of, or demand for, oil and petroleum products, generally or in particular regions, (iv) greater than anticipated levels of tanker vessel newbuilding orders or lower than anticipated levels of tanker vessel recyclings, and (v) changes in rules and regulations applicable to the tanker vessel industry, including legislation adopted by international organizations such as IMO and the EU or by individual countries.

If we expand our business or provide new services in new geographic regions, we may not be able to compete profitably. New markets may require different skills, knowledge, or strategies than we use in our current markets, and the competitors in those new markets may have greater financial strength and capital resources than we do.

Regulations relating to ballast water discharge came into effect during September 2019 and may adversely affect our revenues and profitability.

The IMO has imposed updated guidelines for ballast water management systems specifying the maximum amount of viable organisms allowed to be discharged from a vessel’s ballast water. Depending on the date of the International Oil Pollution Prevention (IOPP) renewal survey, existing vessels constructed before September 8, 2017, are required to comply with the updated D-2 standard on or after September 8, 2019. For most vessels, compliance with the D-2 standard will involve installing on-board systems to treat ballast water and eliminate unwanted organisms. Vessels constructed on or after September 8, 2017, are required to comply with the D-2 standards on or after September 8, 2017. We currently have one (1) tanker vessel that has to install a ballast water management system or otherwise meet the D-2 (discharge) standard during their renewal survey linked to the ship’s International Oil Pollution Prevention Certificate after 8 September 2019, where costs of compliance may be substantial and adversely affect our revenues and profitability.

Furthermore, United States regulations are currently changing. Although the 2013 Vessel General Permit (VGP) program and U.S. National Invasive Species Act (NISA) are currently in effect to regulate ballast discharge, exchange, and installation, the Vessel Incidental Discharge Act or VIDA, which was signed into law on December 4, 2018, requires that the EPA develop national standards of performance for approximately 30 discharges, similar to those found in the VGP within two years. On October 26, 2020, the EPA published a Notice of Proposed Rulemaking for Vessel Incidental Discharge National Standards of Performance under VIDA. By approximately 2022, the U.S. Coast Guard must develop corresponding implementation, compliance, and enforcement regulations regarding ballast water. The new regulations could require the installation of new equipment, which may cause us to incur substantial costs, which may adversely affect our profitability.

Insurance may be difficult to obtain, or if obtained, may not be adequate to cover our losses that may result from our operations due to the inherent operational risks of the shipping industry.

We carry insurance to protect us against most of the accident-related risks involved in the conduct of our business, including marine hull and machinery insurance, protection and indemnity insurance, which include pollution risks, crew insurance, and war risk insurance. However, we may not be adequately insured to cover losses from our operational risks, which could have a material adverse effect on us. Additionally, our insurers may refuse to pay particular claims, and our insurance may be voidable by the insurers if we take, or fail to take, certain actions, such as failing to maintain certification of our vessels with applicable maritime regulatory organizations. Any significant uninsured or under-insured loss or liability could have a material adverse effect on our business, results of operations, cash flows and financial condition, and our available cash. In addition, we may not be able to obtain adequate insurance coverage at reasonable rates in the future during adverse insurance market conditions.

Under our vessel management agreements with UOT, UOT is responsible for procuring and paying for insurance for our vessels. Our insurance policies contain standard limitations, exclusions, and deductibles. The policies insure against those risks that the shipping industry commonly insures against, which are hull and machinery, protection and indemnity, and war risk. UOT currently maintains hull and machinery coverage in an amount at least equal to the vessels’ market value. UOT maintains an amount of protection and indemnity insurance that is at least equal to the standard industry level of coverage. We cannot assure you that UOT will be able to procure adequate insurance coverage for our fleet in the future or that our insurers will pay any particular claim.

In addition, changes in the insurance markets attributable to terrorist attacks may also make certain types of insurance more difficult for us to obtain due to increased premiums, or reduced or restricted coverage for losses caused by terrorist acts generally.

Because we obtain some of our insurance through protection and indemnity associations, which result in significant expenses to us, we may be required to make additional premium payments. We may be subject to increased premium payments, or calls, in amounts based on our claim records, the claim records of our managers, as well as the claim records of other members of the protection and indemnity associations through which we receive insurance coverage for tort liability, including pollution-related liability. In addition, our protection and indemnity associations may not have enough resources to cover claims made against them. Our payment of these calls could result in significant expense to us, which could have a material adverse effect on our business, results of operations, cash flows, financial condition, and available cash.

Adverse market conditions could cause us to breach covenants in our credit facilities and adversely affect our operating results.

The market values of tanker vessels are subject to significant volatility. Indicatively, market prices for ten-year-old Aframax tankers over the past ten years have fluctuated significantly from a high level of $31.0 million in 2020 to a low level of $17.0 million in 2012. You should expect the market value of our vessels to fluctuate depending on general economic and market conditions affecting the shipping industry and prevailing charter rates, competition from other tanker companies and other modes of transportation, types, sizes, and ages of vessels, applicable governmental regulations and the cost of newbuildings. We believe that our vessels’ current aggregate market value will be in excess of loan to value amounts required under our credit facility. Our credit facilities generally require that the fair market value of the vessels pledged as collateral never be less than 125% or 135% of the aggregate principal amount outstanding under the loans. We were in compliance with these requirements as of December 31, 2021, and as of the date of this prospectus.

A decrease in vessel values could cause us to breach certain covenants in our existing credit facilities and future financing agreements that we may enter into from time to time. If we breach such covenants and are unable to remedy the relevant breach or obtain a waiver, our lenders could accelerate our debt and foreclose on our owned vessels. Additionally, if we sell one or more of our vessels at a time when vessel prices have fallen, the sale price may be less than the vessel’s carrying value on our consolidated financial statements, resulting in a loss on sale or an impairment loss being recognized, ultimately leading to a reduction in earnings.

A shift in consumer demand from crude oil towards other energy sources or changes to trade patterns for crude oil and refined petroleum products may have a material adverse effect on our business.

A significant portion of our earnings are related to the crude oil industry. A shift in the consumer demand from crude oil towards other energy resources such as wind energy, solar energy, hydrogen energy, or nuclear energy will potentially affect the demand for our vessels. This could have a material adverse effect on our future performance, results of operations, cash flows, and financial position.

Seaborne trading and distribution patterns are primarily influenced by the relative advantage of the various sources of production, locations of consumption, pricing differentials, and seasonality. Changes to the trade patterns of crude oil and oil products may have a significant negative or positive impact on the ton-mile and, therefore, the demand for our tanker vessels. This could have a material adverse effect on our future performance, results of operations, cash flows, and financial position.

Risks Relating to this Offering and the Ownership of our Common Shares and Warrants

The market price of our common shares is subject to significant fluctuations. Further, there is no guarantee of a continuing public market for you to resell our common shares.

Our common shares commenced trading on the Nasdaq Global Market on January 19, 2011. Since January 2, 2013, our common shares have traded on the Nasdaq Global Select Market, and since March 6, 2020, our common shares have traded on the Nasdaq Capital Market. We cannot assure you that an active and liquid public market for our common shares will continue. The Nasdaq Capital Market and each national securities exchange have certain corporate governance requirements that must be met in order for us to maintain our listing. If we fail to maintain the relevant corporate governance requirements, our common shares could be delisted, which would make it harder for you to monetize your investment in our common shares and would cause the value of your investment to decline.

Since June 2016, we have effected seven reverse stock splits of our common shares, each of which was approved by our board of directors and by our shareholders at an annual or special meeting of such shareholders. There were no changes to the trading symbol, number of authorized shares, or par value of our common stock in connection with any of the reverse stock splits.

The market price of our common shares has been and may in the future be subject to significant fluctuations as a result of many factors, some of which are beyond our control. Among the factors that have in the past and could in the future affect our stock price are:

•	the failure of securities analysts to publish research about us, or analysts to make appropriate changes in their financial estimates;

•	announcements by us or our competitors of significant contracts, acquisitions, or capital commitments;

•	variations in quarterly operating results;

•	general economic conditions;

•	terrorist or piracy acts;

•	unforeseen events, such as natural disasters or pandemics (including the ongoing COVID-19 pandemic);

•	future sales of our common shares or other securities; and

•	investors’ perception of us and the international tanker vessel sector.

These broad market and industry factors may materially reduce the market price of our common shares, regardless of our operating performance.

The shipping industry has been highly unpredictable and volatile. The market for common shares in this industry may be equally volatile. Therefore, we cannot assure you that you will be able to sell any of our common shares you may have purchased at a price greater than or equal to its original purchase price, or that you will be able to sell them at all.

Future sales of our common stock, including through the exercise of conversion rights under our outstanding convertible preferred shares, could cause the market price of our common stock to decline.

Our amended and restated articles of incorporation authorize us to issue up to 500,000,000 shares of common stock, of which 2,438,477 shares were issued and outstanding as of the date of this prospectus.

As of the date of this report, 793,657 of our Series B Preferred Shares are currently issued and outstanding. Each Series B Preferred Share is convertible, subject to payment of a conversion price of $7.50 per Series B Preferred Share converted, into two Series C Preferred Shares, with a liquidation preference of $25.00 per share, during the conversion period for the Series B Preferred Shares, which will begin no earlier than February 3, 2023. Each Series C Preferred Share will be convertible, at the option of the holder at any time and from time to time after six months from the date of original issuance of such Series C Preferred Share, into a number of common shares equal to the Series C Preferred Share liquidation preference of $25.00 divided by a conversion price equal to $5.50 (as adjusted for any stock splits, reverse stock splits or stock dividends). The conversion price will also be adjusted to equal the lowest price at which common shares are sold by us in any registered offering following the original issuance of our Series B Preferred Shares, provided that such adjusted conversion price shall not be less than $0.50. For additional information regarding the terms of our issued and outstanding Series B Preferred Shares and the Series C Preferred Shares which may be issued pursuant to the terms of our Series B Preferred Shares, please see “Item 10. Additional Information—B. Memorandum and Articles of Association” in our Annual Report and “Risk Factors—Aliki Paliou, one of our directors, has the right and has expressed the intention to acquire a significant percentage of voting power over matters on which our shareholders are entitled to vote, and accordingly, may exert considerable influence over us and may have interests that are different from the interests of our other shareholders.”

We may offer and sell our common stock or securities convertible into our common stock from time to time, through one or more methods of distribution, subject to market conditions and our capital needs. The market price of our common stock could decline from its current levels due to sales of a large number of shares in the market, including sales of shares by our large shareholders, our issuance of additional shares, or securities convertible into our common stock or the perception that these sales could occur. These sales could also make it more difficult or impossible for us to sell equity securities in the future at a time and price that we deem appropriate to raise funds through future offerings of shares of our common stock. The issuance of such additional shares of common stock would also result in the dilution of the ownership interests of our existing shareholders.

As a key component of our business strategy, we intend to issue additional shares of common stock or other securities to finance our growth as market conditions warrant. These issuances, which would generally not be subject to shareholder approval, may lower your ownership interests and may depress the market price of our common stock.

As a key component of our business strategy, we plan to finance potential future expansions of our fleet in large part with equity financing. Pursuant to our amended and restated articles of incorporation, we are authorized to issue up to 500,000,000 common shares and 25,000,000 preferred shares, each with a par value of $0.01 per share. Therefore, subject to Nasdaq rules that are applicable to us, we may issue additional shares of common stock and other equity securities of equal or senior rank, without shareholder approval, in a number of circumstances from time to time.

The issuance by us of additional shares of common stock or other equity securities of equal or senior rank will have the following effects:

•	our existing shareholders’ proportionate ownership interest in us may decrease;

•	the relative voting strength of each previously outstanding share may be diminished;

•	the market price of our common stock may decline; and

•	the amount of cash available for dividends payable on our common stock, if any, may decrease.

Our Series B Preferred Shares are convertible under certain circumstances into preferred shares with superior voting rights, which may limit the ability of our common shareholders to control or influence corporate matters, and the interests of the holders of such shares could conflict with the interests of common shareholders.

As of the date of this report, 793,657 of our Series B Preferred Shares are currently issued and outstanding. Each Series B Preferred Share is convertible, subject to payment of a conversion price of $7.50 per Series B Preferred Share converted, into two Series C Preferred Shares during the conversion period for the Series B Preferred Shares, which will begin no earlier than February 3, 2023. Upon issuance, our Series C Preferred Shares will bear superior voting rights to our common shares and will be entitled to vote on all matters on which our shareholders are entitled to vote, and further are convertible into our common shares under certain conditions. Assuming all Series B Preferred Shares are converted into Series C Preferred Shares (and assuming no other changes to our capitalization and no adjustments to the conversion price of the Series C Preferred Shares), holders of our Series C Preferred Shares will control 96.7% of the vote over any matter submitted to a vote of our shareholders. For additional information regarding the terms of our issued and outstanding Series B Preferred Shares and the Series C Preferred Shares which may be issued pursuant to the terms of our Series B Preferred Shares, please see “Item 10. Additional Information—B. Memorandum and Articles of Association” in our Annual Report and “Risk Factors—Aliki Paliou, one of our directors, has the right and has expressed the intention to acquire a significant percentage of voting power over matters on which our shareholders are entitled to vote, and accordingly, may exert considerable influence over us and may have interests that are different from the interests of our other shareholders.”

The superior voting rights of our Series C Preferred Shares may limit our common shareholders’ ability to influence corporate matters. The interests of the holders of the Series C Preferred Shares may conflict with the interests of our common shareholders, and as a result, the holders of our capital stock may approve actions that our common shareholders do not view as beneficial. Any such conflicts of interest could adversely affect our business, financial condition and results of operations, and the trading price of our common shares.

A decline in the closing price of our common shares could result in a breach of the requirements for listing on the Nasdaq Capital Market, and our common shares could be delisted from the Nasdaq Capital Market, or trading could be suspended.

On May 22, 2017, we received a notification of deficiency from the Nasdaq Stock Market, or Nasdaq, stating that because the closing bid price of our common stock for the prior 30 consecutive business days was below $1.00 per share, we no longer met the minimum bid price requirement for listing on the Nasdaq Global Select Market. Additionally, on July 31, 2017, we received a second notification of deficiency from Nasdaq stating that the market value of our publicly held shares fell below the $5,000,000 minimum requirement for listing on the Nasdaq Global Select Market for 30 consecutive business days. We regained compliance with both deficiencies within the prescribed grace period for each of 180 calendar days by effecting reverse stock splits of our common shares. On January 10, 2019, we received another notification of deficiency from Nasdaq, stating that because the closing bid price of our common stock was below the minimum $1.00 per share for 30 consecutive business days, we are not in compliance with Nasdaq Listing Rule 5450(a)(1). The applicable grace period to regain compliance was 180 days, or until July 9, 2019, and we regained compliance with the foregoing deficiency within the prescribed grace period of 180 calendar days. On September 6, 2019, we received another notification of deficiency from Nasdaq, stating that because the closing bid price of our common stock for the prior 30 consecutive business days was below $1.00 per share, we no longer met the minimum bid price requirement for listing on the Nasdaq Global Select Market. On March 5, 2020, Nasdaq approved our application to list our common stock on the Nasdaq Capital Market and our securities were transferred to Nasdaq Capital Market at the opening of business on March 6, 2020. Also, on March 5, 2020, Nasdaq granted us an additional 180 calendar days, until August 31, 2020, to regain compliance with the bid price requirement. On April 20, 2020, we were informed by Nasdaq that due to the COVID-19 pandemic, temporary relief had been granted related to the minimum bid price requirement, and as a result, our compliance period was, at that time, suspended until June 30, 2020. Our applicable grace period to regain compliance was November 16, 2020, which included the temporary COVID-19 relief period and we regained compliance with the foregoing deficiency within the prescribed grace period. See “Business—History and Development of the Company.”

A decline in the closing price of our common shares could result in a breach of the requirements for listing on the Nasdaq Capital Market. Although we would have an opportunity to take action to cure such a breach, including by effecting a reverse stock split if necessary, if we do not succeed, Nasdaq could commence suspension or delisting procedures in respect of our common shares. The commencement of suspension or delisting procedures by an exchange remains, at all times, at the discretion of such exchange and would be publicly announced by the exchange. If a suspension or delisting were to occur, there would be significantly less liquidity in the suspended or delisted securities. In addition, our ability to raise additional necessary capital through equity or debt financing would be greatly impaired. Furthermore, with respect to any suspended or delisted common shares, we would expect decreases in institutional and other investor demand, analyst coverage, market making activity, and information available concerning trading prices and volume. Additionally, fewer broker-dealers would be willing to execute trades with respect to such common shares. A suspension or delisting would likely decrease the attractiveness of our common shares to investors, may constitute a breach under certain of our credit facilities, constitute an event of default under certain classes of our preferred stock and cause the trading volume of our common shares to decline, which could result in a further decline in the market price of our common shares.

We cannot assure you that our board of directors will declare dividend payments in the future, or when such payment might occur.

Our Board of Directors has adopted a variable quarterly dividend policy, pursuant to which we may declare and pay a variable quarterly cash dividend to our common shareholders. While we have declared and paid cash dividends on our common shares in the past, there can be no assurance that our board of directors will declare dividend payments on common shares in the future. If declared, the quarterly dividend is expected to be paid each February, May, August and November and will be equal to available cash from operations during the previous quarter after cash payments for debt repayment, interest expense and dividends to holders of our Series B Preferred Shares and reserves for the replacement of our vessels, scheduled drydockings, intermediate and special surveys, and other purposes as our Board of Directors may from time to time determine are required, after taking into account contingent liabilities, the terms of any credit facility, our growth strategy and other cash needs as well as the requirements of Marshall Islands law. In addition, any credit facilities that we may enter into in the future may include restrictions on our ability to pay dividends.

In accordance with our dividend policy, and taking into account the above-listed factors, we expect to pay dividends only if during the preceding quarter Quarterly Cash Flow is positive and Quarter-End Excess Cash is also positive. Quarter-End Excess Cash is defined as actual end of quarter Cash and Cash Equivalents over our Minimum Cash Threshold. Minimum Cash Threshold is defined as the sum of minimum liquidity pursuant to our loan agreements and $1.5 million per vessel. Our bank facilities currently require us to maintain minimum liquidity of $5.0 million. Quarterly Cash Flow is equal to voyage and time charter revenues less voyage expenses, less vessel operating expenses, less general and administrative expenses, less - the greater of i) net interest expense and repayment of longterm bank debt or ii) fleet replacement reserves - and less maintenance reserves for our fleet and less cash dividends to holders of our Series B Preferred Shares, if any. As a general guideline, the amount of any such dividends is expected to be based on a pay-out ratio of the lower of i) Quarterly Cash Flow; and ii) Quarter-End Excess Cash. So long as our end of quarter outstanding debt exceeds our equity market capitalization, our pay-out ratio is expected to be 50%. We will consider increasing the pay-out ratio gradually up to a maximum level of 90% that we may achieve when our end of quarter outstanding debt is less than 10% of our equity market capitalization. Quarter-End Excess Cash is defined as actual end of quarter Cash and Cash Equivalents over our Minimum Cash Threshold. Minimum Cash Threshold is defined as the sum of minimum liquidity pursuant to our loan agreements and $1.5 million per vessel.

The declaration and payment of dividends, even during times when we have sufficient funds and are not restricted from declaring and paying dividends by our lenders or any other party, will always be subject to the discretion of our board of directors. Our board of directors may review and amend our dividend policy from time to time, taking into consideration our plans for future growth and other factors. The actual timing and amount of dividend payments on common shares, if any, will be determined by our board of directors and will be affected by various factors, including our cash earnings, financial condition and cash requirements, dividend obligations to holders of our Series B Preferred Shares, the loss of a vessel, the acquisition of one or more vessels, required capital expenditures, reserves established by our board of directors, increased or unanticipated expenses, a change in our dividend policy, additional borrowings or future issuances of securities, many of which will be beyond our control.

We may incur expenses or liabilities or be subject to other circumstances in the future that reduce or eliminate the amount of cash that we have available for distribution as dividends. Our growth strategy contemplates that we will finance the acquisition of additional tanker vessels through a combination of primarily equity capital and, to a lesser extent, cash on hand and debt financing on terms acceptable to us. If external sources of funds on terms acceptable to us are limited, our board of directors may determine to finance acquisitions with cash from operations, which would reduce or even eliminate the amount of cash available for the payment of dividends.

We are a holding company, and we depend on the ability of our subsidiaries to distribute funds to us to satisfy our financial obligations and to make dividend payments. In addition, our existing or future credit facilities may include restrictions on our ability to pay dividends.

The shipping sector is highly cyclical and volatile. We cannot predict with accuracy the amount of cash flows our operations will generate in any given period. Our quarterly dividends, if any, will vary significantly from quarter to quarter as a result of variations in our operating performance, cash flow, and other contingencies, and we cannot assure you that we will generate available cash for distribution in any quarter, and so we may not declare and pay any dividends in certain quarters, or at all. Our ability to resume payment of dividends will be subject to the limitations set forth above.

In times when we have debt outstanding, we intend to limit our dividends per share, if dividend payment is reinstated, to the amount that we would have been able to pay if we were financed entirely with equity. In addition, any credit facilities that we may enter into in the future may include restrictions on our ability to pay dividends. Marshall Islands law generally prohibits the payment of dividends other than from surplus (retained earnings and the excess of consideration received for the sale of shares above the par value of the shares) or while a company is insolvent or would be rendered insolvent by the payment of such a dividend.

Future offerings of debt securities and amounts outstanding under any future credit facilities or other borrowings, which would rank senior to our common stock upon our liquidation, may adversely affect the market value of our common stock.

In the future, we may attempt to increase our capital resources with further borrowing under credit facilities, making offerings of debt or additional offerings of equity securities, including commercial paper, medium-term notes, senior or subordinated notes, and classes of preferred stock. Upon liquidation, holders of our debt securities and certain series of our preferred stock, and lenders with respect to our credit facilities and other borrowings will receive a distribution of our available assets prior to the holders of our common stock. Any preferred stock, if issued, could have a preference on liquidating distributions or a preference on dividend payments that would limit amounts available for distribution to holders of our common stock. Because our decision to borrow additional amounts under credit facilities or issue securities in any future offering will depend on market conditions and other factors beyond our control, we cannot predict or estimate the amount, timing, or nature of our future indebtedness or offering of securities. Therefore, holders of our common stock bear the risk of our future offerings reducing the market value of our common stock and diluting their shareholdings in us or that in the event of bankruptcy, liquidation, dissolution, or winding-up of the Company, all or substantially all of our assets will be distributed to holders of our debt securities or preferred stock or lenders with respect to our credit facilities and other borrowings.

We are a holding company, and we depend on the ability of our current and future subsidiaries to distribute funds to us in order to satisfy our financial obligations and to make dividend payments.

We are a holding company, and our subsidiaries, which are directly or indirectly wholly-owned by us, conduct all of our operations and own all of our operating assets. We have no significant assets other than the equity interests in our wholly-owned subsidiaries. As a result, our ability to satisfy our financial obligations and to pay dividends, if any, to our shareholders will depend on the ability of our subsidiaries to distribute funds to us. In turn, the ability of our subsidiaries to make dividend payments to us will depend on them having profits available for distribution and, to the extent that we are unable to obtain dividends from our subsidiaries, this will limit the discretion of our board of directors to pay or recommend the payment of dividends. Also, our subsidiaries are limited by Marshall Islands law which generally prohibits the payment of dividends other than from surplus (retained earnings and the excess of consideration received for the sale of shares above the par value of the shares) or while a company is insolvent or would be rendered insolvent by the payment of such a dividend.

Because we are a foreign corporation, you may not have the same rights or protections that a shareholder in a U.S. corporation may have.

We are incorporated in the Republic of the Marshall Islands, which does not have a well-developed body of corporate law and may make it more difficult for our shareholders to protect their interests. Our corporate affairs are governed by our amended and restated articles of incorporation and bylaws and the Marshall Islands Business Corporations Act, or BCA. The provisions of the BCA resemble provisions of the corporation laws of a number of states in the United States. The rights and fiduciary responsibilities of directors under the law of the Marshall Islands are not as clearly established as the rights and fiduciary responsibilities of directors under statutes or judicial precedent in existence in certain U.S. jurisdictions, and there have been few judicial cases in the Marshall Islands interpreting the BCA. Shareholder rights may differ as well. While the BCA does specifically incorporate the non-statutory law, or judicial case law, of the State of Delaware and other states with substantially similar legislative provisions, our public shareholders may have more difficulty in protecting their interests in the face of actions by the management, directors or controlling shareholders than would shareholders of a corporation incorporated in a U.S. jurisdiction. Therefore, you may have more difficulty in protecting your interests as a shareholder in the face of actions by the management, directors or controlling stockholders than would shareholders of a corporation incorporated in a U.S. jurisdiction.

As a Marshall Islands corporation with principal executive offices in Greece, and also having subsidiaries in the Republic of the Marshall Islands, our operations may be subject to economic substance requirements.

In March 2019, the Council of the European Union, or the Council, published a list of non-cooperative jurisdictions for tax purposes, the 2019 Conclusions. In the 2019 Conclusions, the Republic of the Marshall Islands, among others, was placed by the E.U. on the list of non-cooperative jurisdictions for failing to implement certain commitments previously made to the E.U. by the agreed deadline. However, it was announced by the Council in October 2019 that the Marshall Islands had been removed from the list of non-cooperative jurisdictions. E.U. member states have agreed upon a set of measures, which they can choose to apply against the listed countries, including, inter alia, increased monitoring and audits, withholding taxes and non-deductibility of costs. The European Commission has stated it will continue to support member states’ efforts to develop a more coordinated approach to sanctions for the listed countries. E.U. legislation prohibits E.U. funds from being channeled or transited through entities in non-cooperative jurisdictions.

We are a Marshall Islands corporation with principal executive offices in Greece and our significant subsidiaries are organized in the Republic of the Marshall Islands. The Marshall Islands have enacted economic substance regulations with which we are obligated to comply. The Marshall Islands economic substance regulations require certain entities that carry out particular activities to comply with a three-part economic substance test whereby the entity must show that it (i) is directed and managed in the Marshall Islands in relation to that relevant activity, (ii) carries out core income-generating activity in relation to that relevant activity in the Marshall Islands (although it is being understood and acknowledged by the regulators that income-generated activities for shipping companies will generally occur in international waters) and (iii) having regard to the level of relevant activity carried out in the Marshall Islands has (a) an adequate amount of expenditures in the Marshall Islands, (b) adequate physical presence in the Marshall Islands and (c) an adequate number of qualified employees in the Marshall Islands.

If we fail to comply with our obligations under such legislation or any similar law applicable to us in any other jurisdictions, we could be subject to financial penalties and spontaneous disclosure of information to foreign tax officials, or could be struck from the register of companies, in related jurisdictions. Any of the foregoing could be disruptive to our business and could have a material adverse effect on our business, financial conditions and operating results.

We do not know (i) if the E.U. will once again add the Marshall Islands to the list of non-cooperative jurisdictions, (ii) how quickly the E.U. would react to any changes in legislation of the Marshall Islands, or (iii) how E.U. banks or other counterparties will react while we remain as an entity organized and existing under the laws of the Marshall Islands. The effect of the E.U. list of non-cooperative jurisdictions, and any noncompliance by us with any legislation adopted by applicable countries to achieve removal from the list, including economic substance regulations, could have a material adverse effect on our business, financial conditions and operating results.

It may not be possible for our investors to enforce judgments of U.S courts against us.

We are incorporated in the Republic of the Marshall Islands. Substantially all of our assets are located outside the United States. As a result, it may be difficult or impossible for U.S. shareholders to serve process within the United States upon us or to enforce judgment upon us for civil liabilities in U.S. courts. In addition, you should not assume that courts in the countries in which we are incorporated or where our assets are located (1) would enforce judgments of U.S. courts obtained in actions against us based upon the civil liability provisions of applicable U.S. federal and state securities laws or (2) would enforce, in original actions, liabilities against us based upon these laws.

Anti-takeover provisions in our organizational documents could make it difficult for our shareholders to replace or remove our current board of directors or have the effect of discouraging, delaying, or preventing a merger or acquisition, which could adversely affect the value of our securities.

Several provisions of our amended and restated articles of incorporation and bylaws could make it difficult for our shareholders to change the composition of our board of directors in any one year, preventing them from changing the composition of management. In addition, the same provisions may discourage, delay or prevent a merger or acquisition that shareholders may consider favorable.

These provisions include:

•	authorizing our board of directors to issue “blank check” preferred stock without shareholder approval;

•	providing for a classified board of directors with staggered, three-year terms;

•	prohibiting cumulative voting in the election of directors;

•
authorizing the removal of directors only for cause and only upon the affirmative vote of the holders of two-thirds of the outstanding common shares entitled to vote generally in the election of directors;

•	limiting the persons who may call special meetings of shareholders; and

•	establishing advance notice requirements for nominations for election to our board of directors or for proposing matters that can be acted on by shareholders at shareholder meetings.

In addition, we have entered into a stockholders’ rights agreement, dated December 20, 2021, or the Stockholders’ Rights Agreement, pursuant to which our board of directors may cause the substantial dilution of any person that attempts to acquire us without the approval of our board of directors.

These anti-takeover provisions, including provisions of our Stockholders’ Rights Agreement, could substantially impede the ability of our shareholders to benefit from a change in control and, as a result, may adversely affect the value of our securities, if any, and the ability of our shareholders to realize any potential change of control premium.

We have broad discretion in the use of the net proceeds from this offering and may use the net proceeds in ways with which you disagree.

Our management will have broad discretion in the application of the net proceeds from this offering and could spend the proceeds in ways that do not improve our results of operations or enhance the value of our securities. You will be relying on the judgment of our management with regard to the use of these net proceeds, and you will not have the opportunity, as part of your investment decision, to assess whether the net proceeds are being used appropriately. The failure by our management to apply these funds effectively could result in financial losses that could have a material adverse effect on our business, cause the price of our securities to decline. Pending the application of these funds, we may invest the net proceeds from this offering in a manner that does not produce income or that loses value.

Warrants are speculative in nature and there is no assurance that they will ever be profitable for holders of our warrants to exercise the warrants.

The warrants offered in this offering do not confer any rights of common share ownership on their holders, such as voting rights or the right to receive dividends, but rather merely represent the right to acquire common shares at a fixed price for a limited period of time. Specifically, commencing on the date of issuance, holders of the Class A Warrants may exercise their right to acquire common shares and pay an exercise price of $     per share (110% of the unit price in this offering), prior to five years from the date of issuance, after which date any unexercised warrants will expire and have no further value. Commencing on the date of issuance, holders of pre-funded warrants may exercise their right to acquire common shares and pay an exercise price of $0.01, representing the unpaid portion of the exercise price. An active trading market is not expected to exist for the pre-funded warrants or Class A Warrants, and the liquidity of these securities will be limited. There can be no assurance that the market price of the common shares will ever equal or exceed the exercise price of the warrants, and consequently, whether it will ever be profitable for holders of the warrants to exercise the warrants.

USE OF PROCEEDS

We estimate that we will receive net proceeds of approximately $              million, and approximately $             million if the underwriters exercise in full their option to purchase additional securities, after deducting underwriting discounts and commissions and estimated expenses payable by us.

We intend to use the net proceeds from any sales of common shares from this offering, after deducting the underwriter’s commissions and our offering expenses, to partially fund tanker vessel acquisitions and for general corporate and working capital purposes. However, we have not currently identified any potential acquisitions, and we can provide no assurance that we will be able to complete the acquisition of any vessel that we are able to identify.

CAPITALIZATION

The following table sets forth our capitalization at December 31, 2021, on an:

•	actual basis;

•
as adjusted basis to give effect to: i) the repayment of bank debt in the amount of $1.978 million in the first quarter of 2022; ii) the drawdown of $3.2 million from the credit facility provided by Mango Shipping Corp. in March 2022; iii) the exchange of 2,834,612 of our common shares for 793,657 newly issued Series B Preferred Shares in February 2022 [1]; and iv) net equity proceeds of $0.542 million that we collected in the first quarter of 2022 from the sale of 190,363 common shares through our At The Market Offering.

•
an as further adjusted basis, giving effect to the issuance and sale of 333,333 common shares or pre-funded warrants in lieu of common shares and Class A Warrants to purchase up to 333,333 common shares at a combined assumed public offering price of $3.00 per unit (assuming no exercise of the Class A Warrants, that no value is attributed to such warrants and that such warrants are classified as and accounted for as equity) resulting in assumed net proceeds of $0.7 million, net of estimated underwriting discounts and commissions and expenses of approximately $0.3 million.

You should read the information below together with the sections of this prospectus entitled “Use of Proceeds” and “Risk Factors,” in addition to “Item 5. Operating and Financial Review and Prospects – A. Operating Results” contained in the Annual Report, as well as the financial statements and related notes which are incorporated by reference into this prospectus.

There have been no other material adjustments to our capitalization since December 31, 2021, as so adjusted.

	As of December 31, 2021

	Actual	As Adjusted	As Further Adjusted
	(in thousands of U.S. dollars)
Bank debt (principal balance, secured and guaranteed)	$50,189	$48,211	$48,211
Other debt (principal balance, unsecured)	-	3,200	3,200
Stockholders’ equity
Preferred stock, $0.01 par value; 25,000,000 shares authorized, none issued, actual, 793,657 issued and outstanding as adjusted and as further adjusted	$-	$8	$8
Common stock, $0.01 par value; 500,000,000 shares authorized; 5,082,726 issued and outstanding, actual, 2,438,477 issued and outstanding as adjusted, and 2,771,810 issued and outstanding as further adjusted	51	24	27
Additional paid-in capital	457,439	458,000	458,697
Other comprehensive loss	(2)	(2)	(2)
Accumulated deficit	(370,139)	(370,139)	(370,139)
Total stockholders’ equity	$87,349	$87,891	$88,591

Total capitalization	$137,538	$139,302	$140,002

1 The accounting treatment of the exchange of the Company’s common stock to preferred stock has not been finalized as of the date of this prospectus.

BUSINESS

This discussion contains forward-looking statements that involve risks, uncertainties, and assumptions. Actual results may differ materially from those anticipated in these forward-looking statements as a result of many factors. See the sections entitled “Cautionary Statement Regarding Forward-Looking Statements” and “Risk Factors”.

For information on our business overview, fleet, chartering strategy, management of our fleet, fleet development and borrowing activities please refer to the section entitled “Prospectus Summary”.

History and Development of the Company

Business Development and Capital Expenditures and Divestitures

In January 2019, we announced that our board of directors authorized a share repurchase program to purchase up to an aggregate of $6.0 million of our common shares, or the First Share Repurchase Program. The timing and amount of any repurchases would be determined by our management team and would depend on market conditions, capital allocation alternatives, applicable securities laws, and other factors. The board of directors’ authorization of the First Share Repurchase Program was effective immediately and expired on December 21, 2019. No common shares were repurchased as part of this program until its expiration.

In January 2019, we announced that we received written notification from the Nasdaq Stock Market LLC, or Nasdaq, dated January 10, 2019, indicating that because the closing bid price of our common stock for 30 consecutive business days was below the minimum $1.00 per share bid price requirement for continued listing on the Nasdaq Global Select Market, we were not in compliance with Nasdaq Listing Rule 5450(a)(1). The applicable grace period to regain compliance was 180 days, or until July 9, 2019. We regained compliance on April 4, 2019, and thus cured this deficiency within the prescribed grace period.

In February 2019, we issued 574,779 restricted common shares as a one-time special award to the executive management and the non-executive directors, pursuant to our board of directors’ decision of February 15, 2018, in recognition of the successful refinancing of the RBS loan in 2017, which resulted in a significant gain of $42.2 million, net of expenses. The fair value of the award was $5.0 million, and the number of shares issued was based on the share closing price of February 15, 2019. One third of the shares vested as of the issuance date, and the remainder two thirds vested ratably over two years from the issuance date.

In February 2019, the affirmative vote of a majority of all votes eligible to be cast by Shareholders entitled to attend and vote at our Annual Meeting of Shareholders approved an amendment to our Amended and Restated Articles of Incorporation to change our name to “Performance Shipping Inc.”, which was effected on February 25, 2019. Our common shares traded on the Nasdaq stock exchange under the ticker “DCIX” until March 30, 2020, whereupon they commenced trading under the ticker “PSHG.”

In June and November 2019, under two separate transactions, we acquired the entities Taburao Shipping Company Inc., Tarawa Shipping Company Inc., and Rongelap Shipping Company Inc., which were affiliated with our Chairman until February 2022 and former Chief Executive Officer, Symeon Palios, for an aggregate purchase price of $21.0 million. Prior to their acquisition by us, each of the three newly-acquired entities had signed contracts to purchase one Aframax tanker vessel each, the Blue Moon, the Briolette, and the P. Fos from unaffiliated third-party sellers for a purchase price of $30.0 million, $30.0 million and $26.0 million respectively, and had paid advance deposits of $8.0 million, $2.0 million and $11.0 million, respectively, in connection therewith. In exchange for the acquisition of the aforementioned entities, we agreed to pay a price equal to the aggregate deposits previously paid to the vessels’ sellers. We paid the $21.0 million aggregate purchase price for the previously signed contracts of the Blue Moon, the Briolette, and the P. Fos in our common shares. Both transactions, which were unanimously approved by the disinterested members of our board of directors, resulted in the issuance of an aggregate number of 2,170,947 of our common shares during 2019.

Also, in June 2019, we entered into Amendment No. 1 to the First Amended and Restated Shareholders Rights Agreement, dated as of August 28, 2016, by and between the Company and Computershare Trust Company, N.A., or the Rights Agreement, to amend the definition of “Acquiring Person” set out in the Rights Agreement.

In July 2019, we, through Taburao Shipping Company Inc. and Tarawa Shipping Company Inc. (the “Initial Borrowers”), entered into a loan agreement with Nordea for a senior secured term loan facility of up to $33.0 million. The purpose of the loan facility was to partially finance the acquisition cost of the tanker vessels Blue Moon and Briolette, discussed above.

In August and November 2019, we took delivery of the tanker vessels Blue Moon and Briolette, respectively, and drew down the maximum amount of $16.5 million for each vessel, according to the Nordea loan agreement terms.

In the second half of 2019, as the market environment for our containers fleet continued to be negative and with difficult employment opportunities, we initiated a number of actions for the gradual disposal of the whole container vessels’ fleet, although no decision at that time was reached for a strategic shift to the tanker vessels segment. In August and September 2019, we entered into two memoranda of agreement to sell the container vessels Pamina and Pucon to unrelated parties, for an aggregate sale price of $29.0 million, net of commissions. The vessels were delivered to their new owners in October and November 2019, respectively.

In September 2019, we announced that we received written notification from Nasdaq dated September 6, 2019, indicating that because the closing bid price of our common stock for 30 consecutive business days was below the minimum $1.00 per share bid price requirement for continued listing on the Nasdaq Global Select Market, we were not in compliance with Nasdaq Listing Rule 5450(a)(1). The applicable grace period to regain compliance was 180 days, or until March 4, 2020. On March 5, 2020, Nasdaq approved our application to list our common stock on the Nasdaq Capital Market, and our securities were transferred to Nasdaq Capital Market at the opening of business on March 6, 2020. Moreover, Nasdaq notified us that in connection with the transfer of our securities to the Nasdaq Capital Market, we were granted an additional 180 calendar days, until August 31, 2020, in order to regain compliance with the minimum $1.00 bid price per share requirement. On April 20, 2020, we were informed by Nasdaq that due to the COVID-19 pandemic, temporary relief had been granted related to the minimum bid price requirement, and as a result, our compliance period was, at that time, suspended until June 30, 2020. Our applicable grace period to regain compliance was November 16, 2020, which included the temporary COVID-19 relief period. We regained compliance on November 18, 2020, and thus cured this deficiency within the prescribed grace period.

In December 2019, we, through the “Initial Borrowers” and Rongelap Shipping Company Inc. (collectively “the Borrowers”), entered into an amended and restated loan agreement with Nordea for a senior secured term loan facility of up to $47.0 million. The purpose of the amended agreement is to provide additional financing of up to $14.0 million for the acquisition of the tanker vessel P. Fos, discussed above. The amended agreement includes substantively identical terms to the initial agreement of July 2019, discussed above, in all other respects.

In January 2020, we took delivery of the tanker vessel P. Fos (ex Virgo Sun) and drew down the maximum amount of $14.0 million under the amended loan agreement with Nordea, as discussed above.

Also, in January 2020, we announced that our board of directors authorized a share repurchase program to purchase up to an aggregate of $6.0 million of our common shares. The timing and amount of the repurchases would be determined by our management team and would depend on market conditions, capital allocation alternatives, applicable securities laws, and other factors. From the program’s inception on January 29, 2020, and until the program expired on December 21, 2020, we repurchased 81,785 common shares of value $0.7 million, net of expenses. We canceled all common shares repurchased as part of this program.

Also, in January 2020, we contracted to sell to unaffiliated parties the container vessel Rotterdam for a gross sale price of $18.5 million. The vessel was delivered to her new owners on April 1, 2020.

In February 2020, we contracted to acquire, from unaffiliated parties, the tanker vessel P. Kikuma (ex FSL Shanghai) for a gross sale price of $26.0 million. The vessel was delivered to us on March 30, 2020, and we funded its acquisition cost with cash on hand and bank financing – see below.

In February 2020, the election of Andreas Michalopoulos as Class I Director of the Company was approved by the requisite vote at our 2020 Annual General Meeting of Shareholders, or the 2020 Annual Meeting. Also effective as of the date of the 2020 Annual Meeting, Anastasios Margaronis, Nikolaos Petmezas, and Ioannis Zafirakis resigned from our board of directors due to other business commitments. Our board of directors appointed Christos Glavanis and Aliki Paliou to the board of directors, effective as of February 28, 2020, to fill the existing vacancies created by the resignations of Anastasios Margaronis and Nikolaos Petmezas. Christos Glavanis was also appointed as Chairman of the Compensation Committee. Finally, also effective February 28, 2020, Anastasios Margaronis resigned from his position as our President, Ioannis Zafirakis resigned as our Chief Strategy Officer and Secretary, and Semiramis Paliou resigned as our Chief Operating Officer, in order to devote substantially all of their business time to other endeavors. On the same date, Andreas. Michalopoulos was appointed to replace Ioannis Zafirakis as Secretary. From October 31, 2019, to October 2020, Andreas Michalopoulos held the position of Deputy Chief Executive Officer. In October 2020, we announced that our board of directors appointed Andreas Michalopoulos to the position of Chief Executive Officer following the retirement of Symeon Palios from that position. Our board of directors also appointed Anthony Argyropoulos to the position of Chief Financial Officer of the Company, succeeding Andreas Michalopoulos in that capacity.

On March 1, 2020, we terminated early our Brokerage Agreement with Steamship Shipbroking, which was originally due to expire on March 31, 2020, at no cost.

In March 2020, we signed the second amendment and restatement loan agreement with Nordea, which increases the maximum loan amount to $59.0 million. The purpose of the amended loan facility is to additionally finance the acquisition cost of the vessel P. Kikuma (ex FSL Shanghai), described above, by $12.0 million. The second amendment and restatement loan agreement includes substantively identical terms to the previous loan agreement of December 2019. On March 26, 2020, we drew down the amount of $12.0 million in anticipation of the vessels’ P. Kikuma delivery – see above.

In March 2020, the disinterested members of our board of directors approved the repurchase of all of the shares of our Series C Preferred Stock, held by DSI since 2017, for a purchase price of $1.5 million. Our board of directors had previously obtained from an independent third party a fairness opinion for the transaction. On March 25, 2020, we agreed with DSI for the re-purchase of the shares, and on March 26, 2020, we paid the purchase price of $1.5 million and canceled all of the shares of our Series C Preferred Stock. See “Item 7. Major Shareholders and Related Party Transactions – B. Related Party Transactions.”

On March 30, 2020, our ticker symbol on Nasdaq changed from “DCIX” to “PSHG.”

In April 2020, we entered into an agreement with Kalani Investments Limited, or Kalani, an entity not affiliated with us, and re-purchased all 400 outstanding Series B-2 convertible preferred shares, issued to Kalani in March 2017, for a purchase price of $0.4 million. We canceled these shares upon the conclusion of the transaction.

In August 2020, we sold the container vessel Domingo to an unrelated party, for a sale price of $5.6 million, net of commissions. The vessel was delivered to her new owners in August 2020. At that point of time, we evaluated the results of the tanker vessels owned since 2019 and assessed that the prospects of the specific segment as being positive. Furthermore, we determined that our decision to exit the container segment represented a strategic shift to the exclusive ownership of tanker vessels and that the disposal of all of our container vessels constituted a disposal of an entity’s segment, that will have a major effect on our operations and financial results.

In October 2020, we announced that our board of directors approved a new dividend policy pursuant to which we may declare and pay a variable quarterly cash dividend. If declared, the quarterly dividend is expected to be paid each February, May, August and November. Our board of directors declared its first such dividend on its common stock of $0.10 per share (or $0.01 per share before the adjustment for the reverse stock split of November 2, 2020), in accordance with the newly approved policy. The cash dividend was payable on November 9, 2020, to the shareholders of record at the close of business on October 30, 2020.

On November 2, 2020, we effected a one-for-ten reverse stock split, which our shareholders approved at the special meeting of shareholders held on October 29, 2020.  There were no changes to the trading symbol, number of authorized shares, or par value of our common stock in connection with such reverse stock split. All share and per share amounts disclosed in this prospectus give effect to this reverse stock split retroactively, for all periods presented.

In November 2020, we contracted to acquire from an unaffiliated party the tanker vessel P. Yanbu for a gross purchase price of $22.0 million. The vessel was delivered to us in December 2020.

In December 2020, we entered into an agreement for a new amortizing term loan facility of up to $31.5 million with Piraeus Bank S.A. (“Piraeus”) through three of our separate wholly-owned subsidiaries. Proceeds from the facility were used to refinance outstanding indebtedness relating to P. Fos and P. Kikuma under an existing term loan facility f with Nordea Bank Abp, filial i Norge, and to partially finance our acquisition of P. Yanbu. Also, in December 2020, we entered into a supplemental loan agreement with Nordea to amend certain terms of our existing loan agreement. For additional information, please see “Item 5. Operating and Financial Review and Prospects—B. Liquidity and Capital Resources—Loan Facilities.”

On January 1, 2021, we granted to our Chief Financial Officer stock options to purchase 120,000 of our common shares as share-based remuneration, which can be exercised only when our stock price increases. The stock options are exercisable at a price range between $10.00 and $30.00 per share, for a term of five years. The stock options were granted pursuant to, and in accordance with, our Equity Incentive Plan.

On February 25, 2021, the re-election of Aliki Paliou and Reidar Brekke as Class II Directors was approved by the requisite vote at our 2021 Annual Meeting.

On March 5, 2021, we entered into an At The Market Offering Agreement with H.C. Wainwright & Co., LLC, as sales agent, pursuant to which we may offer and sell, from time to time, up to an aggregate of $5.9 million of our common shares. During 2022, and as of the date of this report, we have sold 190,363 common shares pursuant to this agreement at an average price of $2.92 per share, for net proceeds of $0.542 million after payment of commissions and fees in the amount of $14 thousand.

On December 20, 2021, we entered into a Stockholders’ Rights Agreement dated as of December 20, 2021, between the Company and Computershare Inc., as rights agent, and our board of directors authorized and declared a dividend distribution of one right for each outstanding share of our common stock to stockholders of record as of the close of business on December 30, 2021. Each right entitles the registered holder to purchase from us one one-thousandth of a share of Series A Participating Preferred Stock at an exercise price of $50.00 per one one-thousandth of a preferred share, subject to adjustment. For additional information, please see “Item 10. Additional Information—B. Memorandum and Articles of Association —Stockholders’ Rights Agreement.”

On December 21, 2021, we offered to exchange up to 4,066,181 of our then issued and outstanding common shares for newly issued shares of our Series B Convertible Cumulative Perpetual Preferred Stock, par value $0.01 and liquidation preference $25.00 (the “Series B Preferred Shares”) at a ratio of 0.28 Series B Preferred Shares for each common share. The offer expired on January 27, 2022 and a total of 2,834,612 common shares were validly tendered and accepted for exchange in the offer, which resulted in the issuance of 793,657 Series B Preferred Shares, out of which 657,396 are beneficially owned by Mrs. Aliki Paliou, 28,171 belong to Mr. Andreas Michalopoulos and 29,510 in aggregate belong to the resigned board members.

On February 28, 2022, the election of Loïsa Ranunkel as a Class I Director and elections of Alex Papageorgiou and Mihalis Boutaris as Class III Directors were approved by the requisite vote at our 2022 Annual Meeting. Symeon Palios, Giannakis (John) Evangelou and Christos Glavanis did not stand for re-election. Effective February 28, 2022, Antonios Karavias and Reidar Brekke resigned from our board of directors, the size of our board of directors decreased from seven to five members, and Aliki Paliou was appointed as Chairperson of our board of directors.

On March 2, 2022, we entered into an unsecured credit facility with Mango Shipping Corp., an affiliated entity whose beneficial owner is Ms Aliki Paliou, for up to $5.0 million, to be used for general working capital purposes. The facility, which is repayable in one year from the date of the agreement, will be utilized in advances at our request and will bear interest of 9.0% per annum and commitment fees of 3.0% per annum on any undrawn amount. Arrangement fees of $0.2 million are payable on the date of the agreement. As of the date of this prospectus, $3.2 million have been drawn under the credit facility.

Corporate Information

For our corporate information please refer to page 3 of this prospectus.

Organizational Structure

We are the sole owner of all of the issued and outstanding shares of the subsidiaries listed below:

Name of Subsidiary	Place of Incorporation
Rongerik Shipping Company Inc.	Marshall Islands
Utirik Shipping Company Inc.	Marshall Islands
Oruk Shipping Company Inc.	Marshall Islands
Jabor Shipping Company Inc.	Marshall Islands
Performance Shipping USA LLC	Delaware, USA
Unitized Ocean Transport Limited	Marshall Islands
Meck Shipping Company Inc.	Marshall Islands
Langor Shipping Company Inc.	Marshall Islands
Taburao Shipping Company Inc.	Marshall Islands
Tarawa Shipping Company Inc.	Marshall Islands
Rongelap Shipping Company Inc.	Marshall Islands
Toka Shipping Company Inc.	Marshall Islands
Arno Shipping Company Inc.	Marshall Islands

MANAGEMENT

Directors and Senior Management

Set forth below are the names, ages, and positions of our directors and executive officers. Our board of directors is elected annually on a staggered basis, and each director elected holds office for a three-year term and until his or her successor is elected and has qualified, except in the event of such director’s death, resignation, removal, or the earlier termination of his or her term of office. Officers are appointed from time to time by our board of directors and hold office until a successor is elected.

On February 25, 2021, the re-election of Aliki Paliou and Reidar Brekke as Class II Directors was approved by the requisite vote at our 2021 Annual Meeting.

On February 28, 2022, the election of Loïsa Ranunkel as a Class I Director and elections of Alex Papageorgiou and Mihalis Boutaris as Class III Directors were approved by the requisite vote at our 2022 Annual Meeting. Symeon Palios, Giannakis (John) Evangelou, Christos Glavanis did not stand for re-election. Effective February 28, 2022, Antonios Karavias and Reidar Brekke resigned from our board of directors. Also, effective February 28, 2022, the size of our board of directors decreased from seven to five members, and Aliki Paliou was appointed as Chairperson of our board of directors.

Name	Age	Position
Andreas Michalopoulos	51	Class I Director, Chief Executive Officer and Secretary
Loïsa Ranunkel	45	Class I Director
Aliki Paliou	46	Class II Director and Chairperson of the Board
Alex Papageorgiou	50	Class III Director
Mihalis Boutaris	48	Class III Director
Anthony Argyropoulos	57	Chief Financial Officer

The term of the Class I directors expires in 2023, the term of the Class II directors expires in 2024, and the term of the Class III directors expires in 2025.

The business address of each officer and director is the address of our principal executive offices, which are located at 373 Syngrou Avenue, 175 64 Palaio Faliro, Athens, Greece.

Biographical information concerning the directors and executive officers as of the date of this prospectus is set forth below.

Andreas Michalopoulos serves as the Chief Executive Officer of Performance Shipping Inc. since October 2020 and as a Director since February 2020. From October 2019 to October 2020, he served as our Deputy Chief Executive Officer. From January 13, 2010, to October 2020, he also served as our Chief Financial Officer. Andreas Michalopoulos served as Chief Financial Officer and Treasurer of Diana Shipping Inc. from March 2006 to February 2020, and he also served as a Director of Diana Shipping Inc. from August 2018 to February 2020. He started his career in 1993 when he joined Merrill Lynch Private Banking in Paris. In 1995, he became an International Corporate Auditor with Nestle SA based in Vevey, Switzerland and moved in 1998 to the position of Trade Marketing and Merchandising Manager. From 2000 to 2002, he worked for McKinsey and Company in Paris, France as an Associate Generalist Consultant before joining a major Greek Pharmaceutical Group with U.S. R&D activity as a Vice President of International Business Development and Member of the Executive Committee in 2002 where he remained until 2005. From 2005 to 2006, he joined Diana Shipping Agencies S.A. as a Project Manager. Andreas Michalopoulos graduated from Paris IX Dauphine University with Honors in 1993 obtaining an MSc in Economics and a master’s degree in Management Sciences specialized in Finance. In 1995, he also obtained a master’s degree in Business Administration from Imperial College, University of London. Andreas Michalopoulos is married to Aliki Paliou, who is also one of our Directors and current Chairperson of our Board, and daughter of Symeon Palios, our Chairman until February 2022 and former Chief Executive Officer.

Loïsa Ranunkel serves as an independent Director of the Company and as the Chairman of our Compensation Committee as of the 2022 annual meeting of shareholders. She is an experienced insurance broker specializing in Trade Credit and Political Risks. Since 2018, she has been involved in overseeing the creation and the development of the Political Risks Insurance (PRI) department at AU Group in Paris, a historical and world-leading broker specializing in securing and financing trade receivables. From 2014 to 2018, she worked as a certified Political and Trade Credit Risks Insurance Broker in Greece with clients based in Greece and abroad, focusing on the construction industry, defense industry, renewable energies, and shipbuilding. LoïsaRanunkel began her career in the PRI market in 2006, when she was appointed manager of the Alcatel-Lucent global Political and Commercial Risks program. Before entering the PRI market, she worked at HSBC Investment Bank as an information and communication expert and spent six years as a business development officer at Egis Group – BDPA, a consulting firm specializing in international development assistance. Loïsa Ranunkel holds an MBA from the IAE – Paris Sorbonne.

Aliki Paliou  serves as a Director since February 2020 and as Chairperson of our Board as of the 2022 annual meeting of shareholders. She also serves as Director, Vice-President and Treasurer of Unitized Ocean Transport Limited since January 2020. From 2010 to 2015 she was employed as a Director and Treasurer of Alpha Sigma Shipping Corp. Aliki Paliou studied Theatre Studies at the University of Kent in Canterbury, UK and obtained an M.A. in Scenography at Central Saint Martins School of Art and Design in London, UK. In 2005 she graduated with honors from the Greek School of Fine Art in Athens, Greece. She is the daughter of Symeon Palios, our Chairman until February 2022 and former Chief Executive Officer, and is married to Andreas Michalopoulos, our current Chief Executive Officer, Director and Secretary.

Alex Papageorgiou serves as an independent Director of the Company and as the Chairman of our Audit Committee as of the 2022 annual meeting of shareholders. He has over 25 years of experience in banking, capital markets, real estate, and shipping. Alex Papageorgiou previously served as the Chief Executive Officer of Hystead Limited, a retail real estate company with over Euro 750 million in shopping mall assets located throughout Southeast Europe. He was also the founder and Chief Executive Officer of Assos Capital Limited, a real estate private equity firm focused on real estate in Southeast Europe, as well as Assos Property Management EOOD, a leading retail property management company in Bulgaria. He served as a Director of Seanergy Maritime Corp. (now Seanergy Maritime Holdings Corp.) from December 2008 to November 2009. From 2007 to 2008, he served as a non-executive Director at First Business Bank in Athens, Greece. Between March 2005 and May 2006, he was the chief financial officer of Golden Energy Marine Corp., an international shipping company transporting a variety of crude oil and petroleum products based in Athens, Greece. From March 2004 to March 2005, Alex Papageorgiou served as a director in the equities group in the London office of Citigroup Global Markets Inc., where he was responsible for the management and development of Citigroup’s Portfolio Products business in the Nordic region. From March 2001 to March 2004, Alex Papageorgiou served as a vice president in the equities group in the London office of Morgan Stanley & Co., where he was responsible for Portfolio Product sales and sales-trading coverage for the Nordic region and the Dutch institutional client base. From April 1997 to March 2001, he was an associate at J.P. Morgan Securities Ltd. in the Fixed Income and Investment Banking divisions. Alex Papageorgiou holds an MSC in Shipping, Trade and Finance from City University Business School in London, UK and a BA (Hons) in Business Economics from Vrije Universiteit in Brussels, Belgium.

Mihalis Boutaris serves as an independent Director of the Company, as a member of our Audit Committee, and as a member of our Compensation Committee as of the 2022 annual meeting of shareholders. He currently acts as an advisor to the National Centre of Scientific Research “Demokritos” and is an independent non-executive Director to the Board of Yalco, a public company listed on the Athens Stock Exchange. Mihalis Boutaris serves as the Co-Founder and Vice-President of Kir-Yianni, a 5th-generation Greek winery, and he has worked in the wine industry of Greece, France, Chile, California, and China. Mihalis Boutaris established XiYuan, a Chinese vineyard based in Shanghai, producing premium wine and a sustainable distribution network for Greek wines in the Asia Pacific region. Out of his passion for innovation, he has launched Athroa, a venture studio bringing to market deep-tech inventions including a novel eco-friendly biopesticide, a small hydroelectric power plant, and the first concentrated solar power plant in Greece. Mihalis Boutaris began his independent career as a management consultant at the Boston Consulting Group from March 2006 to September 2007. He graduated with a bachelor’s degree from Harvard University in philosophy and holds a M.Sc. in horticulture from the University of California. He served in the Greek Marine Corps and co-founded Arcturos, a prominent wildlife NGO.

Anthony Argyropoulos  serves as our Chief Financial Officer since October 2020. Anthony Argyropoulos is the founder of Seaborne Capital Advisors, an Athens, Greece based financial advisory firm focused on the shipping and maritime industries. Prior to Seaborne Capital Advisors, Anthony Argyropoulos was a Partner at Cantor Fitzgerald & Co. until September 2011, where he was responsible for the investment banking group’s activities in the maritime sector. Through early 2004, he was a Senior Vice President with Jefferies & Company, Inc., where he was instrumental in developing their maritime investment banking practice. Anthony Argyropoulos graduated from Deree College, Athens, with a B.A. in Economics and from Bentley College, Waltham, Mass. with an M.B.A. in Finance. He is a member of the Beta Gamma Sigma honor society of collegiate schools of business. He is a frequent speaker in global shipping events, contributor to several publications and recipient of a number of awards.

Compensation

Effective March 1, 2020, our senior management is remunerated based on their consultancy or employment agreements, as applicable. Pursuant to the consultancy agreement we have in place with Anthony Anthony Argyropoulos, our Chief Financial Officer, we have agreed to pay Anthony Argyropoulos additional cash compensation in the amount of 0.35% of the consideration paid or received by us in connection with certain capital raising and other transactions.

For 2021, the aggregate fees and bonuses of our executives amounted to $1.0 million.

Our non-executive directors receive annual compensation in the aggregate amount of $40,000 plus reimbursement of their out-of-pocket expenses incurred while attending any meeting of the board of directors or any board committee, and the chairman of the board receives annual compensation of $60,000. In addition, a committee chairman receives an additional $20,000 annually, and other committee members receive an additional $10,000 annually. We do not have a retirement plan for our officers or directors. For 2021, fees, bonuses and expenses to non-executive directors amounted to $0.4 million.

On January 1, 2021, we granted to Anthony Argyropoulos, our Chief Financial Officer, stock options to purchase 120,000 of our common shares as share-based remuneration, which can be exercised only when our stock price increases. The stock options are exercisable at a price range between $10.00 and $30.00 per share, for a term of five years. As of December 31, 2021, and as of the date of this prospectus, no stock options have been excercised.

In 2021, compensation costs relating to the aggregate amount of stock option awards amounted to $0.3 million.

2015 Equity Incentive Plan

On May 5, 2015, we adopted an equity incentive plan, which we refer to as the 2015 Equity Incentive Plan, as amended from time to time, under which directors, officers, employees, consultants and service providers of us and our subsidiaries and affiliates would be eligible to receive options to acquire common stock, stock appreciation rights, restricted stock, restricted stock units and unrestricted common stock. On February 9, 2018, our board of directors adopted Amendment No 1 to the 2015 Equity Incentive Plan, solely to increase the aggregate number of common shares issuable under the plan to 55,000 shares (as adjusted after the effectiveness of the reverse stock split of November 2, 2020). Effective December 30, 2020, we amended and restated the 2015 Equity Incentive Plan, primarily to increase the aggregate number of common shares issuable under the plan to 538,830 and to extend the term. The plan will expire ten years from its date of adoption (as amended and restated) unless terminated earlier by our board of directors. During the year ended December 31, 2020, we issued 67,225 restricted shares under the plan to our executive officers and non-executive directors. On January 1, 2021, we granted to our Chief Financial Officer stock options to purchase 120,000 of our common shares as share-based remuneration which can be exercised only when our stock price increases. The stock options are exercisable at a price range between $10.00 and $30.00 per share, for a term of five years.

The 2015 Equity Incentive Plan is administered by our compensation committee, or such other committee of our board of directors as may be designated by the board to administer the plan.

Under the terms of the 2015 Equity Incentive Plan, stock options and stock appreciation rights granted under the plan will have an exercise price per common share equal to the market value of a common share on the date of grant, unless otherwise specifically provided in an award agreement, but in no event will the exercise price be less than the greater of (i) the market value of a common share on the date of grant and (ii) the par value of one share of common stock. Options and stock appreciation rights will be exercisable at times and under conditions as determined by the plan administrator, but in no event will they be exercisable later than ten years from the date of grant.

The plan administrator may grant shares of restricted stock and awards of restricted stock units subject to vesting and forfeiture provisions and other terms and conditions as determined by the plan administrator in accordance with the terms of the plan. Following the vesting of a restricted stock unit, the award recipient will be paid an amount equal to the number of restricted stock units that then vest multiplied by the market value of a common share on the date of vesting, which payment may be paid in the form of cash or common shares or a combination of both, as determined by the plan administrator. The plan administrator may grant dividend equivalents with respect to grants of restricted stock units.

Adjustments may be made to outstanding awards in the event of a corporate transaction or change in capitalization or other extraordinary event. In the event of a “change in control” (as defined in the plan), unless otherwise provided by the plan administrator in an award agreement, awards then outstanding will become fully vested and exercisable in full.

Our board of directors may amend the plan and may amend outstanding awards issued pursuant to the plan, provided that no such amendment may be made that would materially impair any rights, or materially increase any obligations, of a grantee under an outstanding award without the consent of such grantee. Shareholder approval of plan amendments will be required under certain circumstances. The plan administrator may cancel any award and amend any outstanding award agreement, except no such amendment shall be made without shareholder approval if such approval is necessary to comply with any tax or regulatory requirement applicable to the outstanding award.

 Board Practices

Actions by our Board of Directors

Our amended and restated bylaws provide that vessel acquisitions and disposals from or to a related party and long term time charter employment with any charterer that is a related party will require the unanimous approval of the independent members of our board of directors and that all other material related party transactions shall be subject to the approval of a majority of the independent members of the board of directors.

Committees of our Board of Directors

Our Audit Committee, comprised of two members of our board of directors, is responsible for reviewing our accounting controls, recommending to the board of directors the engagement of our independent auditors, and pre-approving audit and audit-related services and fees. Each member has been determined by our board of directors to be “independent” under Nasdaq rules and the rules and regulations of the SEC. As directed by its written charter, the Audit Committee is responsible for reviewing all related party transactions for potential conflicts of interest and all related party transactions are subject to the approval of the Audit Committee. Until February 2022, John Evangelou served as Chairman and Antonios Karavias served as member of our Audit Committee. Alex Papageorgiou serves as the Chairman of the Audit Committee as of the 2022 annual meeting of shareholders. We believe that Alex Papageorgiou qualifies as an Audit Committee financial expert as such term is defined under SEC rules. Mihalis Boutaris serves as a member of our Audit Committee.

Our Compensation Committee, comprised of two independent directors, is responsible for, among other things, recommending to the board of directors our senior executive officers’ compensation and benefits. Until February 2022, Christos Glavanis served as the Chairman of the Compensation Committee and Antonios Karavias served as a member of our Compensation Committee. As of the 2022 annual meeting of shareholders, Loïsa Ranunkel serves as the Chairman of the Compensation Committee and Mihalis Boutaris serves as a member of our Compensation Committee.

Our Executive Committee is responsible for the overall management of our business. Since November 19, 2020, our Executive Committee is comprised of Aliki Paliou, our Director and Chairperson of our Board, and Andreas Michalopoulos, our Chief Executive Officer.

We also maintain directors’ and officers’ insurance, pursuant to which we provide insurance coverage against certain liabilities to which our directors and officers may be subject, including liability incurred under U.S. securities law.

 Employees

We crew our vessels with Filipino officers and crew members, who are referred to us by independent crewing agencies. The crewing agencies handle each seafarer’s training and payroll. We ensure that all our seafarers have the qualifications and licenses required to comply with international regulations and shipping conventions. We typically crew our vessels with more crew members than are required by the country of the vessel’s flag in order to allow for the performance of routine maintenance duties.

The following table presents the number of shoreside personnel employed by our in-house manager and the number of seafaring personnel employed by our vessel-owning subsidiaries as of December 31, 2021, 2020, and 2019:

	As of December 31, 2021	As of December 31, 2020	As of December 31, 2019
Shoreside	25	23	28
Seafaring	127	128	84
Total	152	151	112

BENEFICIAL OWNERSHIP OF OUR COMMON SHARES

The following table sets forth current information regarding ownership of our common stock of which we are aware as of March 11, 2022, for (i) beneficial owners of five percent or more of our common shares; and (ii) our officers and directors, individually and as a group. All of our shareholders, including the shareholders listed in this table, are entitled to one vote for each common share held.

Name	Number of Common Shares	Percentage Owned (1)
Anamar Investments Inc.(2)	254,558	10.4%
All officers and directors as a group(3)	10,504	0.43%

(1)	Percentages based on 2,438,477 common shares outstanding as of March 11, 2022.
(2)	This information is derived from a Schedule 13G filed with the Commission on July 2, 2020.
(3)
Aliki Paliou may be deemed to beneficially own 4,201 common shares through Mango Shipping Corp. Andreas Michalopoulos may be deemed to beneficially own 6,303 common shares through Mitzela Corp. Anthony Argyropoulos, our Chief Financial Officer, holds stock options to purchase up to 120,000 of our common shares, which, if fully exercised, would represent 4.7% of our outstanding common shares (assuming 2,438,477 of our common shares are outstanding), which stock options we granted to Anthony Argyropoulos as stock-based remuneration. The stock options are exercisable at a price range between $10.00 and $30.00 per share, for a term of five years. Anthony Argyropoulos does not hold any of our common shares. All other officers and directors each own 0% of our outstanding common stock.

Aliki Paliou, the Chairperson of our Board of Directors, owns and controls Mango Shipping Corp. (“Mango Shipping”). As a result, Aliki Paliou may be deemed to beneficially own shares held by Mango Shipping. Mango Shipping acquired 2,352,047 common shares from Taracan Investments S.A. (“Taracan”), a Marshall Islands corporation ultimately beneficially owned by Symeon Palios, our Chairman of the Board until the 2022 annual shareholders meeting and former Chief Executive Officer, pursuant to a Contribution Agreement dated September 29, 2020, by and between Taracan and Mango Shipping. In exchange, Mango Shipping issued 999 shares of its own common stock to Taracan. Taracan thereafter distributed as dividend in kind such 999 shares of Mango Shipping (through an intermediary holding company) to its ultimate beneficial owner, Symeon Palios. Subsequently, also on September 29, 2020, Symeon Palios transferred in a private transaction all of his interest in Mango Shipping to Aliki Paliou.

We conducted an exchange offer, pursuant to which we offered to exchange issued and outstanding Common Shares for newly issued shares of our Series B Convertible Cumulative Perpetual Preferred Stock, which closed on January 27, 2022. Pursuant to the Exchange Offer, Mango Shipping exchanged 2,347,846 Common Shares, representing all of the Common Shares beneficially owned by Mango Shipping at that time, for Series B Preferred Shares at an exchange ratio of 0.28 Series B Preferred Shares per Common Share. The Series B Preferred Shares have no voting rights, subject to certain limited exceptions. Mango Shipping has indicated to us that it intends to exercise its right pursuant to the terms of the Series B Preferred Shares to acquire Series C Preferred Shares (as defined in the Amended and Restated Statement of Designations for the Series B Preferred Shares).

As of March 10, 2022, we had 9 shareholders of record, 2 of which were located in the United States and held an aggregate of 2,409,058 of our common shares, representing 98.79% of our outstanding common shares. However, one of the U.S. shareholders of record is CEDE & CO., a nominee of The Depository Trust Company, which held 2,409,055 of our common shares as of March 10, 2022. Accordingly, we believe that the shares held by CEDE & CO. include common shares beneficially owned by both holders in the United States and non-U.S. beneficial owners. We are not aware of any arrangements the operation of which may at a subsequent date result in our change of control.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Pure Brokerage and Shipping Corp.

Pure Brokerage and Shipping Corp., or Pure, a company controlled by Aliki Paliou, our Chairperson of the Board of Directors, provides us with brokerage services since June 15, 2020, pursuant to a Brokerage Services Agreement for a fixed monthly fee for each of our owned tanker vessels. Pure may also, from time to time, receive chartering commissions on the gross freight and hire revenue of our tanker vessels, depending on the respective charter parties’ terms, and may also receive sale and purchase brokerage commissions. For 2021, commissions and brokerage fees paid to Pure Brokerage amounted to $0.4 million and $0.2 million, respectively.

Steamship Shipbroking Enterprises Inc.

Steamship Shipbroking Enterprises Inc., an affiliated entity controlled by our former Chairman of the Board and Chief Executive Officer, Symeon Palios, provided us brokerage services for an annual fee pursuant to a Brokerage Services Agreement through March 1, 2020. In 2020, 2019 and 2018, brokerage fees and bonuses amounted to $0.28 million, $2.1 million and $2.1, respectively. The Brokerage Services Agreement dated April 1, 2019, originally due to expire on March 31, 2020, was early terminated on March 1, 2020, at no cost.

Diana Shipping Inc.

In May 2017, we issued 100 shares of our newly-designated Series C Preferred Stock to DSI in exchange for a reduction of $3.0 million in the principal amount of our then existing loan to DSI. The Series C Preferred Stock had no dividend or liquidation rights. The Series C Preferred Stock voted with our common shares, and each share of the Series C Preferred Stock entitled the holder thereof to up to 250,000 votes, subject to a cap such that the aggregate voting power of any holder of Series C Preferred Stock together with its affiliates would not exceed 49.0% of the total number of votes eligible to be cast on all matters submitted to a vote of our stockholders.

On March 25, 2020, we agreed with DSI for the repurchase of all 100 shares of Series C Preferred Stock outstanding, and on March 26, 2020, we paid the purchase price of $1.5 million. The disinterested members of our board of directors approved the re-purchase, after obtaining a fairness opinion from an independent third party that the transaction was fair from a financial point of view. We canceled the Series C Preferred Stock upon the conclusion of the transaction on March 26, 2020.

On November 18, 2021, we sold to a subsidiary of DSI our co-owned indivisible share in a plot of land, located in Athens, Greece, for a purchase price of Euro 1.1 million (or $1.3 million). In connection with this sale, we recorded a gain, net of $0.2 million taxes and expenses, of $0.1 million, which is presented as Gain from property sale in our consolidated statement of operations.

Altair Travel Agency S.A

Effective March 1, 2013, Altair Travel Agency S.A., or Altair, an affiliated entity that is controlled by our former Chairman of the Board and Chief Executive Officer, Symeon Palios, provided us with travel related services. In 2020, 2019 and 2018, the expenses we incurred in exchange for travel services provided by Altair, amounted to $0.2 million, $0.4 million and $0.6 million, respectively. In January 2021, we terminated our co-operation with Altair, at no cost to us.

Diana Wilhelmsen Management Limited

In December 2019, we appointed Diana Wilhelmsen Management Limited, or DWM, to provide management services to the container vessels Rotterdam and Domingo. DWM was deemed a related party to us until the resignation of certain of the Company’s board of directors’ members and officers within February 2020, on the basis that members of our management and our board of directors also acted as board of directors’ members at DWM. For 2020 and 2019, management fees to DWM amounted to $116,000 and $5,000, respectively. In April and August 2020, upon the vessels’ sales, the management agreements with DWM were terminated.

Mango Shipping Corp.

On March 2, 2022, we entered into an unsecured credit facility with Mango Shipping Corp., an affiliated entity whose beneficial owner is Aliki Paliou, for up to $5.0 million, to be used for general working capital purposes. The facility, which is repayable in one year from the date of the agreement, will be utilized in advances at our request and will bear interest of 9.0% per annum and commitment fees of 3.0% per annum on any undrawn amount. Arrangement fees of $0.2 million are payable on the date of the agreement. As of the date of this prospectus, $3.2 million have been drawn under the credit facility.

DESCRIPTION OF CAPITAL STOCK

The following is a summary of the description of our capital stock and the material terms of our amended and restated articles of incorporation and amended and restated bylaws. Because the following is a summary, it does not contain all of the information that you may find useful. For more complete information, you should read the description of capital stock and the material terms of our amended and restated articles of incorporation and amended and restated bylaws contained in the Annual Report, as updated by annual, quarterly, and other reports and documents we file with the SEC after the date of this prospectus and that are incorporated by reference herein, together with our amended and restated articles of incorporation and amended and restated bylaws, copies of which have been filed as exhibits thereto. Please see the section of this prospectus entitled “Where You Can Find Additional Information.”

Purpose

Our purpose, as stated in our amended and restated articles of incorporation, is to engage in any lawful act or activity for which corporations may now or hereafter be organized under the BCA. Our amended and restated articles of incorporation and amended and restated bylaws do not impose any limitations on the ownership rights of our shareholders.

Authorized Capitalization

Under our amended and restated articles of incorporation, we have authorized 500,000,000 common shares, par value $0.01 per share, of which 2,438,477 shares were issued and outstanding as of the date hereof, and 25,000,000 preferred shares, par value $0.01 per share, of which 793,657 of our Series B Preferred Shares are currently issued and outstanding.

Description of Common Shares

Each outstanding common share entitles the holder to one vote on all matters submitted to a vote of shareholders. Subject to preferences that may be applicable to any outstanding preferred shares, holders of common shares are entitled to receive ratably all dividends, if any, declared by our Board of Directors out of funds legally available for dividends. Upon our dissolution or liquidation or the sale of all or substantially all of our assets, after payment in full of all amounts required to be paid to creditors and to the holders of our preferred shares having liquidation preferences, if any, the holders of our common shares will be entitled to receive pro rata our remaining assets available for distribution. Holders of our common shares do not have conversion, redemption or preemptive rights to subscribe to any of our securities. The rights, preferences, and privileges of holders of common shares are subject to the rights of the holders of our preferred shares, including our existing classes of preferred shares and any preferred shares we may issue in the future.

Description of Preferred Shares

Our amended and restated articles of incorporation authorize our Board of Directors to establish one or more series of preferred stock and to determine, with respect to any series of preferred stock, the terms and rights of that series, including the designation of the series, the number of shares of the series, the preferences and relative, participating, option or other special rights, if any, and any qualifications, limitations or restrictions of such series, and the voting rights, if any, of the holders of the series.

Securities Offered in this Offering

We are offering units, each unit consisting of one common share and one Class A Warrant to purchase one common share. We are also registering the common shares included in the units and the common shares issuable from time to time upon exercise of the warrants included in the units offered hereby. The units have no stand-alone rights and will not be certificated or issued as stand-alone securities. The common shares (or pre-funded warrants) and the Class A Warrants comprising the units are immediately separable and will be issued separately in this offering.

The following summary of certain terms and provisions of the warrants offered hereby is not complete and is subject to, and qualified in its entirety by the provisions of the form of warrant, which are filed as exhibits to the registration statement of which this prospectus forms a part. Prospective investors should carefully review the terms and provisions set forth in the form of warrant.

We are also offering to each purchaser whose purchase of common shares in this offering would otherwise result in the purchaser, together with its affiliates, beneficially owning more than 4.99% of our outstanding common shares immediately following the consummation of this offering, the opportunity to purchase, if the purchaser so chooses, pre-funded warrants, in lieu of common shares that would otherwise result in the purchaser’s beneficial ownership exceeding 4.99% of our outstanding common shares. For each pre-funded warrant we sell (without regard to any limitation on exercise set forth therein), the number of common shares we are offering will be decreased on a one-for-one basis. Subject to limited exceptions, a holder of pre-funded warrants will not have the right to exercise any portion of its pre-funded warrants if the holder, together with its affiliates, would beneficially own in excess of 4.99% (or, at the election of the holder, such limit may be increased to up to 9.99%) of the number of common shares outstanding immediately after giving effect to such exercise. Each pre-funded warrant is being sold together with a Class A Warrant with the same terms as the Class A Warrants accompanying the common shares. Because one Class A Warrant is being sold together in this offering with each common share or, in the alternative, each pre-funded warrant to purchase one common share, the number of Class A Warrants sold in this offering will not change as a result of a change in the mix of the common shares and pre-funded warrants sold.

Exercisability. The warrants are exercisable at any time after their original issuance and at any time up to the date that is five years after their original issuance for the Class A Warrants and until exercised for the pre-funded warrants. The warrants will be exercisable, at the option of each holder, in whole or in part by delivering to us a duly executed exercise notice and, at any time a registration statement registering the issuance of the common shares underlying the warrants under the Securities Act is effective and available for the issuance of such shares, or an exemption from registration under the Securities Act is available for the issuance of such shares, by payment in full in immediately available funds for the number of common shares purchased upon such exercise. If a registration statement registering the issuance of the common shares underlying the warrants under the Securities Act is not effective or available and an exemption from registration under the Securities Act is not available for the issuance of such shares, the holder may, in its sole discretion, elect to exercise the warrant through a cashless exercise, in which case the holder would receive upon such exercise the net number of common shares determined according to the formula set forth in the warrant. No fractional common shares will be issued in connection with the exercise of a warrant. In lieu of fractional shares, we will pay the holder an amount in cash equal to the fractional amount multiplied by the exercise price.

Exercise Limitation. A holder will not have the right to exercise any portion of the warrant if the holder (together with its affiliates) would beneficially own in excess of 4.99% (or, upon election by a holder prior to the issuance of any warrants, 9.99%) of the number of shares of our common shares outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the warrants.

Exercise Price. The exercise price per whole common share purchasable upon exercise of the warrants is $          per share or 110% of the offering price of the unit for the Class A Warrants. The exercise price is subject to appropriate adjustments in the event of certain stock dividends and distributions, stock splits, stock combinations, reclassifications or similar events affecting our common shares. The exercise price for the pre-funded warrants is $0.01 per share and will not adjust in the event of certain stock dividends and distributions, stock splits, stock combinations, reclassifications or similar events affecting our common shares. The pre-funded warrants will be immediately exercisable and may be exercised at any time until they are exercised in full.

Transferability. Subject to applicable laws, the warrants may be offered for sale, sold, transferred or assigned without our consent.

Exchange Listing. We do not intend to list the pre-funded warrants or the Class A Warrants on any securities exchange or other trading market. Without an active trading market, the liquidity of these securities will be limited.

Warrant Agent. The Class A Warrants are expected to be issued in registered form under a warrant agreement between Computershare Trust Company, N.A., as warrant agent, and us. The warrants shall initially be represented only by one or more global warrants deposited with the warrant agent, as custodian on behalf of The Depository Trust Company (DTC) and registered in the name of Cede & Co., a nominee of DTC, or as otherwise directed by DTC.

Fundamental Transactions. In the event of a fundamental transaction, as described in the warrants and generally including, with certain exceptions, any reorganization, recapitalization or reclassification of our common shares, the sale, transfer or other disposition of all or substantially all of our properties or assets, our consolidation or merger with or into another person, the acquisition of more than 50% of our outstanding common shares, or any person or group becoming the beneficial owner of 50% of the voting power represented by our outstanding common shares, the holders of the warrants will be entitled to receive upon exercise of the warrants the kind and amount of securities, cash or other property that the holders would have received had they exercised the warrants immediately prior to such fundamental transaction.

Rights as a Shareholder. Except as otherwise provided in the warrants or by virtue of such holder’s ownership of our common shares, the holder of a warrant does not have the rights or privileges of a holder of our common shares, including any voting rights, until the holder exercises the warrant.

Governing Law. The warrants and the warrant agreement are governed by New York law.

Registrar and Transfer Agent

The registrar and transfer agent for our common shares is Computershare Trust Company, N.A.

Listing

Our common shares are listed on Nasdaq under the symbol “PSHG.”

CERTAIN MARSHALL ISLANDS COMPANY CONSIDERATIONS

Our corporate affairs are governed by our amended and restated articles of incorporation, amended and restated bylaws and the Marshall Islands Business Corporations Act, or the BCA. The provisions of the BCA resemble provisions of the corporation laws of a number of states in the United States, including Delaware. While the BCA also provides that it is to be interpreted according to the laws of the State of Delaware and other states with substantially similar legislative provisions, there have been few, if any, court cases interpreting the BCA in the Marshall Islands, and we cannot predict whether Marshall Islands courts would reach the same conclusions as Delaware or other courts in the United States. Accordingly, you may have more difficulty in protecting your interests under Marshall Islands law in the face of actions by our management, directors or controlling shareholders than would shareholders of a corporation incorporated in a U.S. jurisdiction that has developed a substantial body of case law. Furthermore, the Marshall Islands lacks a bankruptcy statute, and in the event of any bankruptcy, insolvency, liquidation, dissolution, reorganization or similar proceeding involving the Company, the bankruptcy laws of the United States or of another country having jurisdiction over the Company would apply. The following table provides a comparison between certain statutory provisions of the BCA and the Delaware General Corporation Law relating to shareholders’ rights.

Marshall Islands	Delaware
Shareholder Meetings
Held at a time and place as designated in the bylaws.	May be held at such time or place as designated in the certificate of incorporation or the bylaws, or if not so designated, as determined by the board of directors.
Special meetings of the shareholders may be called by the board of directors or by such person or persons as may be authorized by the articles of incorporation or by the bylaws.	Special meetings of the shareholders may be called by the board of directors or by such person or persons as may be authorized by the certificate of incorporation or by the bylaws.
May be held in or outside of the Marshall Islands.	May be held in or outside of Delaware.
Notice:	Notice:
Whenever shareholders are required to take any action at a meeting, a written notice of the meeting shall be given which shall state the place, date and hour of the meeting and, unless it is an annual meeting, indicate that it is being issued by or at the direction of the person calling the meeting.

Whenever shareholders are required to take any action at a meeting, a written notice of the meeting shall be given which shall state the place, if any, date and hour of the meeting, and the means of remote communication, if any.

A copy of the notice of any meeting shall be given personally or sent by mail not less than 15 nor more than 60 days before the meeting.	Written notice shall be given not less than 10 nor more than 60 days before the meeting.
Shareholders’ Voting Rights
Any action required to be taken by a meeting of shareholders may be taken without a meeting if consent is in writing and is signed by all the shareholders entitled to vote with respect to the subject matter thereof.

Any action required to be taken by a meeting of shareholders may be taken without a meeting if a consent for such action is in writing and is signed by shareholders having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.

Any person authorized to vote may authorize another person or persons to act for him by proxy.	Any person authorized to vote may authorize another person or persons to act for him by proxy.
Unless otherwise provided in the articles of incorporation or the bylaws, a majority of shares entitled to vote constitutes a quorum. In no event shall a quorum consist of fewer than one-third of the common shares entitled to vote at a meeting.

For stock corporations, the certificate of incorporation or bylaws may specify the number of shares required to constitute a quorum but in no event shall a quorum consist of less than one-third of shares entitled to vote at a meeting. In the absence of such specifications, a majority of shares entitled to vote shall constitute a quorum.

When a quorum is once present to organize a meeting, it is not broken by the subsequent withdrawal of any shareholders.	When a quorum is once present to organize a meeting, it is not broken by the subsequent withdrawal of any shareholders.
The articles of incorporation may provide for cumulative voting in the election of directors.	The certificate of incorporation may provide for cumulative voting in the election of directors.

Removal:	Removal:
If the articles of incorporation or the bylaws so provide, any or all of the directors may be removed without cause by vote of the shareholders.

Any or all of the directors may be removed for cause by vote of the shareholders.

Any or all of the directors may be removed, with or without cause, by the holders of a majority of the shares entitled to vote except: (1) unless the certificate of incorporation otherwise provides, in the case of a corporation whose board is classified, shareholders may effect such removal only for cause, or (2) if the corporation has cumulative voting, if less than the entire board is to be removed, no director may be removed without cause if the votes cast against such director’s removal would be sufficient to elect such director if then cumulatively voted at an election of the entire board of directors, or, if there be classes of directors, at an election of the class of directors of which such director is a part.

Directors
Number of board members can be changed by an amendment to the bylaws, by the shareholders, or by action of the board under the specific provisions of a bylaw.
Number of board members shall be fixed by, or in a manner provided by, the bylaws, unless the certificate of incorporation fixes the number of directors, in which case a change in the number shall be made only by amendment to the certificate of incorporation.

The board of directors must consist of at least one member.	The board of directors must consist of at least one member.
If the board of directors is authorized to change the number of directors, it can only do so by a majority of the entire board of directors and so long as no decrease in the number shortens the term of any incumbent director.

Dissenter’s Rights of Appraisal
Shareholders have a right to dissent from any plan of merger, consolidation or sale of all or substantially all assets not made in the usual course of business, and receive payment of the fair value of their shares. However, the right of a dissenting shareholder under the BCA to receive payment of the appraised fair value of his shares is not available for the shares of any class or series of stock, which shares at the record date fixed to determine the shareholders entitled to receive notice of and to vote at the meeting of the shareholders to act upon the agreement of merger or consolidation, were either (i) listed on a securities exchange or admitted for trading on an interdealer quotation system or (ii) held of record by more than 2,000 holders.

Appraisal rights shall be available for the shares of any class or series of stock of a corporation in a merger or consolidation, subject to limited exceptions, such as a merger or consolidation of corporations listed on a national securities exchange in which listed shares are the offered consideration or if such shares are held of record by more than 2,000 holders.

A holder of any adversely affected shares who does not vote on or consent in writing to an amendment to the articles of incorporation has the right to dissent and to receive payment for such shares if the amendment:

Alters or abolishes any preferential right of any outstanding shares having preference; or
Creates, alters or abolishes any provision or right in respect to the redemption of any outstanding shares.
Alters or abolishes any preemptive right of such holder to acquire shares or other securities; or
Excludes or limits the right of such holder to vote on any matter, except as such right may be limited by the voting rights given to new shares then being authorized of any existing or new class.

Shareholders’ Derivative Actions
An action may be brought in the right of a corporation to procure a judgment in its favor, by a holder of shares or of voting trust certificates or of a beneficial interest in such shares or certificates. It shall be made to appear that the plaintiff is such a holder at the time the action is brought and that he was such a holder at the time of the transaction of which he complains, or that his shares or his interest therein devolved upon him by operation of law.

In any derivative suit instituted by a shareholder or a corporation, it shall be averred in the complaint that the plaintiff was a shareholder of the corporation at the time of the transaction of which he complains or that such shareholder’s stock thereafter devolved upon such shareholder by operation of law.

A complaint shall set forth with particularity the efforts of the plaintiff to secure the initiation of such action by the board of directors or the reasons for not making such effort. Such action shall not be discontinued, compromised or settled without the approval of the High Court of the Republic of The Marshall Islands.

Attorneys’ fees may be awarded if the action is successful.
A corporation may require a plaintiff bringing a derivative suit to give security for reasonable expenses if the plaintiff owns less than 5% of any class of stock and the common shares have a value of less than $50,000.

TAX CONSIDERATIONS

The following is a summary of the material U.S. federal income tax and Marshall Islands tax consequences of the ownership and disposition of the units consisting of one common share or one pre-funded warrant and one Class A Warrant to purchase one common share, and our common shares, and of the ownership, exercise, lapse and disposition of the pre-funded warrants and Class A Warrants, and of the material U.S. federal and Marshall Islands income tax consequences applicable to us and our operations. The discussion below of the U.S. federal income tax consequences to “U.S. Holders” will apply to a beneficial owner of our common shares or warrants, as applicable, that is treated for U.S. federal income tax purposes as:

•	an individual citizen or resident of the United States;

•
a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) that is created or organized (or treated as created or organized) in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate whose income is includible in gross income for U.S. federal income tax purposes regardless of its source; or

•
a trust if (i) a U.S. court can exercise primary supervision over the trust’s administration and one or more U.S. persons are authorized to control all substantial decisions of the trust, or (ii) it has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

If you are not a U.S. Holder and are not an entity treated as a partnership or other pass-through entity for U.S. federal income tax purposes, you will be considered a “Non-U.S. Holder.” The U.S. federal income tax consequences applicable to Non-U.S. Holders is described below under the heading “United States Federal Income Taxation of Non-U.S. Holders.”

This discussion does not consider the tax treatment of partnerships or other pass-through entities or persons who hold our common shares or warrants through such entities. If a partnership (or other entity classified as a partnership for U.S. federal income tax purposes) is the beneficial owner of our common shares or warrants, the U.S. federal income tax treatment of a partner in the partnership generally will depend on the status of the partner and the activities of the partnership.

This summary is based on the U.S. Internal Revenue Code of 1986, as is in effect as of the date of this prospectus, or the Code, its legislative history, Treasury Regulations promulgated thereunder, published rulings and court decisions, all as currently in effect. These authorities are subject to change, possibly on a retroactive basis.

This summary does not address all aspects of U.S. federal income taxation that may be relevant to any particular holder based on such holder’s individual circumstances. In particular, this discussion considers only holders that will own and hold our common shares and warrants as capital assets within the meaning of Section 1221 of the Code and does not address the potential application of the alternative minimum tax or the U.S. federal income tax consequences to holders that are subject to special rules, including:

•	financial institutions or “financial services entities”;

•	broker-dealers;

•	taxpayers who have elected mark-to-market accounting for U.S. federal income tax purposes;

•	tax-exempt entities;

•	governments or agencies or instrumentalities thereof;

•	insurance companies;

•	regulated investment companies;

•	real estate investment trusts;

•	certain expatriates or former long-term residents of the United States;

•	persons that actually or constructively own 10% (by vote or value) or more of our shares;

•	persons that hold our common shares or warrants as part of a straddle, constructive sale, hedging, conversion or other integrated transaction;

•	persons required to recognize income for U.S. federal income tax purposes no later than when such income is included on an “applicable financial statement;” or

•	persons whose functional currency is not the U.S. dollar.

This summary does not address any aspect of U.S. federal non-income tax laws, such as gift or estate tax laws, or state, local or non-U.S. tax laws.

We have not sought, nor do we intend to seek, a ruling from the Internal Revenue Service, or the IRS, as to any U.S. federal income tax consequence described herein. The IRS may disagree with the description herein, and its determination may be upheld by a court.

Because of the complexity of the tax laws and because the tax consequences to any particular holder of our common shares and warrants may be affected by matters not discussed herein, each such holder is urged to consult with its tax advisor with respect to the specific tax consequences of the ownership and disposition of our common shares and warrants, including the applicability and effect of state, local and non-U.S. tax laws, as well as U.S. federal tax laws.

United States Federal Income Tax Consequences

The following discussion of U.S. federal income tax matters is based on the U.S. Internal Revenue Code of 1986, as amended, or the Code, judicial decisions, administrative pronouncements, and existing and proposed regulations issued by the U.S. Department of the Treasury, all of which are subject to change, possibly with retroactive effect.

Taxation of Operating Income: In General

The following discussion addresses the U.S. federal income taxation of our operating income from the international operation of vessels.

Unless exempt from U.S. federal income taxation under the rules discussed below, a foreign corporation is subject to U.S. federal income taxation in respect of any income that is derived from the use of vessels, from the hiring or leasing of vessels for use on a time, voyage or bareboat charter basis, from the participation in a pool, partnership, strategic alliance, joint operating agreement, code sharing arrangements or other joint venture it directly or indirectly owns or participates in that generates such income, or from the performance of services directly related to those uses, which we refer to as “shipping income,” to the extent that the shipping income is derived from sources within the United States. For these purposes, 50% of shipping income that is attributable to transportation that begins or ends, but that does not both begin and end, in the United States constitutes income from sources within the United States, which we refer to as “U.S.-source shipping income.”

Shipping income attributable to transportation that both begins and ends in the United States is considered to be 100% from sources within the United States. We are not permitted by law to engage in transportation that produces income which is considered to be 100% from sources within the United States. Shipping income attributable to transportation exclusively between non-U.S. ports will be considered to be 100% derived from sources outside the United States. Shipping income derived from sources outside the United States will not be subject to any U.S. federal income tax.

Exemption of Operating Income from U.S. Federal Income Taxation

Under Section 883 of the Code, or Section 883, we will be exempt from U.S. federal income taxation on our U.S.-source shipping income if:

•	we are organized in a foreign country that grants an “equivalent exemption” to corporations organized in the United States, or U.S. corporations; and

either:

•	more than 50% of the value of our common stock is owned, directly or indirectly, by qualified shareholders, which we refer to as the “50% Ownership Test,” or

•
our common stock is “primarily and regularly traded on an established securities market” in a country that grants an “equivalent exemption” to U.S. corporations or in the United States, which we refer to as the “Publicly-Traded Test.”

The Marshall Islands, the jurisdiction where we are incorporated, grants an “equivalent exemption” to U.S. corporations. We anticipate that any of our shipowning subsidiaries will be incorporated in a jurisdiction that provides an “equivalent exemption” to U.S. corporations. Therefore, we will be exempt from U.S. federal income taxation with respect to our U.S.-source shipping income if either the 50% Ownership Test or the Publicly-Traded Test is met.

We do not currently anticipate a circumstance under which we would be able to satisfy the 50% Ownership Test. Our ability to satisfy the Publicly-Traded Test is discussed below.

Publicly-Traded Test

In order to satisfy the Publicly-Traded Test, our common stock must be primarily and regularly traded on one or more established securities markets. The regulations under Section 883 provide, in pertinent part, that shares of a foreign corporation will be considered to be “primarily traded” on an established securities market in a country if the number of shares of each class of shares that are traded during any taxable year on all established securities markets in that country exceeds the number of shares in each such class that are traded during that year on established securities markets in any other single country. Our common shares are “primarily traded” on the Nasdaq Capital Market, which is an established securities market.

Under the regulations, stock of a foreign corporation will be considered to be “regularly traded” on an established securities market if one or more classes of stock representing more than 50% of the outstanding stock, by both total combined voting power of all classes of shares entitled to vote and total value, are listed on such market, to which we refer as the “listing threshold.” Since our common shares are listed on the Nasdaq Capital Market, we expect to satisfy the listing threshold.

It is further required that with respect to each class of stock relied upon to meet the listing threshold, (i) such class of shares is traded on the market, other than in minimal quantities, on at least 60 days during the taxable year or one-sixth of the days in a short taxable year, which we refer to as the trading frequency test; and (ii) the aggregate number of stock of such class of shares traded on such market during the taxable year is at least 10% of the average number of shares of such class of stock outstanding during such year or as appropriately adjusted in the case of a short taxable year, which we refer to as the trading volume test. Even if these tests are not satisfied, the regulations provide that such trading frequency and trading volume tests will be deemed satisfied if, as is expected to be the case with our common shares, such class of stock is traded on an established securities market in the United States and such shares are regularly quoted by dealers making a market in such shares.

Notwithstanding the foregoing, the regulations provide, in pertinent part, that a class of shares will not be considered to be “regularly traded” on an established securities market for any taxable year in which 50% or more of the vote and value of the outstanding shares of such class are owned, actually or constructively under specified share attribution rules, on more than half the days during the taxable year by persons who each own 5% or more of the vote and value of such class of stock, to which we refer as the “Five Percent Override Rule.”

For purposes of being able to determine the persons who actually or constructively own 5% or more of the vote and value of our common stock, or “5% Shareholders,” the regulations permit us to rely on those persons that are identified on Schedule 13G and Schedule 13D filings with the SEC, as owning 5% or more of our common stock. The regulations further provide that an investment company which is registered under the Investment Company Act of 1940, as amended, will not be treated as a 5% Shareholder for such purposes.

In the event the Five Percent Override Rule is triggered, the regulations provide that the Five Percent Override Rule will nevertheless not apply if we can establish that within the group of 5% Shareholders, there are sufficient qualified shareholders for purposes of Section 883 to preclude non-qualified shareholders in such group from owning 50% or more of our common stock for more than half the number of days during the taxable year.

Based on the foregoing, the Company believes that it satisfied the Publicly Traded Test and therefore believes that it was exempt from U.S. federal income tax under Section 883 of the Code, during the 2021 taxable year, and intends to take this position on its 2021 U.S. federal income tax returns. However, there can be no assurance that the Company will continue to satisfy the requirements of the section 883 exemption in future taxable years.

Taxation in Absence of Exemption

To the extent the benefits of Section 883 are unavailable, our U.S.-source shipping income, to the extent not considered to be “effectively connected” with the conduct of a U.S. trade or business, as described below, would be subject to a 4% tax imposed by Section 887 of the Code on a gross basis, without the benefit of deductions, which we refer to as the 4% gross basis tax regime. Since under the sourcing rules described above, no more than 50% of our shipping income would be treated as being derived from U.S. sources, the maximum effective rate of U.S. federal income tax on our shipping income would never exceed 2% under the 4% gross basis tax regime.

To the extent our U.S.-source shipping income is considered to be “effectively connected” with the conduct of a U.S. trade or business, as described below, any such “effectively connected” U.S.-source shipping income, net of applicable deductions, would be subject to the U.S. federal corporate income tax currently imposed at a rate of 21%. In addition, we may be subject to an additional 30% “branch profits” tax on earnings effectively connected with the conduct of such trade or business, as determined after allowance for certain adjustments, and on certain interest paid or deemed paid attributable to the conduct of such U.S. trade or business.

Our U.S.-source shipping income would be considered “effectively connected” with the conduct of a U.S. trade or business only if:

•  we have, or are considered to have, a fixed place of business in the United States involved in the earning of shipping income; and

•  substantially all of our U.S.-source shipping income is attributable to regularly scheduled transportation, such as the operation of a vessel that follows a published schedule with repeated sailings at regular intervals between the same points for voyages that begin or end in the United States (or, in the case of income from the bareboat chartering of a vessel, is attributable to a fixed place of business in the United States).

We do not anticipate that we will have any vessel operating to or from the United States on a regularly scheduled basis. Based on the foregoing and on the expected mode of our shipping operations and other activities, we do not anticipate that any of our U.S.-source shipping income will be “effectively connected” with the conduct of a U.S. trade or business.

United States Federal Income Taxation of Gain on Sale of Vessels

Regardless of whether we qualify for exemption under Section 883 of the Code, we will not be subject to U.S. federal income taxation with respect to gain realized on a sale of a vessel, provided the sale is considered to occur outside of the United States under U.S. federal income tax principles. In general, a sale of a vessel will be considered to occur outside of the United States for this purpose if title to the vessel, and risk of loss with respect to the vessel, pass to the buyer outside of the United States. It is expected that any sale of a vessel by us will be considered to occur outside of the United States.

United States Federal Income Taxation of U.S. Holders

Allocation of Purchase Price and Characterization of a Unit

No statutory, administrative or judicial authority directly addresses the treatment of a unit or instruments similar to a unit for U.S. federal income tax purposes and, therefore, that treatment is not entirely clear. The acquisition of a unit should be treated for U.S. federal income tax purposes as the acquisition of one common share or one pre-funded warrant and one Class A Warrant. For U.S. federal income tax purposes, each holder of a unit must allocate the purchase price paid by such holder for such unit between the common share or pre-funded warrant and Class A Warrant based on the relative fair market value of each at the time of issuance. Under U.S. federal income tax law, each investor must make his or her own determination of such value based on all the relevant facts and circumstances. Therefore, we strongly urge each investor to consult his or her tax adviser regarding the determination of value for these purposes. The price allocated to each common share or pre-funded warrant and each Class A Warrant should be the shareholder’s tax basis in such share or pre-funded warrant and each Class A Warrant, as the case may be. Any disposition of a unit should be treated for U.S. federal income tax purposes as a disposition of the common share or pre-funded warrant and Class A Warrant comprising the unit, and the amount realized on the disposition should be allocated between the common share or pre-funded warrant and Class A Warrant based on their respective relative fair market values at the time of disposition (as determined by each such unit holder based on all relevant facts and circumstances). The separation of the common share or pre-funded warrant and the Class A Warrant comprising a unit should not be a taxable event for U.S. federal income tax purposes.

The foregoing treatment of the common shares, pre-funded warrants and Class A Warrants and a holder’s purchase price allocation are not binding on the IRS or the courts. Because there are no authorities that directly address instruments that are similar to the units, no assurance can be given that the IRS or the courts will agree with the characterization described above or the discussion below. Accordingly, each prospective investor is urged to consult its own tax advisors regarding the tax consequences of an investment in a unit (including alternative characterizations of a unit). The balance of this discussion assumes that the characterization of the units described above is respected for U.S. federal income tax purposes.

Tax Treatment of the Pre-Funded Warrants

We believe that our pre-funded warrants should be treated as our common shares for U.S. federal income tax purposes, rather than warrants. Assuming this position is upheld, no gain or loss should be recognized upon the exercise of a pre-funded warrant and, upon exercise, the holding period of a pre-funded warrant should carry over to the common share received. Similarly, the tax basis of a pre-funded warrant should carry over to the common share received upon exercise, increased by the exercise price of $0.01 per share. However, our position is not binding on the IRS and the IRS may treat the pre-funded warrants as warrants to acquire our common shares. You should consult your tax advisor regarding the U.S. federal tax consequences of an investment in the pre-funded warrants. The following discussion assumes our pre-funded warrants are properly treated as our common shares.

Taxation of Distributions Paid on Common Shares

Subject to the passive foreign investment company, or PFIC, rules discussed below, any distributions made by us with respect to common shares to a U.S. Holder will generally constitute dividends, which may be taxable as ordinary income or “qualified dividend income” as described in more detail below, to the extent of our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of our earnings and profits will be treated first as a non-taxable return of capital to the extent of the U.S. Holder’s tax basis in such holder’s common shares on a dollar-for-dollar basis and thereafter as capital gain. Because we are not a U.S. corporation, U.S. Holders that are corporations will generally not be entitled to claim a dividends-received deduction with respect to any distributions they receive from us.

Dividends paid on common shares to a U.S. Holder which is an individual, trust, or estate (a “U.S. Non-Corporate Holder”) will generally be treated as “qualified dividend income” that is taxable to such shareholders at preferential U.S. federal income tax rates provided that (1) the common shares are readily tradable on an established securities market in the United States (such as Nasdaq Capital Market on which the common shares are currently listed); (2) we are not a PFIC for the taxable year during which the dividend is paid or the immediately preceding taxable year (which we do not believe we are or have been, and do not expect to be); (3) the U.S. Non-Corporate Holder has owned the common shares for more than 60 days in the 121-day period beginning 60 days before the date on which the common shares become ex-dividend; and (4) certain other conditions are met.

Any dividends paid by us which are not eligible for these preferential rates will be taxed as ordinary income to a U.S. Holder.

Special rules may apply to any “extraordinary dividend”—generally, a dividend in an amount which is equal to or in excess of 10% of a shareholder’s adjusted basis in a common share—paid by us. If we pay an “extraordinary dividend” on our common shares that is treated as “qualified dividend income,” then any loss derived by a U.S. Non-Corporate Holder from the sale or exchange of such common shares will be treated as long-term capital loss to the extent of such dividend.

Sale, Exchange or other Disposition of Common Shares and Warrants

Assuming we do not constitute a PFIC for any taxable year, a U.S. Holder generally will recognize taxable gain or loss upon a sale, exchange or other disposition of our common shares or warrants in an amount equal to the difference between the amount realized by the U.S. Holder from such sale, exchange or other disposition and the U.S. Holder’s tax basis in such shares or warrants. Such gain or loss will be treated as long-term capital gain or loss if the U.S. Holder’s holding period in the common shares or warrants is greater than one year at the time of the sale, exchange or other disposition. A U.S. Holder’s ability to deduct capital losses is subject to certain limitations.

U.S. Federal Income Tax Treatment of the Warrants

Neither we nor a U.S. Holder of a warrant will recognize gain or loss as a result of the U.S. Holder’s receipt of our common shares upon exercise of a warrant. A U.S. Holder’s adjusted tax basis in the common shares received will be an amount equal to the sum of (i) the U.S. Holder’s adjusted tax basis in the warrant exercised and (ii) the amount of the exercise price for the warrant. If the warrants lapse without being exercised, the U.S. Holder will recognize capital loss in the amount equal to the U.S. Holder’s adjusted tax basis in the warrants. A U.S. Holder’s holding period for common shares received upon exercise of a warrant (other than a pre-funded warrant) will commence on the date the warrant is exercised.

The exercise price of a warrant is subject to adjustment under certain circumstances. If an adjustment increases a proportionate interest of the holder of a warrant in the fully diluted common shares without proportionate adjustments to the holders of our common shares, U.S. Holder of the warrants may be treated as having received a constructive distribution, which may be taxable to the U.S. Holder as a dividend.

The tax consequences of holding and disposing of our common shares is discussed above. U.S. Holders of our warrants should also carefully review the section titled “Passive Foreign Investment Company Rules” as a U.S. Holder generally will not be able to make a QEF election with respect to the warrants if we are a PFIC.

Passive Foreign Investment Company Rules

Special U.S. federal income tax rules apply to a U.S. Holder that holds stock, or is treated as holding stock by application of certain attribution rules (for instance, treating options or warrants as stock), in a foreign corporation classified as a PFIC for U.S. federal income tax purposes. In general, we will be treated as a PFIC with respect to a U.S. Holder if, for any taxable year in which such holder held our common shares or warrants, either:

•	at least 75% of our gross income for such taxable year consists of passive income (e.g., dividends, interest, capital gains and rents derived other than in the active conduct of a rental business); or

•	at least 50% of the average value of the assets held by the corporation during such taxable year produce, or are held for the production of, passive income.

For purposes of determining whether we are a PFIC, cash will be treated as an asset which is held for the production of passive income. In addition, we will be treated as earning and owning our proportionate share of the income and assets, respectively, of any of our subsidiary companies in which we own at least 25% of the value of the subsidiary’s stock or other equity interest. Income earned, or deemed earned, by us in connection with the performance of services would not constitute passive income. By contrast, rental income would generally constitute “passive income” unless we were treated under specific rules as deriving our rental income in the active conduct of a trade or business.

Our status as a PFIC will depend upon the operations of our vessels. Therefore, we can give no assurances as to whether we will be a PFIC with respect to any taxable year. In making the determination as to whether we are a PFIC, we intend to treat the gross income we derive or are deemed to derive from the time chartering and voyage chartering activities of us or any of our wholly-owned subsidiaries as services income, rather than rental income. There is substantial legal authority supporting this position consisting of case law and IRS pronouncements concerning the characterization of income derived from time charters and voyage charters as services income for other tax purposes. However, there is also authority which characterizes time charter income as rental income rather than services income for other tax purposes. In the absence of any legal authority specifically relating to the statutory provisions governing PFICs, the IRS or a court could disagree with our position. On the other hand, any income we derive from bareboat chartering activities will be treated as passive income for purposes of the income test. Likewise, any assets utilized in bareboat chartering activities will be treated as generating passive income for purposes of the asset test.

On the basis of the foregoing, we do not believe that we were a PFIC in 2021, and do not anticipate becoming a PFIC in 2022 or the near future.

As discussed more fully below, if we were to be treated as a PFIC for any taxable year, a U.S. Holder would be subject to different taxation rules depending on whether the U.S. Holder makes an election to treat us as a “Qualified Electing Fund,” which election we refer to as a “QEF election,” or a “mark-to-market” election with respect to our common stock. In addition, if we are a PFIC, a U.S. Holder will be required to file IRS Form 8621 with the IRS.

Taxation of U.S. Holders Making a Timely QEF Election.

If a U.S. Holder makes a timely QEF election, which U.S. Holder we refer to as an “Electing Holder,” the Electing Holder must report each year for U.S. federal income tax purposes such holder’s pro-rata share of our ordinary earnings and our net capital gain, if any, for our taxable year that ends with or within the taxable year of the Electing Holder, regardless of whether or not distributions were received from us by the Electing Holder. The Electing Holder’s adjusted tax basis in the common stock will be increased to reflect taxed but undistributed earnings and profits. Distributions of earnings and profits that had been previously taxed will result in a corresponding reduction in the adjusted tax basis in the common stock and will not be taxed again once distributed. An Electing Holder would generally recognize capital gain or loss on the sale, exchange or other disposition of our common stock. A U.S. Holder would make a QEF election with respect to any year that we are a PFIC by filing IRS Form 8621 with such holder’s U.S. federal income tax return. After the end of each taxable year, we will determine whether we were a PFIC for such taxable year. If we determine or otherwise become aware that we are a PFIC for any taxable year, we expect to provide each U.S. Holder with all necessary information, including a PFIC Annual Information Statement, in order to allow such holder to make a QEF election for such taxable year.

Taxation of U.S. Holders Making a “Mark-to-Market” Election.

Alternatively, if we were to be treated as a PFIC for any taxable year and, as we anticipate will continue to be the case, our shares are treated as “marketable stock,” a U.S. Holder would be allowed to make a “mark-to-market” election with respect to our common stock, provided the U.S. Holder completes and files IRS Form 8621 in accordance with the relevant instructions and related Treasury regulations. If that election is made, the U.S. Holder generally would include as ordinary income in each taxable year the excess, if any, of the fair market value of the common stock at the end of the taxable year over such holder’s adjusted tax basis in the common stock. The U.S. Holder would also be permitted an ordinary loss in respect of the excess, if any, of the U.S. Holder’s adjusted tax basis in the common stock over its fair market value at the end of the taxable year, but only to the extent of the net amount previously included in income as a result of the mark-to-market election. A U.S. Holder’s tax basis in such holder’s common stock would be adjusted to reflect any such income or loss amount. Gain realized on the sale, exchange or other disposition of our common stock would be treated as ordinary income, and any loss realized on the sale, exchange or other disposition of the common stock would be treated as ordinary loss to the extent that such loss does not exceed the net mark-to-market gains previously included by the U.S. Holder.

Taxation of U.S. Holders Not Making a Timely QEF or Mark-to-Market Election.

Finally, if we were to be treated as a PFIC for any taxable year, a U.S. Holder who has not timely made a QEF or mark-to-market election for the first taxable year in which such holder holds our common stock and during which we are treated as PFIC, whom we refer to as a “Non-Electing Holder,” would be subject to special rules with respect to (1) any excess distribution (i.e., the portion of any distributions received by the Non-Electing Holder on our common stock in a taxable year in excess of 125% of the average annual distributions received by the Non-Electing Holder in the three preceding taxable years, or, if shorter, the Non-Electing Holder’s holding period for the common stock), and (2) any gain realized on the sale, exchange or other disposition of our common stock. Under these special rules:

•	the excess distribution or gain would be allocated ratably to each day over the Non-Electing Holders’ aggregate holding period for the common stock;

•	the amount allocated to the current taxable year and any taxable year before we became a PFIC would be taxed as ordinary income; and

•
the amount allocated to each of the other taxable years would be subject to tax at the highest rate of tax in effect for the applicable class of taxpayer for that year, and an interest charge for the deemed tax deferral benefit would be imposed with respect to the resulting tax attributable to each such other taxable year.

These adverse tax consequences would not apply to a pension or profit sharing trust or other tax-exempt organization that did not borrow funds or otherwise utilize leverage in connection with its acquisition of our common stock. In addition, if a Non-Electing Holder who is an individual dies while owning our common stock, such holder’s successor generally would not receive a step-up in tax basis with respect to such common stock.

Net Investment Income Tax

A U.S. Holder that is an individual or estate, or a trust that does not fall into a special class of trusts that is exempt from such tax, is subject to a 3.8% tax on the lesser of (1) such U.S. Holder’s “net investment income” (or undistributed “net investment income” in the case of estates and trusts) for the relevant taxable year and (2) the excess of such U.S. Holder’s modified adjusted gross income for the taxable year over a certain threshold (which in the case of individuals will be between $125,000 and $250,000, depending on the individual’s circumstances). A U.S. Holder’s net investment income will generally include its gross dividend income and its net gains from the disposition of the common shares, unless such dividends or net gains are derived in the ordinary course of the conduct of a trade or business (other than a trade or business that consists of certain passive or trading activities). Net investment income generally will not include a U.S. Holder’s pro rata share of the Company’s income and gain (if we are a PFIC and that U.S. Holder makes a QEF election, as described above in “—Taxation of U.S. Holders Making a Timely QEF or Mark-to Market Election”). However, a U.S. Holder may elect to treat inclusions of income and gain from a QEF election as net investment income. Failure to make this election could result in a mismatch between a U.S. Holder’s ordinary income and net investment income. If you are a U.S. Holder that is an individual, estate or trust, you are urged to consult your tax advisor regarding the applicability of the net investment income tax to your income and gains in respect of your investment in our common shares or warrants.

United States Federal Income Taxation of Non-U.S. Holders

Dividends paid to a Non-U.S. Holder with respect to our common shares generally should not be subject to U.S. federal income tax, unless the dividends are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, are attributable to a permanent establishment or fixed base that such holder maintains in the United States).

In addition, a Non-U.S. Holder generally should not be subject to U.S. federal income tax on any gain attributable to a sale or other disposition of our common shares or warrants unless such gain is effectively connected with its conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment or fixed base that such holder maintains in the United States) or the Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of sale or other disposition and certain other conditions are met (in which case such gain from United States sources may be subject to tax at a 30% rate or a lower applicable tax treaty rate).

Dividends and gains that are effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, are attributable to a permanent establishment or fixed base in the United States) generally should be subject to tax in the same manner as for a U.S. Holder and, if the Non-U.S. Holder is a corporation for U.S. federal income tax purposes, it also may be subject to an additional branch profits tax at a 30% rate or a lower applicable tax treaty rate.

A Non-U.S. Holder will generally not be subject to U.S. federal income tax upon the acquisition, holding, exercise or lapse of our warrants.

Backup Withholding and Information Reporting

In general, information reporting for U.S. federal income tax purposes should apply to distributions made on our common shares within the United States to a non-corporate U.S. Holder and to the proceeds from sales and other dispositions of our common shares or warrants to or through a U.S. office of a broker by a non-corporate U.S. Holder. Payments made (and sales and other dispositions effected at an office) outside the United States will be subject to information reporting in limited circumstances.

In addition, backup withholding of U.S. federal income tax, currently at a rate of 24%, generally should apply to distributions paid on our common shares to a non-corporate U.S. Holder and the proceeds from sales and other dispositions of our common shares or warrants by a non-corporate U.S. Holder, who:

•	fails to provide an accurate taxpayer identification number;

•	is notified by the IRS that backup withholding is required; or

•	fails in certain circumstances to comply with applicable certification requirements.

A Non-U.S. Holder generally may eliminate the requirement for information reporting and backup withholding by providing certification of its foreign status, under penalties of perjury, on a duly executed applicable IRS Form W-8 or by otherwise establishing an exemption.

Backup withholding is not an additional tax. Rather, the amount of any backup withholding generally should be allowed as a credit against a U.S. Holder’s or a Non-U.S. Holder’s U.S. federal income tax liability and may entitle such holder to a refund, provided that certain required information is timely furnished to the IRS.

Individuals who are U.S. Holders (and to the extent specified in applicable Treasury regulations, certain individuals who are Non-U.S. Holders and certain U.S. entities) who hold “specified foreign financial assets” (as defined in Section 6038D of the Code) are required to file IRS Form 8938 with information relating to the asset for each taxable year in which the aggregate value of all such assets exceeds $75,000 at any time during the taxable year or $50,000 on the last day of the taxable year (or such higher dollar amount as prescribed by applicable Treasury regulations). Specified foreign financial assets would include, among other assets, the common shares, unless the shares held through an account maintained with a U.S. financial institution. Substantial penalties apply to any failure to timely file IRS Form 8938, unless the failure is shown to be due to reasonable cause and not due to willful neglect. Additionally, in the event an individual U.S. Holder (and to the extent specified in applicable Treasury regulations, an individual Non-U.S. Holder or a U.S. entity) that is required to file IRS Form 8938 does not file such form, the statute of limitations on the assessment and collection of U.S. federal income taxes of such holder for the related tax year may not close until three years after the date that the required information is filed. U.S. Holders (including U.S. entities) and Non-U.S. Holders are encouraged consult their own tax advisors regarding their reporting obligations under this legislation.

Marshall Islands Tax Consequences

We are incorporated in the Republic of the Marshall Islands. Under current Marshall Islands law, we are not subject to tax on income or capital gains, no Marshall Islands withholding tax will be imposed upon payment of dividends by us to its shareholders, and holders of our common shares that are not residents of or domiciled or carrying on any commercial activity in the Marshall Islands will not be subject to Marshall Islands tax on the sale or other disposition of our common shares.

UNDERWRITING

We have entered into an underwriting agreement, dated          , 2021, with H.C. Wainwright & Co. (the “representative”) as the representative of the underwriters named below. Subject to the terms and conditions of the underwriting agreement, the underwriters have agreed to purchase the number of our securities set forth opposite their names below.

Underwriters	Number of Units
H.C. Wainwright & Co.
Total

A copy of the underwriting agreement will be filed as an exhibit to the registration statement of which this prospectus is a part.

We have been advised by the underwriters that they propose to offer the securities directly to the public at the public offering price set forth on the cover page of this prospectus.

The underwriting agreement provides that subject to the satisfaction or waiver by the underwriters of the conditions contained in the underwriting agreement, the underwriters are obligated to purchase and pay for all of the securities offered by this prospectus.

No action has been taken by us or the underwriters that would permit a public offering of the securities in any jurisdiction outside the United States where action for that purpose is required. None of our securities included in this offering may be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sales of any of the securities offered hereby be distributed or published in any jurisdiction except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons who receive this prospectus are advised to inform themselves about and to observe any restrictions relating to this offering of securities and the distribution of this prospectus. This prospectus is neither an offer to sell nor a solicitation of any offer to buy the securities in any jurisdiction where that would not be permitted or legal.

The underwriters have advised us that they do not intend to confirm sales to any account over which they exercise discretionary authority.

Underwriting Discount and Expenses

The following table summarizes the underwriting discount and commission to be paid to the underwriters by us.

Total
	Per Unit	Without Over- Allotment	With Over- Allotment
Public offering price	$	$	$
Underwriting discount	$	$	$
Proceeds, before expenses, to us	$	$	$

We have agreed to pay the legal fees and expenses of the underwriter, in the sum of up to $75,000 in connection with this offering, and clearing fees of up to $15,950. Including these reimbursable fees,we estimate expenses payable by us in connection with this offering, other than the underwriting discounts and commissions referred to above, will be approximately $300,000.

Option to Purchase Additional Securities

We have granted the underwriters the option to purchase up to additional common shares at a purchase price of $ per share, less the underwriting discounts and commissions. The underwriters may exercise their option at any time and from time to time within 30 days from the date of this prospectus. If any additional securities are purchased pursuant to the option, the underwriters will offer these securities on the same terms as those on which the other securities are being offered hereby.

Tail Fee

We have also agreed to pay the representative, subject to certain exceptions, a tail fee equal to the cash compensation in this offering, if any investor, who was introduced to the Company by the representative during the term of its engagement, provides us with capital in any public offering of common shares during the eight-month period following the termination or expiration of our engagement agreement.

Lock-up Agreements

Our officers, directors and each of their respective affiliates and associated persons that own 5% or more of our outstanding common shares have agreed with the representative to be subject to a lock-up period of   days after the date of the underwriting agreement. This means that, during the applicable lock-up period, such persons may not offer for sale, contract to sell, sell, distribute, grant any option, right or warrant to purchase, pledge, hypothecate or otherwise dispose of, directly or indirectly, any of our common shares or any securities convertible into, or exercisable or exchangeable for, our common shares. Certain limited transfers are permitted during the lock-up period if the transferee agrees to these lock-up restrictions. We have also agreed, in the underwriting agreement, to similar lock-up restrictions on the issuance and sale of our securities for  days following the closing of this offering, subject to certain customary exceptions.

Stabilization, Short Positions and Penalty Bids

In connection with this offering, the underwriters may engage in stabilizing transactions, over-allotment transactions, syndicate covering transactions and penalty bids in connection with our common shares.

Overallotment transactions involve sales by the underwriters of common shares in excess of the number of shares the underwriters are obligated to purchase. This creates a syndicate short position which may be either a covered short position or a naked short position. In a covered short position, the number of shares over-allotted by the underwriters is not greater than the number of shares that they may purchase in the option to purchase additional securities. In a naked short position, the number of shares involved is greater than the number of shares in the option to purchase additional securities. The underwriters may close out any short position by exercising its option to purchase additional securities and/or purchasing shares in the open market.

Stabilizing transactions permit bids to purchase common shares so long as the stabilizing bids do not exceed a specified maximum.

Syndicate covering transactions involve purchases of common shares in the open market after the distribution has been completed in order to cover syndicate short positions. Such a naked short position would be closed out by buying securities in the open market. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the securities in the open market after pricing that could adversely affect investors who purchase in the offering.

Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the securities originally sold by the syndicate member are purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

In connection with this offering, the underwriters also may engage in passive market making transactions in our common shares in accordance with Regulation M during a period before the commencement of offers or sales of shares of our common shares in this offering and extending through the completion of the distribution. In general, a passive market maker must display its bid at a price not in excess of the highest independent bid for that security. However, if all independent bids are lowered below the passive market maker’s bid that bid must then be lowered when specific purchase limits are exceeded. Passive market making may stabilize the market price of the securities at a level above that which might otherwise prevail in the open market and, if commenced, may be discontinued at any time.

Neither we nor the underwriters make any representations or predictions as to the direction or magnitude of any effect that the transactions described above may have on the prices of our securities. In addition, neither we nor the underwriters make any representations that the underwriters will engage in these transactions or that any transactions, once commenced will not be discontinued without notice.

Indemnification

We have agreed to indemnify the underwriters against certain liabilities, including certain liabilities arising under the Securities Act, or to contribute to payments that the underwriters may be required to make for these liabilities.

Other Relationships

From time to time, the representative may provide in the future, various advisory, investment and commercial banking and other services to us in the ordinary course of business, for which it may receive customary fees and commissions. However, except as disclosed in this prospectus we have no present arrangements with the representative for any services.

EXPENSES RELATING TO THIS OFFERING

We estimate the expenses in connection with the distribution of our securities in this offering, other than underwriting discounts, will be as set forth in the table below.

Commission registration fee	$224
Financial Industry Regulatory Authority Filing fee	$650
Printing expenses	$25,000
Legal fees and expenses	$150,000
Accounting fees and expenses	$15,000
Miscellaneous fees and expenses	$109,126
Total	$300,000

LEGAL MATTERS

The validity of the securities offered by this prospectus and certain other legal matters relating to United States and Marshall Islands law are being passed upon for us by Watson Farley & Williams LLP, New York, New York. The underwriters are represented by Ellenoff Grossman & Schole LLP, New York, New York.

EXPERTS

The consolidated financial statements of Performance Shipping Inc. appearing in Performance Shipping Inc.’s Annual Report (Form 20-F) for the year ended December 31, 2021, have been audited by Ernst & Young (Hellas) Certified Auditors Accountants S.A., independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing. Ernst & Young (Hellas) Certified Auditors Accountants S.A. is located at 8B Chimarras Street, 15125, Marousi, Greece and is registered as a corporate body with the public register for company auditors-accountants kept with the Body of Certified Auditors Accountants (“SOEL”), Greece with registration number 107.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form F-1 under the Securities Act, with respect to the securities offered hereby. For the purposes of this section, the term registration statement on Form F-1 means the original registration statement on Form F-1 and any and all amendments including the schedules and exhibits to the original registration statement or any amendment. This prospectus does not contain all of the information set forth in the registration statement on Form F-1 we filed. Each statement made in this prospectus concerning a document filed as an exhibit to the registration statement on Form F-1 is qualified by reference to that exhibit for a complete statement of its provisions. The SEC maintains a website (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The registration statement on Form F-1, including its exhibits and schedules, may be accessed at the SEC’s website.

Information Provided by the Company

We will furnish holders of our common shares with annual reports containing audited financial statements and a report by our independent registered public accounting firm. The audited financial statements will be prepared in accordance with U.S. GAAP. As a “foreign private issuer,” we are exempt from the rules under the Exchange Act prescribing the furnishing and content of proxy statements to shareholders. While we furnish proxy statements to shareholders in accordance with the rules of the NASDAQ, those proxy statements do not conform to Schedule 14A of the proxy rules promulgated under the Exchange Act. In addition, as a “foreign private issuer,” our officers and directors are exempt from the rules under the Exchange Act relating to short swing profit reporting and liability.

DOCUMENTS INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus the information we file with, and furnish to it, which means that we can disclose important information to you by referring you to those filed or furnished documents. The information incorporated by reference is considered to be a part of this prospectus. However, statements contained in this prospectus or in documents that we file with or furnish to the SEC and that are incorporated by reference into this prospectus will automatically update and supersede information contained in this prospectus, including information in previously filed or furnished documents or reports that have been incorporated by reference into this prospectus, to the extent the new information differs from or is inconsistent with the old information. We hereby incorporate by reference the documents listed below:

•	our Annual Report on Form 20-F for the year ended December 31, 2021, filed with the SEC on March 11, 2022.

We will provide without charge to each person, including any beneficial owner, to whom this prospectus is delivered, upon his or her written or oral request, a copy of any or all documents referred to above which have been or may be incorporated by reference into this prospectus. You may obtain a copy of these documents by writing to or telephoning us at the following address: Performance Shipping Inc., 373 Syngrou Avenue, 175 64 Palaio Faliro, Athens, Greece; Tel+30-216-600-2400. Alternatively, copies of these documents are available via our website at www.pshipping.com. The information on our website is not incorporated by reference into this prospectus.

333,333

Units consisting of
Common Shares or
Pre-Funded Warrants to Purchase Common Shares and
Class A Warrants to Purchase Common Shares

PRELIMINARY PROSPECTUS

H.C. Wainwright & Co.

                   , 2022

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 6.	Indemnification of Directors and Officers

The amended and restated bylaws of the Registrant provide that any person who is or was a director or officer of the Registrant, or is or was serving at the request of the Registrant as a director or officer of another, partnership, joint venture, trust or other enterprise, shall be entitled to be indemnified by the Registrant upon the same terms, under the same conditions, and to the same extent as authorized by Section 60 of the Marshall Islands Business Corporations Acts, or the BCA, if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Registrant, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The amended and restated bylaws of the Registrant further provide that the Registrant shall have the power to pay in advance expenses a director or officer incurred while defending a civil or criminal proceeding, provided that the director or officer will repay the amount if it shall ultimately be determined that he or she is not entitled to indemnification. In addition, as permitted by our amended and restated bylaws and Section 60 of the BCA, we maintain directors’ and officers’ insurance, pursuant to which we provide insurance coverage against certain liabilities to which our directors and officers may be subject, including liability incurred under U.S. securities law.

Section 60 of the BCA provides as follows regarding the indemnification of directors and officers:

(1)
Actions not by or in right of the corporation. A corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit or proceeding whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of no contest, or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

(2)
Actions by or in right of the corporation. A corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by him or in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to the corporation unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

(3)
When director or officer is successful. To the extent that a director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (1) or (2) of this section, or in the defense of a claim, issue or matter therein, he shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection therewith.

(4)
Payment of expenses in advance. Expenses incurred in defending a civil or criminal action, suit or proceeding may be paid in advance of the final disposition of such action, suit or proceeding as authorized by the board of directors in the specific case upon receipt of an undertaking by or on behalf of the director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the corporation as authorized in this section.

(5)
Indemnification pursuant to other rights. The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of shareholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office.

(6)
Continuation of indemnification. The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

(7)
Insurance. A corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director or officer of the corporation or is or was serving at the request of the corporation as a director or officer against any liability asserted against him and incurred by him in such capacity whether or not the corporation would have the power to indemnify him against such liability under the provisions of this section.

Item 7.	Recent Sales of Unregistered Securities

On December 21, 2021, pursuant to the exemption from registration under Section 3(a)(9) of the Securities Act, we offered to exchange up to 4,066,181 of our then issued and outstanding common shares for newly issued shares of our Series B Convertible Cumulative Perpetual Preferred Stock, par value $0.01 and liquidation preference $25.00 (the “Series B Preferred Shares”) at a ratio of 0.28 Series B Preferred Shares for each common share. The offer expired on January 27, 2022 and a total of 2,834,612 common shares were validly tendered and accepted for exchange in the offer, which resulted in the issuance of 793,657 Series B Preferred Shares.

Item 8.	Exhibits and Financial Statement Schedules

(a)	Exhibits

The exhibits filed as part of this registration statement are listed in the index to exhibits immediately preceding such exhibits, which index to exhibits is incorporated herein by reference.

(b)	Financial Statements

The financial statements filed as part of this registration statement are listed in the index to the financial statements immediately preceding such financial statements, which index to the financial statements is incorporated herein by reference.

Item 9.	Undertakings

The undersigned registrant hereby undertakes:

(a)	Under Rule 415 of the Securities Act,

(1)
To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement, unless the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of a prospectus filed pursuant to Rule 424(b) that is part of the registration statement;

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)
That, for the purpose of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)
To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering.  Financial statements and information otherwise required by Section 10(a)(3) of the Securities Act of 1933 need not be furnished, provided, that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements.  Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Securities Act of 1933 or Item 8.A. of Form 20-F if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F-3.

(5)	That, for the purpose of determining liability under the Securities Act of 1933, as amended, to any purchaser:

(i)	If the registrant is relying on Rule 430B:

(A)
Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of this Registration Statement as of the date the filed prospectus was deemed part of and included in this Registration Statement; and

(B)
Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(6)
That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)
The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)
The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) – (g) Not applicable.

(h)
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

(i)	Not applicable.

(j)
The undersigned registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the Commission under Section 305(b)(2) of the Trust Indenture Act.

(k)	Not applicable.

Exhibit List

Exhibit Number	Description
1.1	Form of Underwriting Agreement **

3.1	Amended and Restated Articles of Incorporation of the Company (1)

3.2	Articles of Amendment to the Amended and Restated Articles of Incorporation of the Company, dated June 8, 2016 (2)

3.3	Articles of Amendment to the Amended and Restated Articles of Incorporation of the Company, dated June 30, 2017 (3)

3.4	Articles of Amendment to the Amended and Restated Articles of Incorporation of the Company, dated July 26, 2017 (4)

3.5	Articles of Amendment to the Amended and Restated Articles of Incorporation of the Company, dated August 23, 2017 (5)

3.6	Articles of Amendment to the Amended and Restated Articles of Incorporation of the Company, dated September 22, 2017 (6)

3.7	Articles of Amendment to the Amended and Restated Articles of Incorporation of the Company, dated November 1, 2017 (7)

3.8	Articles of Amendment to the Amended and Restated Articles of Incorporation of the Company, dated February 25, 2019 (8)

3.9	Articles of Amendment to the Amended and Restated Articles of Incorporation of the Company, dated October 30, 2020(10)

3.10	Amended and Restated Bylaws of the Company (9)

4.1	Form of Common Share Certificate (10)

4.2	Statement of Designations of Rights, Preferences and Privileges of Series A Participating Preferred Stock of Performance Shipping Inc., dated August 2, 2010 (11)

4.3	Description of Securities (15)

4.4	Form of Class A Warrant Agreement by and between Computershare Trust Company, N.A. and the registrant **

4.5	Form of Class A Warrant Certificate **

4.6	Form of Pre-Funded Warrant **

5.1	Opinion of Watson Farley & Williams LLP as to the validity of the securities **

8.1	Opinion of Watson Farley & Williams LLP with respect to certain tax matters **

10.1	Amended and Restated 2015 Equity Incentive Plan (12)

10.2	Registration Rights Agreement dated April 6, 2010 (11)

1

10.3	Administrative Services Agreement with UOT (13)

10.4	Form of Vessel Management Agreement with UOT (14)

10.5	Second Amendment and Restatement to Loan Agreement with Nordea Bank Abp, Filial i Norge, dated March 20, 2020 (16)

10.6
First Supplemental Agreement to Secured Loan Facility Agreement dated July 24, 2019 as amended and restated by a first amendment and restatement agreement dated December 23, 2019 and a second amendment and restatement agreement dated March 20, 2020 (17)

10.7	$31.5 Million Piraeus Loan Facility (18)

10.8	At The Market Offering Agreement dated March 5, 2021 between H.C. Wainwright & Co., LLC and the Company (19)

10.9	Stockholders’ Rights Agreement dated December 20, 2021 (20)

10.10	Credit Facility dated March 2, 2022 between Mango Shipping Corp. and the Company (21)

21.1	List of Subsidiaries *

23.1	Consent of Ernst & Young (Hellas) Certified Auditors Accountants S.A.*

23.2	Consent of Watson Farley & Williams LLP (included in its opinion filed as Exhibit 5.1) **

24.1	Powers of Attorney (included in the signature pages hereto) *

107	Filing Fee Table*

*	Filed herewith
**	To be filed by amendment

(1) Filed as Exhibit 3.1 to the Company’s Registration Statement on Form F-4 (File No. 333-169974) on October 15, 2010.
(2) Filed as Exhibit 3.3 to the Company’s report on Form 6-K, filed with the SEC on June 9, 2016.
(3) Filed as Exhibit 3.1 to the Company’s report on Form 6-K, filed with the SEC on July 6, 2017.
(4) Filed as Exhibit 3.1 to the Company’s report on Form 6-K, filed with the SEC on July 28, 2017.
(5) Filed as Exhibit 3.1 to the Company’s report on Form 6-K, filed with the SEC on August 28, 2017.
(6) Filed as Exhibit 3.1 to the Company’s report on Form 6-K, filed with the SEC on September 26, 2017.
(7) Filed as Exhibit 3.1 to the Company’s report on Form 6-K, filed with the SEC on November 3, 2017.
(8) Filed as Exhibit 1.8 to the Company’s Annual Report on Form 20-F on March 18, 2019.
(9) Filed as Exhibit 3.2 to the Company’s Registration Statement on Form F-4 (File No. 333-169974) on October 15, 2010.
(10) Filed as Exhibit 3.1 to the Company’s report on Form 6-K, filed with the SEC on November 2, 2020.
(11) Filed as Exhibit 4.2 to the Company’s Registration Statement on Form F-4 (File No. 333-169974) on October 15, 2010.
(12) Filed as Exhibit 1 to the Company’s report on Form 6-K, filed with the SEC on December 31, 2020.
(13) Filed as Exhibit 4.8 to the Company’s Annual Report on Form 20-F on March 26, 2014.
(14) Filed as Exhibit 4.11 to the Company’s Annual Report on Form 20-F on March 26, 2014.
(15) Filed as Exhibit 2.5 to the Company’s Annual Report on Form 20-F, filed with the SEC on March 11, 2022.
(16) Filed as Exhibit 4.11 to the Company’s Annual Report on Form 20-F, filed with the SEC on April 10, 2020.
(17) Filed as Exhibit 4.8 to the Company’s Annual Report on Form 20-F, filed with the SEC on March 5, 2021.
(18) Filed as Exhibit 4.9 to the Company’s Annual Report on Form 20-F, filed with the SEC on March 5, 2021.
(19) Filed as Exhibit 1.1 to the Company’s report on Form 6-K, filed with the SEC on March 23, 2021.
(20) Filed as Exhibit 4.1 to the Company’s report on Form 6-K, filed with the SEC on December 21, 2021.
(21) Filed as Exhibit 4.10 to the Company’s Annual Report on Form 20-F, filed with the SEC on March 11, 2022.

2

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Athens, Greece, on March 11, 2022.

PERFORMANCE SHIPPING INC.

By:	/s/ Andreas Michalopoulos
Name:	Andreas Michalopoulos
Title:	Chief Executive Officer (Principal Executive Officer), Director and Secretary

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons on March 11, 2022 in the capacities indicated.

Signature	Title

/s/ Andreas Michalopoulos Andreas Michalopoulos	Chief Executive Officer (Principal Executive Officer), Director and Secretary

/s/ Anthony Argyropoulos Anthony Argyropoulos	Chief Financial Officer (Principal Financial Officer)

/s/ Aliki Paliou Aliki Paliou	Chairperson of the Board

/s/ Loïsa Ranunkel Loïsa Ranunkel	Director

/s/ Alex Papageorgiou Alex Papageorgiou	Director

/s/ Mihalis Boutaris Mihalis Boutaris	Director

AUTHORIZED REPRESENTATIVE

Pursuant to the Securities Act of 1933, the undersigned, the duly authorized representative in the United States of Performance Shipping Inc., has signed this registration statement in Athens, Greece on March 11, 2022.

Performance Shipping USA LLC

By: Performance Shipping Inc., its Sole Member

By:	/s/ Andreas Michalopoulos
Name:	Andreas Michalopoulos
Title:	Chief Executive Officer, Director and Secretary